As filed with the Securities and Exchange Commission on January 28, 2008

Registration No. 333-147953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(Exact name of Registrant as specified in its charter)

Delaware	5172	65-0854589
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dongxin Century Square, 7th Floor
Hi-Tech Development District
Xi’an, Shaanxi Province, PRC 710043
+86 29 8268 3920
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Gao Xincheng
Chief Executive Officer
China Bio Energy Holding Group Co., Ltd.
c/o Xi’an Baorun Industrial Development Co., Ltd.
Dongxin Century Square, 7th Floor
Hi-Tech Development District
Xi’an, Shaanxi Province, PRC 710043
+86 29 8268 3920

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel. No.: 212-407-4159
Fax No.: 212-407-4990

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED January 28, 2008

PROSPECTUS

CHINA BIO ENERGY HOLDING GROUP CO., LTD

2,631,269 Shares of Common Stock

This prospectus relates to the resale of up to 2,631,269 shares of our common stock being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our shares of common stock are quoted on The Over-the-Counter Bulletin Board under the symbol “IIMG.OB.” The last closing price of our common stock on January 22, 2008, was $4.50.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2008

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” “us” and “our” refer to China Bio Energy Holding Group Co., Ltd. and our subsidiaries.

About China Bio Energy Holding Group Co., Ltd.

We were incorporated in the State of Delaware in July 1998 under the corporate name "AMS Marketing Inc." and in October 2003, we changed our name to "International Imaging Systems, Inc." Until January 2007 we were engaged in the business of marketing pre-owned, brand name photocopy machines and employee leasing. In September 2006, three of our major stockholders, in a privately negotiated transaction, sold 4,500,000 shares of common stock owned by them, representing 56.4% of our issued and outstanding shares, to several accredited investors. In connection with this sale, all of our officers and directors resigned and the purchasers nominated new officers and directors. As of January 1, 2007, under our new management we began to pursue an acquisition strategy, whereby we sought to acquire undervalued business with a history of operating revenues in markets that provide room for growth.

On October 23, 2007, we entered into a Share Exchange Agreement, with Baorun China Group Limited, a company organized under the laws of Hong Kong, Redsky Group Limited, a British Virgin Islands company, Princeton Capital Group LLP, a New Jersey limited liability partnership, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun China. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group transferred to us all of their shares in Baorun China in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun China became our wholly-owned subsidiary and together Redsky and Princeton Capital Group acquired approximately 94.11% of our issued and outstanding common stock.

In July 2006, Redsky Group established Baorun China Group, a wholly-owned subsidiary in Hong Kong, as well as Redsky Industrial (Xi’an) Co., Ltd., a wholly-owned subsidiary in the People’s Republic of China. Baorun China Group was established to serve the purpose of creating a wholly-owned subsidiary company in China as a result of limitations created by the Chinese government for BVI companies to do business in China. The reason that Redsky Industrial was established as a Wholly Foreign -Owned Entity (“WFOE”) is that the Chinese government requires all foreign entities to register a company as either a WFOE or as a Joint Venture company in China in order to conduct businesses in China.

As a result of the share exchange, we are now engaged in the development, exploration, production and distribution of bio-diesel and wholesale and processing of heavy oil and finished oil products primarily through Xi’an Baorun Industrial Development Co., Ltd., which is based in China and wholly-owned by Chinese citizens, including our Chairman, Chief Executive Officer and President, Mr. Gao, who owns 70% of Xi’an Baorun. We do not have an equity interest in Xi’an Baorun. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in the finished oil industry, Redsky Industrial executed a series of exclusive contractual agreements. These contractual agreements allow us to, among other things, secure significant rights to influence Xi’an Baorun’s business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform their obligations under these contractual arrangements, the shareholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun. At such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun directly.

On November 15, 2007, through a merger of our newly-formed wholly-owned subsidiary, China Bio Energy Holding Group Co., Ltd., our corporate name was changed to “China Bio Energy Holding Group Co., Ltd.”. We believe that our new name more appropriately reflects our new business operations.

Oil Products

We manufacture and sell a variety of oil products including gasoline, mineral-diesel, heavy oil, slurry and naphtha.

Bio-diesel.

In cooperation with several scientific institutions and universities, our research and development efforts have resulted in proprietary technologies that enable us to make use of vegetable oils, animal oils and excess waste oils and waste extracts to produce environmentally-friendly bio-diesel products. Bio-diesel refers to a clean burning alternative fuel, produced from domestic, renewable resources. Bio-diesel is a methyl esters (sometimes called “fatty acid methyl esters”) that is made through a chemical process called transesterification whereby glycerin is separated from fat or vegetable oil. The vegetable oil or fat can be castor oil, rapeseed oil, soybean oil, peanut oil, corn oil or cotton seed oil, animal oils, waste scraps from the refinery of the above oils and used cooking oil. Bio-diesel contains no petroleum, but it can be blended at any level with petroleum diesel to create a bio-diesel blend. It can be used in compression-ignition (diesel) engines with little or no modification.

Executive Offices

Our executive offices are located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043.  Our telephone number is 86-29-8268-3920. Our corporate website is www.chinabaorun.com. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

Our corporate organizational structure following the share exchange described above is as set forth in the chart below:

The securities offered by this prospectus are speculative and involve a high degree of risk associated with our business, including the following:

•	Although our revenues have increased during the last three years, such results may not be indicative of future performance as we continue to grow.

•	A significant portion of our sales is concentrated in a few major customers and the loss of any would have a material adverse impact on our revenues.

•	A price increase in raw materials, such as fat or vegetable oil, could increase the cost of our products and reduce our profit margin.

•	Our future success substantially depends on our ability to significantly increase both our manufacturing/storage capacity and output.

•	If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

•	Our operations and assets in China are subject to significant political and economic uncertainties.

•
The contractual agreements between Redsky Industrial and Xi’an Baorun may not be as effective in providing operational control as direct ownership of Xi’an Baorun and may be ineffective to permit consolidation of the financial results of the business.

For a more comprehensive discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 7 of this prospectus.

Registration Rights Agreement

In connection with the Share Exchange, we entered into a registration rights agreement to register for resale the 2,631,269 shares of common stock being offered for resale by the selling stockholders under this prospectus, which comprises (i) 1,131,269 shares of common stock beneficially owned by certain of those persons who were our officers, directors, promoters, owners of more than 5% of our shares of common stock, or otherwise our affiliates, prior to the closing of the Share Exchange, and (ii) 1,500,000 shares issued to Princeton Capital Group in connection with the Share Exchange.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 2,631,269 shares

OTCBB Symbol	IIMG.OB

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statements of operations data for the years ended December 31, 2006, 2005 and 2004 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated balance sheet data as of September 30, 2007 and our consolidated statements of operations data for the three months ended September 30, 2007 and 2006 from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Three Months Ended September 30		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Statement of Operations Data:

Revenues	$–	$–	$145,889	$959,098	$17,175
Operating expenses:
Selling, general and administrative	30,190	–	482,762	1,186,759	62,239
Earnings/(Loss) from Operations	(30,190)	–	(336,873)	(227,661)	(45,064)
Gain/(Loss) from Discontinued Operations	–	(88,222)	(35,205)	(294,451)	(418,103)
Gain/(Loss) from Disposal of Discontinued Operations	–	(1,782)	(1,782)	509,337	–
Earnings/(Loss) before Income Tax	$(30,190)	$(90,004)	$(373,860)	$(12,775)	$(463,167)
Provision for Income Tax	–	-	–	–	–
Basic and Diluted earnings/(loss) per share	$(0.03)	$(0.34)	$(0.05)	$(0.01)	$(0.08)

Consolidated Balance Sheet Data:
	As of September 30,	As of December 31,
	2007	2006	2005
	(unaudited)
Balance Sheet Data:
Cash	$79,950	$77,638	$187,502
Accounts receivable	–	–	56,217
Advances to Customers	–	–	55,000
Assets of Discontinued Operations	–	–	3,518
Total assets	79,950	77,638	306,288
Total Current Liabilities	36,461	14,173	817,956
Total Liabilities	36,461	14,173	817,956
Total Stockholders’ Equity (Deficiency)	(43,489)	63,465	(511,668)

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statements of operations data for the years ended December 31, 2006, 2005 and 2004 from the audited consolidated financial statements of our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd. included elsewhere in this prospectus. We have derived the consolidated balance sheet data as of September 30, 2007 and our consolidated statements of operations data for the nine months ended September 30, 2007 and 2006 from our unaudited consolidated financial statements of our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd. included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Nine Months Ended September 30		Year Ended December 31,
	2007	2006	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	64,835	36,695	54,428	29,217	28,733
Cost of revenues	57,454	31,060	48,666	24,843	27,149
Gross Margin	7,381	5,635	5,762	4,374	1,584
Operating expenses:
Selling, general and administrative	(801)	(1,960)	(356)	(216)	(159)
Interest expense	(99)	(56)	(108)	(40)	(128)
Earnings/(Loss) from Operations
Interest Income	-	-	22	24	8
Other Income	-	-	25	-	-
Earnings before Income Tax	6,481	3,619	5,345	4,142	1,305
Provision for Income Tax	-	-	-	-	-
Net earnings available to common stockholders	6,481	3,619	5,345	4,142	1,305

Consolidated Balance Sheet Data:

	As of September 30,	As of December 31,
	2007	2006	2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	457	631	157
Accounts receivable	6,989	5,745	2,167
Property and equipment, net	711	705	396
Total assets	27,455	20,316	11,910
Total Current Liabilities	6,169	6,014	3,477
Total Liabilities	6,228	6,076	3,477
Total Stockholders’ Equity	21,227	14,240	8,433

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

Although our revenues have increased during the last three years, such results may not be indicative of future performance as we continue to grow.

Xi’an Baorun was established in 1999. Our limited operating history and the early stage of development of the bio-diesel industry from which we currently generate approximately 5.64% of our revenues, makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth and any disproportionate increase in operating expenses compared to revenues could result in operating losses.

We may have difficulty successfully implementing our business model, which could affect our plans to continue to grow our operations.

We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses;

•	anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, including environmental legislation; and

•	maintain a competitive position, in light of mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, we may lose market share, which could have a material adverse effect on our business.

We rely on a limited number of third party suppliers for our feedstock supply and the loss of any such supplier could have a material adverse effect on our operations.

We are dependent upon our relationships with third parties for our feedstock supply. We have agreements with five major feedstock suppliers. These suppliers provided approximately 78% of our feedstock for the nine months ended September 30, 2007. Should any of these suppliers terminate their supply relationships with us, fail to perform their obligations as agreed, or enter into the finished oil products business in competition with us, we may be unable to procure sufficient amounts of feedstock to fulfill our customer demand. Competition for vegetable oil may result in higher prices and lower profit margins from the sale of our products. If we are unable to obtain adequate quantities of feedstock at economically viable prices, our customers could seek to purchase products from other suppliers, which could have a material adverse effect on our revenues.

A price increase in raw materials, such as fat or vegetable oil, could increase the cost of our products and reduce our profit margin.

Fat, vegetable oil and various agricultural and botanical products are the primary materials used in the production of our bio-diesel. In the last two years, the price of these raw materials have fluctuated substantially as have other raw materials due to increased demand in China resulting from its rapid economic development. Although we have managed to minimize the impact of such price increases in the past, there is no assurance that we will be able to do so in the future. If the price for these raw materials continues to increase significantly, our profit margin could decrease considerably and we may not be able to maintain our profitability.

Our ability to operate at a profit is partially dependent on market prices for the petroleum and bio-diesel fuels. If the petroleum and bio-diesel prices drop significantly, we will be unable to maintain profitability.

Our results of operations and financial condition are affected by the selling price of petroleum and bio-diesel fuel products. Prices are subject to and determined by market forces over which we have no control. The amount of our revenues depends on the market prices for petroleum and bio-diesel fuels.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the energy and bio-diesel markets in China. We face the risk that new competitors with greater resources than us will enter our markets.

Our future success substantially depends on our ability to significantly increase both our manufacturing/storage capacity and output.

Our future success depends on our ability to significantly increase both our manufacturing/storage capacity and output. Our ability to establish additional manufacturing/storage capacity and increase output is subject to significant risks and uncertainties, including:

•
the ability to raise significant additional funds to purchase and prepay for raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

•	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw materials prices and problems with equipment vendors;

•	delays or denial of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate additional manufacturing/storage capacity or to increase manufacturing output, or if we encounter any of the risks described above, we may be unable to expand our business and decrease costs to improve our profitability as planned. Moreover, we cannot assure you that if we do expand our manufacturing/storage capacity and output we will be able to generate sufficient customer demand for our finished oil and bio-diesel to support our increased production levels.

Key employees are essential to growing our business.

Gao Xincheng, our Chief Executive Officer and President and other senior management personnel are essential to our ability to continue to grow our business. Mr. Gao has established relationships within the industries in which we operate. If he were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

If we need additional financing, we may not be available to find such financing on satisfactory terms or at all.

Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, future product opportunities with collaborators and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to our stockholders.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we may incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to our stockholders’ interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

If we fail to adequately protect or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have filed five patent applications with the State Intellectual Property Office of the PRC. However, we cannot predict the degree and range of protection patents will afford us against competitors. Third parties may find ways to invalidate or otherwise circumvent our proprietary technology. Third parties may attempt to obtain patents claiming aspects similar to our patent applications. If we need to initiate litigation or administrative proceedings, such actions may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, such as our core technology for oil processing, we rely on trade secret protection and confidentiality agreements. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All of the above could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which could prevent us from continuing to utilize storage vessels and our bio-diesel manufacturing factory, which are located on such properties, or could increase the costs associated with utilizing those storage vessels and manufacturing factory.

We do not hold any land-use rights with respect to the manufacturing factory or oil storage facilities on which our bio-diesel manufacturing factory and finished oil storage vessels are located. Instead, our business model relies on leases with third parties who either own the properties or lease the properties from the ultimate property owner. We cannot assure you that the title to properties we currently lease will not be challenged. There may be challenges to the title of the properties which, if successful, could impair the development or operations of our storage or manufacturing on such properties. In addition, we are subject to the risk of potential disputes with property owners. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.

In several instances, where our immediate lessors are not the ultimate owners of land or storage space, no consent was obtained from the owners to sublease the land or storage space to us. A lessor’s failure to duly obtain the title to the property or to receive any necessary approvals from the ultimate owner or the primary lease holder, as applicable, could potentially invalidate our lease or result in the renegotiation of such lease leading to less favorable terms. Moreover, we cannot assure you that the building ownership or leasehold in connection with our storage or manufacturing operations will not be subject to similar third-party challenges.

Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to utilize storage vessels or bio-diesel manufacturing factory.

We are subject to a number of land- and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local housing bureau and any lease of available military real estate should adopt standard military lease agreement and such lease agreement wouldn’t become effective unless approved by military real estate administrative authorities. Currently, none of the lessors of the storage vessels we operate and manage had obtained registrations or approval of their leases from the relevant authorities as required and we continue to request these lessors to obtain registrations under our lease agreements with them. The failure of our lessors to register lease agreements as required by law or to get the lease approved may subject these lessors or us to fines or other penalties which may negatively affect our ability to operate those storage vessels covered under those leases.

Accidents or injuries in our finished oil storage vessels or bio-diesel manufacturing factory may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents or injuries when working in finished oil storage vessels or bio-diesel manufacturing factories. Death and accidents could prevent us from renewing our Safety Production Permit. One or more accidents or injuries at any of our finished oil storage vessels or at our bio-diesel manufacturing factory could adversely affect our safety reputation among customers and potential customers and increase our costs if we are required to take additional measures to make our safety precautions even more visible and effective. If accidents or injuries occur we may be held liable for costs related to the injuries. Our current insurance policy, which covers claims as a result of accidental injuries, may not provide adequate coverage and we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost of our insurance premiums or decreases in coverage levels.

There is no guarantee that our insurance will cover all claims made against us.

Currently we have property and accidental injury insurance policies. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, the costs to cover any such shortfalls could significantly reduce and put a strain on our available cash. In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by natural disasters or catastrophic events, such as SARS or avian flu. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Officers with lack of experience as officers of publicly-traded companies on our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Associated With Doing Business In China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive all of our sales from China.

All of our sales are generated from China. We anticipate that sales of our products in China will continue to represent all of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Our ability to implement our business plan is dependent on many factors, including our ability to receive various governmental permits.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business including, without limitation, Safety Production Permits, a Finished Oil Products Distribution License and a Dangerous Chemical Distribution License. We are required to comply with applicable production safety standards in relation to our production processes and our premises and equipment are subject to periodical inspections by regulatory authorities to ensure compliance with the dangerous chemical safety production laws and regulations and finished oil distribution laws and regulations. Failure to pass these inspections, or the loss of or suspension some or all of our production activities, which could disrupt our operations and adversely affect our business.

There is no guarantee that we may continue to receive the preferential tax treatment we currently enjoy, and dividends paid to us from our operations in China may become subject to income tax.

The rate of income tax on companies in China may vary depending on the availability of preferential tax treatment or subsidies based on their industry or location. The current maximum corporate income tax rate is 33%. The PRC government promulgated on March 16, 2007 the new Enterprise Income Tax Law that will be effective as of January 1, 2008. Pursuant to the new law, the enterprise income tax of 25% shall be applied to all enterprises. Although we were approved by the local tax authority to be exempted from the enterprise income tax for a period commencing in 2005 and ending in 2010, we do not know whether such new law may change the preferential treatment that was granted to us. Any loss or substantial reduction of the tax benefits enjoyed by us would reduce our net profit.

We have entered into contractual agreements with Xi’an Baorun to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and cannot directly invest in companies operating in the finished oil production industry, we operate our businesses in China through Xi’an Baorun, an operating company that is owned by PRC citizens and not by us. As stated above we do not have an equity interest in Xi’an Baorun, as current PRC regulations restrict ownership of companies operating in the finished oil industry to domestic Chinese entities. Accordingly, our Chinese subsidiary, Redsky Industrial, entered into a series of exclusive contractual agreements with Xi’an Baorun. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. In the opinion of our PRC legal counsel, after completion of certain registration procedures, our current ownership structure and the contractual arrangements comply with all existing applicable PRC laws, rules and regulations. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly-owned subsidiaries or Xi’an Baorun, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•	levying fines;

•	confiscating income;

•	revoking licenses;

•	shutting down servers or blocking websites;

•	requiring a restructure of ownership or operations; and/or

•	requiring the discontinuance of our businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

The contractual agreements between Redsky Industrial and Xi’an Baorun may not be as effective in providing operational control as direct ownership of Xi’an Baorun and may be ineffective to permit consolidation of the financial results of the business.

We depend on Xi’an Baorun, an operating company in which we have no equity ownership interest, for substantially all of our operations, revenues and net income, and must rely on contractual agreements to control and operate these businesses. Although we have been advised by PRC legal counsel that after completion of certain registration procedures our contractual arrangements with the operating company are valid, binding and enforceable under PRC laws and regulations, these contractual agreements may not be as effective in providing and maintaining control over the operating company and its business operations as direct ownership of these businesses. For example, we may not be able to take control of Xi’an Baorun upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or incapacity. Furthermore, if the operating company and its shareholders fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements, and due to the uncertainties that exist under PRC law about its structure, there is no guarantee that we will be successful in an enforcement action and any action could result in the disruption of our business, damage to our reputation, diversion of our resources and significant costs. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current contractual agreements with the operating company, which may in turn have a material adverse effect on our business operations.

As a result of Redsky Industrial’s contractual relationship with Xi’an Baorun, we have secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangements, the Xi’an Baorun shareholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun. Based on these contractual relationship with Xi’an Baorun, we have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended)(“FIN 46(R)”). Under FIN 46(R), we will present Xi’an Baorun as a subsidiary in our consolidated financial statements.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether Mr. Gao, as a PRC resident who may indirectly hold our shares through the exercise of incentive stock options granted to him by Redsky Group, will be required to go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we are not sure whether the New M&A Rule would require us or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the Exchange Agreement in connection with the share exchange.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of its properties (including locations to which we may have sent waste in the past) and the conduct of its business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Risks Related to the Common Stock

If we do not timely file and have declared effective the registration statement to register the shares being offered by the selling stockholders named herein, we will be subject to liquidated damages.

On October 23, 2007, we entered into a registration rights agreement to register the 2,848,769 shares being offered by the selling stockholders named in this prospectus. We are obligated to file the registration statement of which this prospectus is a part, by December 7, 2007 and have the registration statement declared effective by the SEC no later than March 22, 2008, or if we receive a full review by the SEC, no later than April 21, 2007. Although we believe that we and our advisors will be able to take all steps necessary to timely file and have the registration statement declared effective by the SEC during such time periods, it may be impractical for us to respond to the SEC in a manner that permits us to have the registration statement declared effective in the time periods agreed. If we do not meet these timelines, then we must pay liquidated damages in the amount of 0.75% of the purchase price of the securities being registered, per month, subject to a maximum limit of 7.5%.

When the registration statement covering the resale of the shares being offered in this prospectus becomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of our stock.

Following the effective date of the registration statement, 2,631,269 of shares of our common stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

We currently have warrants outstanding to purchase up to 5,601,819 shares of our common stock. The term of these warrants expire in 2012 and the exercise price ranges from $3.00 to $4.40 per share, subject to adjustment in certain circumstances. Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the OTC Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. The share volume of our common stock during the month of October 2007 was 6,196 shares. As of November 30, 2007, the closing price of our common stock was $4.25. In addition, during the past year our common stock had a trading range with a low price of $1.01 per share and a high price of $9.00 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. .

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following tables set forth:

•	the name of the selling stockholders,

•	the number and percentage of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The number of shares in the column “Maximum Number of Shares Being Offered” represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold		Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Vision Opportunity Master Fund Ltd.	1,321,136	(2)	300,001	(3)	1,336,893	4.99%

Princeton Capital Group	1,500,000	(4)	1,500,000		-0-	*

Castle Bison, Inc.	156,057	(5)	156,057		-0-	*

Vincent Finnegan	4,000	(6)	4,000		-0-	*

Stallion Ventures, LLC	468,618	(7)	468,618		-0-	*

Menlo Venture Partners, LLC	78,647	(8)	78,647		-0-	*

Robert Scherne	16,667	(9)	16,667		-0-	*

John Vogel	4,000	(10)	4,000		-0-	*

Windermere Insurance Company Limited	86,779	(11)	86,779		-0-	*

Sichenzia Ross Friedman Ference LLP	9,000	(12)	9,000		-0-	*

Alfred Schiffrin	7,500	(13)	7,500		-0-	*

____________________
* Represents beneficial ownership of less than one percent of our outstanding shares.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 25,454,545 shares of common stock outstanding as of November 30, 2007.

(2)
Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC), a Delaware limited liability company, which serves as the investment manager to Vision Opportunity Master Fund Ltd. and Adam Benowitz, who is the managing member of Vision Capital Advisors and the Portfolio Manager of Vision Opportunity Master share voting and investment power with Vision Opportunity Master Fund Ltd. with respect to the shares beneficially owned by Vision Opportunity Master Fund Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of common stock held by Vision Opportunity Master Fund. Each disclaims beneficial ownership of such shares. This amount includes 300,001 shares of our common stock that Vision owned prior to the share exchange. Also included in this amount, although not being offered hereby, pursuant to the private equity financing we completed with Vision on October 23, 2007, immediately prior to the share exchange, Vision received 1,000,000 shares of our Series A Convertible Preferred Stock, which are initially convertible into approximately 4,545,455 shares of common stock, subject to adjustment and warrants to purchase up to 5,681,819 shares of our common stock, all of which we must register in another registration statement on Form S-1 pursuant to the registration rights agreement we entered into with Vision pursuant to the financing; however, based upon the terms of the both the Series A Convertible Preferred Stock and the warrants issued to Vision, holders may not convert the Series A Convertible Preferred Stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our common stock (in connection with the calculations explained in footnote 1 above, the calculation of Vision's ownership and percentage of ownership in the table above considers these additional securities and the corresponding cap); however, a holder can elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the day immediately preceding the expiration date of the warrant. Additionally, the shares of Series A Convertible Preferred Stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Series A Preferred Stock.

(3)	This represents the number of shares of our common stock that Vision owned prior to the Share Exchange.

(4)
The shares were issued to Princeton Capital Group in connection with the share exchange, in exchange for 500 shares of Baorun China Group owned by Princeton Capital Group. Ms. Meiyi Xia and Ms. Lin Li share voting and dispositive power over the shares.

(5)
Castle Bison, Inc. owned approximately 10.4% of our common stock immediately prior to the share exchange. All shares of Castle Bison, Inc. are beneficially owned by Mr. Raul Silvestre, who as president of Castle Bison, has sole voting and investment power over the shares. Mr. Silvestre was our legal counsel from September 16, 2006 through October 23, 2007.

(6)	Mr. Finnegan was a member of our board of directors from September 16, 2006 until his resignation on October 23, 2007.

(7)
Stallion Ventures, LLC owned approximately 31.24% of our common stock immediately prior to the share exchange. Martin Sumichrast, the Managing Director of Stallion Ventures, has sole voting and dispositive power over the shares held by Stallion Ventures

(8)	Ariel Coro, the Manager of Menlo Venture Partners, LLC, has sole voting and dispositive power over the shares held by Menlo Venture Partners, LLC.

(9)	Mr. Scherne was our Chief Financial Officer from September 16, 2006 until his resignation on October 23, 2007.

(10)	Mr. Vogel was our Chief Executive Officer from September 16, 2006 until his resignation on October 23, 2007, and served as a member of our board of directors until his resignation on December 9, 2007.

(11)	John Scardino, the director of Windermere Insurance Company Limited, has sole voting and dispositive power over the shares held by Windermere.

(12)
Sichenzia Ross Friedman Ference LLP served as our outside legal until October 23, 2007. Gregory Sichenzia, Marc J. Ross, Richard A. Friedman and Michael H. Ference, all of whose business address is 61 Broadway, 32nd Floor, New York, New York 10006, may be deemed the control persons of Sichenzia Ross Friedman Ference LLP.

(13)
Alfred Schiffrin was our president and sole director from January 2002 to July 2003 and from December 2004 to October 2006 was the president and sole director of our wholly-owned subsidiary, Renewable Assets, Inc.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available for a selling stockholder, rather than under this prospectus. Princeton Capital Group is the only selling stockholder that may avail itself of Rule 144 in connection with a resale of the shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data for the five years ended December 31, 2006 and consolidated balance sheet data as of December 31, 2006, 2005, 2004, 2003 and 2002, presented below are derived from our audited consolidated financial statements and related notes thereto, which for the three years ended December 31, 2006 have been included elsewhere in this prospectus. These audited consolidated financial statements and the related notes have been prepared in accordance with U.S. GAAP, and have been audited by Thomas W. Klash, CPA, an independent registered public accounting firm. The selected consolidated statement of operations data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2003 and 2002, presented below are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the three months ended September 30, 2007 and 2006, and the consolidated balance sheet data as of September 30, 2007, are derived from our unaudited consolidated financial statements and related notes which have been included elsewhere in this prospectus. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period.

Consolidated Statement of Operations Data:

	Three Months Ended Sep 30	Three Months Ended Sep 30	Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)

Revenue	$–	–	$145,889	$959,098	$17,175	$3,524,948	$987,190
Cost of Goods	–	–	–	–	–	2,783,975	657,311
Gross Profit	–	–	–	–	–	740,973	329,879
General and administrative expenses	30,190	–	482,762	1,186,759	62,239	1,346,834	329,545

Operating profit/ (loss)	(30,190)	–	(336,873)	(227,661)	(45,064)	(605,861)	334
Gain/ (Loss) from Discontinued Operations	–	(88,222)	(35,205)	(294,451)	(418,103)	–	–
Gain/(Loss) from Disposal of Discontinued Operations	–	(1,782)	(1,782)	509,337	–	–	–
Net loss	(30,190)	(90,004)	(373,860)	(12,775)	(463,167)	(605,861)	334

Consolidated Balance Sheet Data:

	As of September 30,		As of December 31,		As of December 31,
	2007	2006	2005	2004	2003	2002
	(Uaudited)
Balance Sheet Data:
Cash	$79,950	$77,638	$187,502	$79,924	$16,753	$3,568
Working capital	$43,489	$63,465	$(515,719)	$(1,013,764)	$(139,018)	$3,568
Total assets	$79,950	$77,638	$306,288	$376,677	$838,253	$3,568
Total liabilities (including current liabilities)	$36,461	$14,173	$817,956	$1,343,208	$1,341,617	$–
Stockholders’ equity/(deficiency)	$(43,489)	$63,465	$(511,668)	$(966,531)	$(503,364)	$3,568

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

	First Quarter	Second Quarter	Third Quarter
	(in thousands, except per share amount)
2007
Revenue	$–	$–	$–
Operating Loss	(33,946)	(33,440)	(30,190)
Net Loss	(33,946)	(33,440)	(30,190)
Net Loss per share -basic	(0.00)	(0.07)	(0.03)
Net Loss per share - diluted	(0.00)	(0.07)	(0.03)

2006
Revenue	$145,889	$–	$–
Operating Loss	(166,060)	–	–
Net Loss	(197,014)	(51,893)	(90,004)
Net Loss per share - basic	(0.03)	(0.20)	(0.34)
Net Loss per share - diluted	(0.03)		(0.34)

2005
Revenue	$56,353	$215,744	$396,121
Operating Loss	(38,297)	(60,953)	(40,086)
Net Loss	(96,716)	(215,595)	(100,438)
Net Loss per share - basic	(0.01)	(0.04)	(0.01)
Net Loss per share - diluted	(0.01)	(0.04)	(0.01)

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data is for our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd., and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this prospectus. The statement of operations data for each of the three fiscal years ended December 31, 2004, 2005 and 2006 and the balance sheet data as of December 31, 2005 and 2006 have been derived from financial statements audited by Sherb & Co., LLP, an independent accounting firm, included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2003 and 2002 and the balance sheet data as of December 31, 2003 and 2002 have been derived from our unaudited financial statements not included in this prospectus. The statement of operations data for the nine months ended September 30, 2007 and 2006, and the balance sheet data as of September 30, 2007 are derived from our unaudited financial statements, included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Nine Months Ended Sep 30	Nine Months Ended Sep 30	Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)

Revenue	$64,834,695	$36,694,932	$54,427,820	$29,217,184	$28,733,183	$10,213,957	$4,765,195
Cost of revenues	57,453,443	31,060,096	48,666,440	24,843,313	27,148,880	8,712,753	3,941,692
Gross profit	7,381,252	5,634,836	5,761,380	4,373,871	1,584,303	1,501,204	823,503

General and administrative expenses	801,487	1,959,694	356,392	216,362	158,578	129,685	713,914

Operating profit	6,579,765	3,675,142	5,404,988	4,157,509	1,425,725	1,371,519	109,589

Other income (expense)
Interest income	-	-	22,169	23,594	7,603	-	-
Interest expenses	(98,848)	(56,448)	(108,423)	(40,016)	(127,551)	(145,676)	(40,584)
Other income	-	-	24,845	-	-	-	-
Total other income
(expense)	(98,848)	(56,448)	(61,409)	(16,422)	(119,948)	(145,676)	(40,584)

Net income	6,480,917	3,618,694	5,343,579	4,141,087	1,305,777	1,225,843	46,233

Other comprehensive income
Unrealized foreign currency
translation	505,895	199,027	464,099	128,667	31,341	699	-
Comprehensive income	$6,986,812	$3,817,721	$5,807,678	$4,269,754	$1,337,118	$1,226,542	$46,233

Consolidated Balance Sheet Data:

	Year Ended December 31,
	2006	2005	2004	2003	2002
				(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,272,876	$1,024,091	$1,142,169	$137,578	$21,012
Working capital	$13,081,678	$7,998,979	$3,692,492	$2,136,263	$675,604
Total assets	$20,316,473	$11,910,327	$7,967,932	$4,154,722	$967,465
Total debt (including current maturities)	$6,076,044	$3,477,576	$3,804,935	$2,457,472	$291,861
Members’ equity	$14,240,429	$8,432,751	$4,162,997	$1,697,250	$675,604

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with the consolidated financial statements and footnotes thereto of our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd. included in the section beginning on page F-1.

	Six Months Ended June 30	Three Months Ended September 30
	(in thousands, except per share amount )
2007
Revenue	25,276	40,264
Gross Profit	2,958	4,406
Operating Profit	2,443	4,120
Net Income	2,381	4,095

2006
Revenue	24,276	12,213
Gross Profit	2,758	1,480
Operating Profit	2,674	978
Net Income	2,641	955

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIALCONDITION AND RESULTS OF OPERATIONS
OF CHINA BIO ENERGY HODLING GROUP CO. LTD.
(f/k/a INTERNATIONAL IMAGING SYSTEMS, INC)

Overview

As of September 19, 2006, our board of directors determined that the implementation of the Company's business plan prior to the change in control, that occurred in September 2006, was no longer financially feasible. We began to pursue an acquisition strategy, whereby we would seek to acquire undervalued businesses with a history of operating revenues in markets that provide room for growth ("Acquisition Strategy"). We engaged in identifying, investigating and, if investigation warranted, acquiring companies that would enhance our revenues and increase shareholder value.

Our Acquisition Strategy was focused on pursuing a strategy of growth by acquiring undervalued businesses with a history of operating revenues. We utilized several criteria to evaluate prospective acquisitions including whether the business to be acquired (1) is an established business with viable services or products, (2) has an experienced and qualified management team, (3) has room for growth and/or expansion into other markets, (4) is accretive to earnings, (5) offers the opportunity to achieve and/or enhance profitability, and (6) increases shareholder value.

Critical Accounting Policies

The consolidated financial statements of the Company as of and for the period ended September 30, 2007 and for the fiscal years ended December 31, 2004, 2005 and 2006, which are attached as pages F-1 to F-60 of this prospectus, are the financial statements of the Company prior to the Share Exchange. Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below. We do not believe that there have been significant changes to our accounting policies during the year ended December 31, 2006, as compared to those policies disclosed in the December 31, 2005 financial statements filed in our Annual Report on Form 10-KSB or in the December 31, 2004 financial statements filed in our Annual Report on Form 10-KSB.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Use of Estimates - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated our net operating loss for tax purposes. Actual results could differ from those estimates.

Cash and Equivalents - We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Going Concern

We are currently in the process of changing our business plan. At present, we have sufficient capital on hand to fund our operations only through September of 2007. There can be no assurance that upon implementing our new business plan, we will be successful or that we will start producing sufficient revenues to maintain our operations. The foregoing matters raise substantial doubt about our ability to continue as a going concern.

Results of Operations for the Three and Nine Month Periods Ended September 30, 2007 and September 30, 2006

Revenue

We have no revenue from continuing operations for the three or nine month periods ended September 30, 2007 or 2006. As a result of the decision to implement a new business plan, we have reclassified prior period operations as discontinued operations. Prior year revenue which is now included as a part of discontinued operations was $145,889 for the nine month period ended September 30, 2006. There was no revenue during the three month period ended September 30, 2006.

General and Administrative Expenses

General and administrative expenses were $30,190 and $97,576 for the three and nine month periods ended September 30, 2007, respectively. Prior year general and administrative expenses which are now included as a part of discontinued operations were $84,435 and $447,813 for the three and nine month periods ended September 30, 2006, respectively. Current period general and administrative expenses consist primarily of professional fees.

Plan of Operation

We have pursued an Acquisition Strategy, whereby we will seek to acquire undervalued businesses with a history of operating revenues in markets that provide room for growth. We will primarily engage in identifying, investigating and, if investigation warrants, acquiring companies that will enhance our revenues and increase shareholder value. Our Acquisition Strategy has focused on pursuing a strategy of growth by acquiring undervalued businesses with a history of operating revenues. We will utilize several criteria to evaluate prospective acquisitions including whether the business to be acquired (1) is an established business with viable services or products, (2) has an experienced and qualified management team, (3) has room for growth and/or expansion into other markets, (4) is accretive to earnings, (5) offers the opportunity to achieve and/or enhance profitability, and (6) increases shareholder value.

On October 23, 2007, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired 10,000 ordinary shares of Baorun China, representing all of the issued and outstanding shares of Baorun China, in exchange for the issuance in the aggregate of 23,954,545 shares of our common stock to the shareholders, representing approximately 94.11% of our shares of common stock issued and outstanding (the “Share Exchange”).

As a result we are now a producer and distributor of heavy oil and finished oil. We also engage in the research and development, manufacturing and distribution of bio-diesel.

We now operate three oil depots located in Xi’an , the Shaanxi Province, China and one 10,000 square-meter bio-diesel production plant located in Tongchuan, the Shaanxi Province, China. Our major market is China. Currently, our products are sold in 14 provinces and municipalities of China covering the Shaanxi Province, Henan Province, Hebei Province, Shangdong Province, Shanxi Province, Hunan Province, Hubei Province, Jiangxi Province, Guizhou Province, Yunnan Province, Beijing, Shanghai,

Fujian Province and Xinjiang. We conduct our business operations through our wholly-owned subsidiary Redsky China and thereby through a variable interest entity Xi’an Baorun. Both companies are incorporated in PRC.

In connection with the Share Exchange, our Chief Executive Officer, Mr. John Vogel ,and our Chief Financial Officer, Mr. Robert Scherne, resigned from their respective positions as officers of the Company. Mr. Vincent Finnegan also resigned as a director on our Board of Directors. Mr. Gao Xincheng was appointed by our Board of Directors to fill the vacancy created upon the resignation of Mr. Finnegan. Ms. Li Gaihong was nominated to serve as a director, upon the resignation of Mr. Vogel, which resignation shall be effective the tenth day after the mailing of a Scheduler 14f-1 to our stockholders regariding the change in control of our Board of Directors.

In connection with the Share Exchange, we entered into three employment agreements. We entered into an employment agreement with Mr. Gao Xincheng to employ him as our Chairman, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Gao a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Gao for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Gao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Gao also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Ms. Li Gaihong to employ her as our Chief Financial Officer, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Ms. Li a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Ms. Li for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Ms. Li appropriately based on her capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Ms. Li also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Mr. Chen Jun to employ him as our Vice General Manager, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Chen a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Chen for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Chen appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Chen also executed a Confidentiality and Non-competition Agreement with us.

Results of Operations for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Sales

Sales for the year ended December 31, 2006 were $145,889 as compared to sales of $959,098 for the year ended December 31, 2005, a decrease of approximately 85%. The decrease resulted from the loss of our only customer in February, 2006. As of September 19, 2006, our board of directors determined that the implementation of the Company's business plan prior to the change in control was no longer financially feasible. We are now pursuing an acquisition strategy, whereby we will seek to acquire undervalued businesses with a history of operating revenues in markets that provide room for growth

General and Administrative Expenses

General and administrative expenses were $482,782 for the year ended December 31, 2006, as compared to $1,186,759 for the year ended December 31, 2005. The decrease resulted primarily from the loss of our only customer in February, 2006. As of September 19, 2006, our board of directors determined that the implementation of the Company's business plan prior to the change in control was no longer financially feasible. We are now pursuing an acquisition strategy, whereby we will seek to acquire undervalued businesses with a history of operating revenues in markets that provide room for growth.

Results of Operations for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Sales

Sales for the year ended December 31, 2005 ("Fiscal 2005") were $959,098 as compared to sales of $17,175 for the year ended December 31, 2004 ("Fiscal 2004"), an increase of approximately 5,600%. Such increase in sales is attributable to the reclassification of the Company's consolidated statements of operations for Fiscal 2004 for comparative purposes. Substantially all of the company's sales in Fiscal 2005 were attributable to Staffing, and substantially all of the Company's sales in Fiscal 2004 were attributable to AIS.

Gross Profit

Gross Profit as a percentage of sales ("gross margin") increased to approximately (24%) in Fiscal 2005 from approximately (262%) in Fiscal 2004. Such increase in gross margin was attributable to the reclassification of the Company's consolidated statements of operations for Fiscal 2004 for comparative purposes.

General and Administrative Expenses

General and administrative expenses ("G&A") were $1,186,759, or approximately 124% of net sales in Fiscal 2005 as compared to $62,239, or approximately 362% of net sales in Fiscal 2004. Such decrease in G&A as a percentage of net sales was attributable to the reclassification of the Company's consolidated statements of operations for Fiscal 2004 for comparative purposes

Interest Expenses

Interest expenses in Fiscal 2005 were $32,654 compared to interest expenses of $38,758 in Fiscal 2004. Such decrease in interest expenses was primarily attributable to the maturation of notes during 2005.

Liquidity and Capital Resources

As of September 30, 2007 we had working capital of $43,489.

On October 23, 2007, we completed a private equity financing of $10,000,000 with one accredited investor pursuant to a securities purchase agreement. Net proceeds from the financing were approximately $9,575,000. We sold to the Investor 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 (the “ Preferred Shares“) for a purchase price of $10.00 per share and issued: (i) a Series A-1 Warrant to purchase 3,409,091 shares of our common stock and (ii)a Series A-2 Warrant to purchase 2,272,728 shares of our common stock. The Series A-1 warrant to purchase 3,409,091 shares of our common stock has an exercise price of US$3.00 per share and the Series A-2 warrant to purchase 2,272,728 shares of our common stock has an exercise price of US$4.40 per share. Each of the Warrants has a term of 5 years. In connection with the Financing, we restated and amended the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock in its entirety. Each Preferred Share is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10.00) divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock initially if all of the Preferred Shares are converted.

On August 10, 2007, we completed the private placement of 450,000 shares of common stock for gross proceeds to the Company of $75,000. The shares were sold to accredited investors pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.” The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

MANAGEMENT DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

Company Overview

We are a producer and distributor of heavy oil and finished oil. We also engage in the research and development, manufacturing and distribution of bio-diesel.

We now operate three oil depots located in Xi’an, the Shaanxi Province, 2.65 km special transportation rail track and one 10,000 square-meter bio-diesel production plant located in Tongchuan, the Shaanxi Province, China. Our major market is China. Currently, our products are sold in 14 provinces and municipalities of China covering the Shaanxi Province, Henan Province, Hebei Province, Shangdong Province, Shanxi Province, Hunan Province, Hubei Province, Jiangxi Province, Guizhou Province, Yunnan Province, Beijing, Shanghai, Fujian Province and Xinjiang. We conduct our business operations through our wholly-owned subsidiary Redsky Industrial and thereby through a variable interest entity Xi’an Baorun. Both companies are incorporated in PRC.

Basis of Presentation

The financial statements are of our operating subsidiary, Xi’an Baorun Industrial Development Co., Ltd, which is located in the PRC.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Critical Accounting Policies

We prepare our financial statements in accordance with generally accepted accounting principles in the United States. In doing so, we have to make estimates and assumptions that affect our reported amount of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on historical data and trends and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We do not believe that there are any critical or significant accounting estimates included in the condensed consolidated financial statements.

Revenue Recognition. We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: our revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign Currency Translation. Our functional currency is the Chinese Renminbi (“RMB”). Our financial statements are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders’ equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at September 30, 2007, December 31, 2006 and 2005 was $1,130,701, $624,806 and $160,707 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. We do not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

Results of Operations
	Three Months Ended Sep 30	Three Months Ended Sep 30	Nine Months Ended Sep 30	Nine Months Ended Sep 30	Years Ended December 31,
	2007	2006	2007	2006	2006	2005	2004
			(Unaudited)	(Unaudited)

Revenue	$40,263,868	$12,213,274	$64,834,695	$36,694,932	$54,427,820	$29,217,184	$28,733,183
Cost of revenues	35,857,368	10,733,452	57,453,443	31,060,096	48,666,440	24,843,313	27,148,880
Gross profit	4,406,500	1,479,822	7,381,252	5,634,836	5,761,380	4,373,871	1,584,303

General and administrative expenses	286,067	501,638	801,487	1,959,694	356,392	216,362	158,578

Operating profit	4,120,433	978,184	6,579,765	3,675,142	5,404,988	4,157,509	1,425,725

Other income (expense)
Interest income	-	-	-	-	22,169	23,594	7,603
Interest expenses	(24,835)	(23,172)	(98,848)	(56,448)	(108,423)	(40,016)	(127,551)
Other income	-	-	-	-	24,845	-	-
Total other income
(expense)	(24,835)	(23,172)	(98,848)	(56,448)	(61,409)	(16,422)	(119,948)

Net income	4,095,598	955,012	6,480,917	3,618,694	5,343,579	4,141,087	1,305,777

Other comprehensive income
Unrealized foreign currency translation	145,166	105,033	505,895	199,027	464,099	128,667	31,341

Comprehensive income	$4,240,764	$1,060,045	$6,986,812	$3,817,721	$5,807,678	$4,269,754	$1,337,118

Our revenue is derived primarily from the sale of gasoline, diesel oil and heavy oil. The following table sets forth the revenues and percentage of revenues derived from each of these types of products.

	Sept 07		2006		2005		2004
Revenues	Amount	%	Amount	%	Amount	%	Amount	%
Gasoline	29,931,099	46%	27,906,419	51%	5,998,210	21%	-	0%
Diesel Oil	24,140,112	37%	13,072,591	24%	-	0%	-	0%
Heavy Oil	10,763,484	17%	13,448,810	25%	23,218,974	79%	28,733,183	100%
Total	64,834,695	100%	54,427,820	100%	29,217,184	100%	28,733,183	100%

Comparison of Three and Nine Month Periods Ended September 30, 2007 and September 30, 2006

Revenue increased $28,050,594, or 77%, from $12,213,274 in the three months ended September 30, 2006 to $40,263,868 in the three months ended September 20, 2007, and increased $28,139,763, or 77%, from $36,694,932 in the nine months ended September 30, 2006 to $64,834,695 in the nine months ended September 30, 2007. The company established two agents in Yulin Refinery and Yongping Refinery, which are two subsidiaries of Yanchang Petroleum Oil Group Co., Ltd. One function of these two agents are keeping oil supply from these two refineries to Baorun’s warehouse; and another function is selling oils from these two refineries to local market.

Cost of revenues increased $25,123,917, or 84%, from $10,733,451 in the three months ended September 30, 2006 to $35,857,368 in the three months ended September 20, 2007, and increased $26,393,347, or 84%, from $31,060,096 in the nine months ended September 30, 2006 to $57,453,443 in the nine months ended September 30, 2007. The increase of cost of revenue was due to the increase of sales revenue in the nine months ended September 30, 2007.

Gross profit increased $2,926,679, or 31%, from $1,479,821 in the three months ended September 30, 2006 to $4,406,500 in the three months ended September 20, 2007, and increased $1,746,415, or 31%, from $5,634,836 in the nine months ended September 30, 2006 to $7,381,251 in the nine months ended September 30, 2007. Our gross margin for the nine months ended September 30, 2007 was 11.4% as compared with 15.4% for the nine months ended September 30, 2006, a decrease of 4%. The decrease in our gross margin was due to the increase in the cost of revenues.

General and administrative expense decreased $215,571, or 59%, from $501,638 in the three months ended September 30, 2006 to $286,067 in the three months ended September 20, 2007, and decreased $1,158,207, or 59%, from $1,959,694 in the nine months ended September 30, 2006 to $801,487 in nine months ended September 30, 2007. The decrease of general and administrative expense is attributable to the implement of the new management policy on expenses. Some expenses, such as travel expenses and entertainment expenses, are limited and related to the sales performance. The new policy had cut down the expenses dramatically.

Interest expense increased $1,663, or 75%, from $23,172 in the three months ended September 30, 2006 to $24,835 in the three months ended September 20, 2007, and increased $42,400 or 75%, from $56,448 in the nine months ended September 30, 2006 to $98,848 in the nine months ended September 30, 2007. The increase of financial expense is due to the increase of bank loans.

Net income increased $3,140,587, or 79%, from $955,011 in the three months ended September 30, 2006 to $4,095,598 in the three months ended September 20, 2007, and increased $2,862,223, or 79%, from $3,618,694 in the nine months ended September 30, 2006 to $6,480,917 in the nine months ended September 30, 2007. The increase of net income is attributable to the increase of sales revenues and decrease of general and administrative expenses.

Comparison of Years Ended December 31, 2006 and 2005

Sales Revenues. Sales revenue increased $25,210,636, or 86.28%, from $29,217,184 in 2005 to $54,427.820 in 2006. The increase of sales revenue is attributable to the expansion of our finished oil distribution business.

Sales cost. Sales cost increased $23,823,127, or 95.89%, from $24,843,313 in 2005 to $48,666,440 in 2006. the increase of sales cost is due to the increase of sales revenue in 2006.

Gross Profit.   Gross profit increased $1,387,509, or 31.72%, from $4,373,871 in 2005 to $5,761,380 in 2006. The increase of gross profit is due to the increase of sales revenue in 2006.

General and Administrative Expense. General and administrative expense increased $140,030, or 64.72%, from $216,362 in 2005 to $356,392 in 2006. The increase of general and administrative expense is attributable to the lease of Sanqiao Oil Tank by us resulting in the expansion of the oil distribution operation by road.

Interest expense. Interest expense increased $68,407, or 170.95%, from $40,016 in 2005 to $108,423 in 2006. The increase of financial expense is due to the increase of bank loan.

Net income. Net income increased $1,202,492, or 29%, from $4,141,087 in 2005 to $5,343,579 in 2006. The increase of net income is attributable to the expansion and increase of oil trade and sales revenue.

The Chinese tax authority has approved that we are exempt from paying income tax from 2004 to 2010 because we use the waste gas, waste water and residue to produce our products.

Comparison of Years Ended December 31, 2005 and 2004

Sales Revenues. Sales revenue increased $484,001, or 1.7%, from $28,733,183 in 2004 to $29,217,184 in 2005. The increase of sales revenue is attributable to the lease of Tongchuan Oil Tank resulting in more business.

Sales cost. Sales cost decreased $2,305,567, or 8.5%, from $27,148,880 in 2004 to $24,843,313 in 2005. The decrease of sales cost is due to oil products from national supplying program at low purchase price.

Gross Profit. Gross profit increased $2,789,568, or 176%, from $1,584,303 in 2004 to $4,373,871 in 2005. The increase of gross profit is due to an increase of Sales Revenues resulting from low purchase price of oil products.

General and Administrative Expense. General and administrative expense increased $57,784, or 36.43%, from $158,578 in 2004 to $216,362 in 2005. The increase of general and administrative expense is attributable to more business developing costs come from business expansion.

Interest expense. Interest expense decreased $87,535, or 68.63%, from $127,551 in 2004 to $40,016 in 2005. The increase of financial expense is due to decrease of bank acceptance from our clients and the bank discount interests..

Net income. Net income increased $2,835,310, or 217%, from $1,305,777 in 2004 to $4,141,087 in 2005. The increase of net income is attributable to the increase of sales revenue and the decrease of sales cost and financial expense.

Liquidity and Capital Resources

In summary, our cash flows were as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$825,668	$(932,669)	$(206,981)	$(219,443)	$(474,611)
Net cash used in investing activities	$(2,609,572)	$(534,886)	$(891,284)	$(19,659)	$(97,708)
Net cash (used in) provided by financing activities	$(1,103,070)	$1,412,167	$1,108,928	$(21,800)	$692,950
Effect of exchange rate on cash	$505,895	$199,027	$464,099	$128,033	$31,341
Decrease (increase) in cash	$(174,939)	$143,639	$474,762	$(132,869)	$151,972
Cash - beginning of period	$631,443	$156,681	$156,681	$289,550	$137,578
Cash - end of period	$456,504	$300,320	$631,443	$156,681	$289,550

We have financed operations primarily through profit and bank loans.

Our cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China.

Our principal sources of liquidity are our cash and cash generated from operations. We believe that our existing cash and cash generated from operations will be sufficient to satisfy our current level of operations. Our liquidity could be negatively affected by a decrease in demand for our products. In addition, we may need to raise additional capital through future debt or equity financings to fund our growth.

Operating Activities

Cash used in operating activities primarily consists of net income and change in operating assets and liabilities. Cash used in operating activities for the nine months ended September 30, 2007 was $825,668 and mainly consisted of net income of $6,480,917, and change in operating assets and liabilities of $(5,777,581). Changes in operating assets and liabilities primarily consisted of an increase of accounts receivable of $1,243,832 an increase of $4,478,629 from inventories, a decrease of $1,223,391 from advances to suppliers, and an increase of 693,621 from accounts payable.

Cash used in operating activities primarily consists of net income and change in operating assets and liabilities. Cash used in operating activities for the year ended December 31, 2006 was $(206,981) and mainly consisted of net income of $5,343,579, and change in operating assets and liabilities of $5,683,933. Changes in operating assets and liabilities primarily consisted of an increase of accounts receivable of $3,607,785 an increase of $1,791,200 from inventories, an increase of $1,826,306 from advances to suppliers, and an increase of 1,226,872 from accounts payable.

Cash used in operating activities for the year ended December 31, 2005 was $(219,443) and mainly consisted of net income of $4,141,087 and changes in operating assets and liabilities of $4,426,391. Changes in operating assets and liabilities primarily consisted of an increase in advances to suppliers of $4,129,702, an increase in due from related party of $528,426, a decrease in accounts receivable of $734,378, an increase in accounts payable of $1,040,244, and a decrease of $1,456,698 in advance from customer.

Cash provided by operating activities for the year ended December 31, 2004 was $(474,611) and mainly consisted of net income of $1,305,777 and changes in operating assets and liabilities of ($1,837,769), Changes in operating assets and liabilities primarily consisted of an increase in inventories of $1,279,711, an increase in due to related parties of $908,727, and an increase in notes payables $1,705,238.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2007 was $2,609,572 and mainly attributable to construction in progress for bio-diesel project. Cash used in investing activities for the year ended December 31, 2006 was $891,284 and attributable to construction in progress and purchase of equipment. Cash used in investing activities for the year ended December 31, 2005 was $(19,659) and is attributable to purchase of equipment. Cash used in investing activities for the year ended December 31, 2004 was $(97,708) and is attributable to the purchase of equipment and investments.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2007 was $1,103,070, consisting primarily of short-term loans and long-term notes payable. Cash provided by financing activities for the year ended December 31, 2006 was $1,108,928, consisting primarily of short-term loans and long-term notes payable. Cash used in financing activities for the year ended December 31, 2005 was $(21,800), which was related to long-term notes payable. Cash used in financing activities for the year ended December 31, 2004 was $692,950 which was primarily an increase in restricted cash offset by a contribution of capital.

Our future capital requirements will depend on a number of factors, including:

•	the progress of our product research and development;

•	the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights;

•	competing technological and market developments;

•	our ability to maintain our existing and establish new collaborative relationships; and

•	the development of commercialization activities and arrangements.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

Long-Term Notes Payable

Long term notes payables payable are used for the acquisition of automobiles. On September 27, 2006 the Company entered into a three year note payable for approximately 781,000 RMB, or approximately $100,000. This note is collateralized by the purchase of the cars and has an annualized interest rate of 1.98%. In February, 2007, the company also incurred a loan of approximately 313,000 RMB, or approximately $41,190 for the purchase of two sedans. Total interest expense on the loans for the nine months ended September 30, 2007 and 2006 is approximately $5,790 and $0 respectively.

At September 30, 2007, maturities of this long-term debt are as follows:

Year Ending December 31,	Amount
2007	$13,329
2008	54,674
2009	39,771
Total	$107,774

Operating Lease
The Company leases its office and operating facilities under long term, non-cancelable operating lease agreements expiring variously through the year ended December 31, 2008. The non-cancelable operating lease agreements require that the Company pays certain operating expenses applicable to the leased premises. As of September 30, 2007, future minimum rental payments required under these operating leases are as follows:

Year Ending December 31,	Amount
2007	$34,270
2008	140,000
Total	$174,270

Total rent expense for the nine months ended September 30, 2007 and the year ended December 31, 2006, amounted to $54,890 and $92,997, respectively.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes -- An Interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN No. 48 is not expected to have a significant impact on our consolidated financial statements.

In September 2006, the Staff of the SEC issued SAB No. 108: “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This Statement is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a significant impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157; “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. We are currently evaluating the provisions of FASB 157 to determine the future impact on our consolidated financial statements.

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies”. FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. We are currently evaluating the potential impact of FSP EITF 00-19-2 on our financial statements. We do not expect the impact to be material to our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115” (“SFAS 159”). SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No 159 is not expected to have a significant impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Quantitative and Qualitative Disclosures about Market Risk

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether Mr. Gao, as a PRC resident who may indirectly hold our shares through the exercise of incentive stock options granted to him by Redsky Group, will be required to go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

BUSINESS

Business Overview

Prior to the Share Exchange, we were a public “shell” company with nominal assets. We were incorporated in the State of Delaware in July 1998 under the corporate name "AMS Marketing Inc." and in October 2003, we changed our name to "International Imaging Systems, Inc." Until January 2007 we were engaged in the business of marketing pre-owned, brand name photocopy machines and employee leasing. In September 2006 our management at that time sold a majority interest in our shares to several accredited investors. As of January 1, 2007, under our new management, we began to pursue an acquisition strategy, whereby we sought to acquire undervalued business with a history of operating revenues in markets that provide room for growth.

On October 23, 2007, we entered into a Share Exchange Agreement, with Baorun China Group Limited, a company organized under the laws of Hong Kong, Redsky Group Limited, a British Virgin Islands company, Princeton Capital Group LLP, a New Jersey limited liability partnership, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun China. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group transferred to us all of their shares in Baorun China in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun China became our wholly-owned subsidiary and together Redsky and Princeton Capital Group acquired approximately 94.11% of our issued and outstanding common stock.

In October 2007, Baorun China, our wholly-owned subsidiary in Hong Kong, formed Redsky Industrial (Xi’an) Co., Ltd. (“Redsky Industrial”) in the People’s Republic of China. We operate our oil businesses in China primarily through Xi’an Baorun Industrial Development Co., Ltd. (“Xi’an Baorun”), which is based in China and wholly-owned by Chinese citizens, including our Chief Executive Officer and director, Mr. Gao Xincheng, who owns 70% of Xi’an Baorun. Xi’an Baorun was established in November 1999. We do not have an equity interest in Xi’an Baorun. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in the finished oil industry, Redsky Industrial executed a series of exclusive contractual agreements with Xi’an Baorun. These contractual agreements allow us to, among other things, secure significant rights to influence Xi’an Baorun’s business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform their obligations under these contractual arrangements, the Xi’an Baorun shareholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun. At such time that current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun directly.

As a result of the Share Exchange, we are engaged in the development, exploration, production and distribution of bio-diesel and wholesale and processing of heavy oil and finished oil products in China. By utilizing several proprietary scientific innovations and technologies that resulted from our research and development efforts in collaboration with several well-established scientific institutions and universities in China, we are able to make use of vegetable oils, animal oils, and the excess waste oils and waste extracts to produce environmentally-friendly bio-diesel products.

On November 15, 2007, through a merger of our newly-formed wholly-owned subsidiary, China Bio Energy Holding Group, Co., Ltd., our corporate name was changed to “China Bio Energy Holding Group, Co., Ltd.” We believe that our new name more appropriately reflects our new business operations.

Below is a summary of the contractual agreements entered into by us and the shareholders of Xi’an Baorun:

Exclusive Business Cooperation Agreement

Pursuant to an Exclusive Business Cooperation Agreement entered into by and between Redsky Industrial and Xi’an Baorun on October 19, 2007, Redsky Industrial has the exclusive right to provide to Xi’an Baorun complete technical support, business support and related consulting services, which include, among others, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Xi’an Baorun agrees to pay an annual service fee to Redsky Industrial equal to a certain percentage of Xi’an Baorun’s audited total amount of operational income each year. This agreement has a ten-year term, subject to renewal and early termination in accordance with the terms therein.

Exclusive Option Agreements

Under Exclusive Option Agreements entered into by and among Redsky Industrial, each of the three shareholders of Xi’an Baorun and Xi’an Baorun October 19, 2007, the shareholders of Xi’an Baorun, irrevocably grant to Redsky Industrial or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interests in Xi’an Baorun for a purchase price to be designated by Redsky Industrial to the extent allowed by applicable PRC laws and regulations. Redsky or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at Redsky Industrial’s election.

Equity Pledge Agreements

Under the Equity Pledge Agreements entered into by and among Redsky Industrial, Xi’an Baorun and each of the three shareholders of Xi’an Baorun October 19, 2007, the shareholders of Xi’an Baorun pledge, all of their equity interests in Xi’an Baorun to guarantee Xi’an Baorun’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Xi’an Baorun or any of its shareholders breaches his/her respective contractual obligations under this agreement, or upon the occurrence of one of the events regarded as an event of default under each such agreement, Redsky Industrial, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. The shareholders of Xi’an Baorun agree not to dispose of the pledged equity interests or take any actions that would prejudice Redsky Industrial’s interest, and to notify Redsky Industrial of any events or upon receipt of any notices which may affect Redsky Industrial’ interest in the pledge. Each of the equity pledge agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Incentive Option Agreements

On October 19, 2007, Redsky entered into an Incentive Option Agreement with Mr. Gao Xincheng, whereby Redsky granted an incentive option to Mr. Gao to purchase, 3,000 ordinary shares of Redsky at an exercise price of $1.00 per share for a total aggregate consideration of $3,000. Mr. Gao has been granted the incentive options for the contributions that Mr. Gao has made and will continue to make to Redsky. Upon exercise of all of the options by Mr. Gao, Redsky shall repurchase the share of Redsky owned by the current sole stockholder, and Mr. Gao shall become the sole stockholder of Redsky.

Corporate Organizational Chart

As a result of the share exchange, our current corporate structure is as set forth below:

Industry and Market Overview

China Oil Markets

We believe that oil is the lifeline of the modern economy. The changes in oil prices have changed the growth rate of the world economy. Global prices for gasoline and diesel fuels have been rising in the past few years as oil prices continue to increase and supply concerns accelerate. The rapid economic development in China has resulted in a continuing rise in energy demand. The demand for oil in China has greatly exceeded the supply, which has caused China to become increasingly dependent on importing oil. We believe that the huge demand for oil and related products has provided a great opportunity for us. The following table depicts the demand for oil and oil supply in China in 2005, and the projections for 2010 through 2020.

	2005	2010	2015	2020
Oil Demand (1,000 tons)	270,000	310,000	350,000	400,000
Oil Supply (1,000 tons)	175,000	180,000	190,000	180,000
Shortage (1,000 tons)	96,000	130,000	160,000	220,000
Importation (%)	36%	41.9%	45.7%	55%

Source: 2006 Report on China Oil Market Analysis and Forecast.

China Bio-diesel  Markets

The rise in global oil prices, and global warming and other environmental awareness issues are increasing the demand for fuels derived from renewable resources. Technological innovations and the desire to reduce reliance on oil have motivated the production, research and development of the bio-diesel industry.

China’s bio-diesel industry is still underdeveloped, which we believe provides significant opportunities for us in this market. The following table depicts the forecast of production and sales of bio-diesel in China from 2005 to 2020:

	2005	2006	2007	2008	2009	2010	2020
Output (1,000 tons)	80	100	300	600	900	2,000	20,000
Sales (1,000 USD)	87,053	108,813	326,440	652,880	979,307	2,176,240	21,762,453
Output Growth Rate		25%	200%	100%	50%	122%	900%

Source 2005-2010 Report on China Bio-diesel Industry Prospects and Market Forecast.

The demand for bio-diesel in China is directly related to the consumption rate of oil. China is now the second largest oil consumer in the world behind the United States, consuming approximately seven million barrels of oil per day, and China’s need for petroleum continues to grow rapidly. Today, the Chinese government and an increasing number of governments around the world are encouraging the introduction of bio-diesel fuel into their transport fuel mix to reduce harmful carbon dioxide emissions, improve air quality, and lessen dependence on imported fuels.

In February 2005, China enacted the Renewable Energy Law, which aims to promote the development and utilization of renewable energy, improve the energy structure, diversify energy supplies, safeguard energy security, protect the environment and realize the sustainable development of the economy and society. This legislation states that fuel retail businesses must begin to include “biological liquid fuel” in their sales or they will suffer imposed fines as China is seeking to reduce its dependence on fossil fuels in its diesel transportation vehicles.

Products

Oil Products.

We manufacture and sell a variety of oil products including gasoline, mineral-diesel, heavy oil, slurry and naphtha. Gasoline and petro-diesel represent the majority of oil products output and consumption in China, and automobiles are the most important driver of gasoline and diesel consumption in China. Diesel is mainly used in vehicles and agricultural machines with diesel engines. Heavy oil is broadly used as the fuel of ship boilers, heating furnace, metallurgical furnace and other industrial furnace. The residue left after crude oil goes through vacuum distillation is called residual oil, which is usually utilized to manufacture petroleum coke, residual lubricating oil and asphalt etc., or as a feedstock of cracking. In the petrochemical industry, residual oil can be turned into compound gas or hydrogen through partial oxygenation, or used to make ethene through cracking reaction in a regenerative furnace. Residual oil can be also used as fuel. Naphtha is a type of light oil product, which is a necessary catalyst for manufacturing ethane and propane through cracking in tube furnaces, and producing benzene, toluene and xylene by catalytic reforming. Sales of our oil products accounts for approximately 94% of our total revenues.

Bio-diesel.

Bio-diesel refers to a clean burning alternative fuel, produced from domestic, renewable resources. Bio-diesel is a methyl esters (sometimes called “fatty acid methyl esters”) that is made through a chemical process called transesterification whereby glycerin is separated from fat or vegetable oil. The vegetable oil or fat can be castor oil, rapeseed oil, soybean oil, peanut oil, corn oil or cotton seed oil, animal oils, waste scraps from the refinery of the above oils and used cooking oil. Sales of bio-diesel accounts for approximately 6% of our total revenues.

Bio-diesel contains no petroleum, but it can be blended at any level with petroleum diesel to create a bio-diesel blend. It can be used in compression-ignition (diesel) engines with little or no modifications. Bio-diesel has many benefits:

•	Excellent environmental performance.

•	Superior ignition.

•	Extensive use.

•	Compatibility with existing diesel engines.

•	Better lubrication to extend the life time of engines.

•	Safety.

•	From renewable energy sources.

•	Climate flexibility.

Gas Station.

We own and operate a gas station located in Xi’an, Shaanxi Province where we sell our oil products to end users.

Manufacturing

In 2006, we built a 10,000 square-meter bio-diesel production facility with annual output capability of 100,000 tons. We commenced production at this facility in October 2007. The table set forth below shows the current and anticipated utilization rate and output of this facility for the periods shown. There are constraints on our ability to reach full capacity of 100,000 tons by 2008. As a result of bio-diesel production enterprises being regulated as chemical production businesses, products must be processed strictly in accordance with established work procedures. The production of bio-diesel is achieved through the effective performance of all equipment necessary for production. Initial production has required adjustments to equipment and a full debugging process. However we believe that the estimated utilization rate of 50% by June 2008 and 100% by December 2008, is in line with utilization rates of other chemical production businesses over the same period.

Period	Utilization Ratio	Output (in thousand ton)
Oct 2007---Dec 2007	30%	7.5
Jan 2008---Jun 2008	50%	25
Jul 2008---Dec 2008	100%	50
2009	100%	100

We plan to start construction on a new bio-diesel facility by the end of 2008 and complete the project within 12 months. The new facility will only share feedstock tanks, finished product tanks, and exclusive railways with the existing facility, but the rest of the operations will be housed independently from our current facility. We will continue to operate the existing facility so as to increase our production levels

Our Suppliers

Gasoline and Diesel Oil Supplies

We purchase more than 75% of our gasoline and diesel oil products from the five suppliers listed below.

Name of Suppliers	Products
Shaan Xi Yanchang Oil (Group) Company	Gasoline Diesel Oil
Shaan Xi Railroad Oil Trading Company	Gasoline Diesel Oil
Shaan Xi Oil and Chemical Industrial Company	Gasoline Diesel Oil
China Oil and Chemical Company North-West Branch	Gasoline Diesel Oil
Shaan Xi Baojiang Oil and Chemical Company	Gasoline Diesel Oil

During the nine months ended September 30, 2007, based on cost, we purchased approximately 65% of our gasoline and diesel oil products from Shaan Xi Yanchang Oil (Group) Company. We have a long-standing relationship with Shaan Xi Yanchang Oil (Group) Company, which includes establishing supplying and purchasing stations with three oil refining factories that are owned by Shaan Xi Yanchang Oil (Group) Company. In Shaanxi Province, we are the only entity that has established supplying and purchasing stations with the Shaan Xi Yanchang Oil (Group) Company. While we depend on Shaan Xi Yanchang Oil Group for the majority of our supply needs, we believe that we can find alternative suppliers on comparable terms within a reasonable amount of time without any significant disruption in our operations.

Raw Materials for Bio-Diesel Production

We have signed raw material purchasing contracts with local associations such as the Forestry Bureau of Yongshou County, the Forest and Fruits Production Managing Station of Danfeng County, the Forestry Bureau of Ningqiang County and the Forestry Bureau of Liuba County, some of which are governmental entities. These associations organize local farmers to plant oil plants. The associations are then responsible for collecting the oil plant seeds and delivering them to our pre-processing factories. The purchasing contracts obligate the associations to first offer to sell the feedstock to us at the lowest rates. If the supply of feedstock is greater than our demands, they can then sell any remaining feedstock to other companies.

Shaanxi Province is the second largest cultivator of prickly ash in China. Together, the local farmers in Shaanxi Province have planted approximately 2,460,000 acres of prickly ash, 850,000 acres of cornel and 150,000 acres of pistacia chinensis. Even though we could satisfy all of our current feedstock demands solely with prickly ash, we diversify our feedstock supply with other oil plants, waste oil and acified oil because the costs of these raw materials are lower than prickly ash. There is also significant acreage of wild oil plants that grow throughout Shaanxi Province. However, because the feedstock available from the local associations currently satisfies our supply demands, we do not rely on any supplies of wild oil plants for our production needs. Further, at our bio-diesel manufacturing facility, we have the ability to recycle approximately 48,000 tons of waste oil annually. In addition to manufacturing bio-diesel from oil plant seeds, the recycling of waste oil after rough processing permits us to manufacture an additional 43,200 tons of bio-diesel annually from the waste oil, based on a 90% oil extracting rate.

According to the Chamber of Forestry of Shaanxi Province, the government of Shaanxi Province plans to allow more than 20 million acres of forestlands to be used as farmland solely for the planting of oil plants. Approximately half of this acreage is already currently being used to plant oil crops. It takes approximately three to five years for such crops to grow to be harvested. We believe that the abundant supply of feedstock currently available in Shaanxi Province, along with the government plans to convert forest lands to farmlands for the cultivation of oil plants, is sufficient for our current needs and will be sufficient for our expanded demands for raw material once we complete the expansion of our bio-diesel manufacturing facility.

We have established cooperation relationships with pre-processing factories, such as Hancheng City Golden Sun Prickly Ash Oil and Spicery Co.,Ltd. and Tongchuan City Hongguang Oil Processing Plant, for rough processing, which is the extraction of plant oil from oil plant seeds. We plan to acquire 10 to 12 oil extracting plants in local areas to pre-process the feedstock. We anticipate that the acquisition of oil extracting plants will be consummated prior to September 30, 2008, however, when and how we consummate these acquisitions will be based on obtaining favorable terms.

Research and Development

As a result of long-term technology cooperation agreements with scientific institutions and universities, we own oil mixing & processing technologies, two utility model patents and three invention patents. In practice, we propose the subject matter to be researched and pursuant to these agreements we entrust our R&D partners to perform the research and analysis and provide advanced technology services. We have been researching technology that would enable us to extract linolenic acid from prickly seeds. The next step in this research is referred to as deep R&D where the focus is now on extracting a pure form of linolenic acid. If successful, we believe that this technology could reduce the costs associated with producing bio-diesel by approximately 50%.

Competition; Competitive Advantages and Strategies

Oil Products.

We estimate that we have approximately ten major competitors in the Shaanxi Province in China that produce and distribute oil products similar to us, including Shaanxi Dongda Petro-Chemical Co., Ltd., Shaanxi Dayun Petrochemical Material Co., Ltd. and Baoji Huahai Industry Corp. Based on the amount of oil products we purchase from Shaanxi Yan Chang Oil (Group) Co., Ltd., one of the largest oil suppliers in China, we rank third among our competitors and we maintain 30% of the market share in the Shaanxi Province. We are one of the few licensed oil product distributors in the Shaanxi Province. In April 2004, we were granted a license to distribute finished oil products by the Ministry of Commerce of the People’s Republic of China. We are also one of thirteen enterprises that were recognized as qualified enterprises operating in the fuel business in Shaanxi Province by the Shaanxi Province Government.

We believe we have the following advantages over our competitors in this market:

•
Qualification. We have obtained a distribution license from the Ministry of Commerce for the distribution of heavy oil and finished oil products. The Ministry of Commerce has stringent requirements for entities that intend to distribute oil products. and the governing authority conducts strict annual inspections of oil distributors. Currently, in Shaanxi Province only ten enterprises are licensed by Ministry of Commerce to distribute finished oil, three of which also have finished oil and heavy oil distribution licenses.

•
Supply advantage. Shaanxi Yan Chang Oil (Group) Co., Ltd., one of the largest four qualified raw oil and gas exploration enterprises in China, is our largest oil supplier. We have an established long-term stable corporation relationship with Shaanxi Yan Chang Oil (Group) Co., Ltd. and also have established supplying and purchasing stations with Yan’an Oil Refining Factory, Yongping Oil Refining Factory and Yulin Oil Refining Factory, all of which are oil refining factories that are owned by Yanchang Group. In Shaanxi Province, we are the only entity that has established supplying and purchasing stations with the Yanchang Group. ,

•	Advanced oil mixing technology. By applying our advanced proprietary oil mixing technology, the quality of our oil products has been greatly enhanced.

•
Special railway. We have the exclusive right to use three railway lines in Shaanxi Province to distribute our oil products. We are the only enterprise in Shaanxi Province that has the capability to distribute oil products to Yunnan Province, Guizhou Province and Sichuan Province directly and to other geographic areas in China.

•
Strong Storage Capability. Our oil depot storage capability reaches 37,000 steres. Aside from the need for strong funding support for new comers to this industry, new entrants must also have significant storage capacity to be able to compete, which is a great barrier to entry for new competitors.

•	Gas Station. We own and operate our own gas station, where we are able to sell our oil products.

Bio-diesel Fuels.

In the area of bio-diesel fuel production, we are not aware of the existence of any significant competitors in Shaanxi Province. However, we face competition from competitors in other geographic areas in China and foreign competitors, if such foreign competitors choose to export their bio-diesel to China.

We believe that we have the following advantages over our competitors in this market:

•
Lower Cost of Supply. We have a rich and stable source of feedstock for bio-diesel production, such as castor bean, Chinese pistache, Chinese prickly ash and Chinese pine. We are in partnership with local governments and farmers who have entered into contracts with us to first offer their feedstock to us at the lowest rates.

•	Advanced Technologies and Equipments. By employing our own proprietary processing technology and equipment, our processing efficiency is greatly enhanced resulting in reduced processing costs.

•
Higher Quality. While China has not yet set forth standards for bio-diesel products, we employ the German and United States standards to develop and produce our bio-diesel products, which are recognized as high quality and acceptable in our industry worldwide. In addition, we believe that we maintain high quality bio-diesel, as a result of, employing our proprietary technologies, research and development efforts in connection with several universities and institutions and high quality feedstock.

•
Manufacturing Capability. We estimate that the demand for bio-diesel in China will be 20,000,000 tons by the end of 2010. However, so far we are one of only two companies with annual output over 100,000 tons. We believe that we have an opportunity to become the largest bio-diesel producer in China once our 300,000 ton manufacturing facilities are completed.

•
Lower Price. The cost of feedstock accounts for 75% of the total cost of the bio-diesel production. Relying on our established contractual relationships for feedstock supply with local government and farmers and because we are one of the leading bio-diesel producers in Shaanxi Province, our supply costs are much lower than other competitors. Reduced supply costs enables us to offer our products at a lower price compared to our competitors which we believe will put us in a position ahead of our competitors for a larger share of the market.

•
Strong Industrial Relationship. Since we have been engaged in the oil trade business for many years, we have established strong industrial relationships with our customers, which we believe provides significant opportunities for our bio-diesel business.

•
Excellent Research and Development Capabilities. We have kept long term cooperative relationships with many top Chinese universities and institutions to engage in the research and development of new bio-diesel products including Tsinghua University, Xi’an Communication University, Xi’an Oil University, Northwest University of Forestry and Agricultural, Northwestern Chemical Research Institution and Luoyang Chemical Engineering Design Institute.

Growth Strategy

We currently have a number of initiatives in place to drive future growth.

•
Expanding bio-diesel fuel production capacity. In 2006, we built our 10,000 square-meter bio-diesel production facility with annual output capability of 100,000 tons, located in Tongchuan City, Shaanxi Province, which was put into production in October 2007. We plan to expand such facility so that its annual output capability can reach 300,000-500,000 tons.

•
Expanding distribution channels of oil products and bio-diesel. In February 2007, we acquired a gas station located in Xi’an, Shaanxi Province. We plan to acquire thirty gas stations in the Shaanxi Province over the next three years.

•
Importation of oil products. We are in the process of applying for a license from the government to engage in the importation of oil products from overseas. China’s booming economy has fueled the increase of demand for oil products in China. In China, the government has been implementing guiding prices for oil products. As oil import tariffs fall lower and the globalization of oil trade goes further, we believe that China’s oil trading companies will have more opportunities. When international oil prices are lower than China’s guiding price, those companies with importing licenses are able to purchase oil from overseas at relatively lower prices than in China, and are then able to increase their profits in sales. Additionally, as China’s oil market becomes more and more dependent on imports, we believe that an importing licenses would bring us more business opportunities and resources, and help enhance trading volume, build customer networks and increase our market share.

•	Enhancing proprietary technology. We plan to enhance our technology through continuous innovations, research and development efforts.

•
Establishing more feedstock planting bases. We plan to set up eight feedstock planting bases in Ankang City and Hanzhong City, in the Shaanxi Province. Currently, we have established five raw material bases located in Danfeng, Ningqiang, Liuba, Tongchuan and Coatan Town, which includes Xi’an Weiyang District Limin Environmental Chemical Plant which became operational in October 2007. We anticipate that the other raw material bases will be established prior to June 30, 2008.

•
Acquisition of oil extracting plants. We plan to acquire 10 to 12 oil extracting plants in local areas for pre-processing of feedstock for bio-diesel production. Currently, we have established cooperation relationships with each of Hancheng City Golden Sun Prickly Ash Oil and Spicery Co., Ltd. and Tongchuan City Hongguang oil processing plants for rough processing, which is the process to extract plant oil from oil plant seeds. We anticipate that the acquisition of oil processing plants will be consummated prior to September 30,2008.

Sales and Marketing

We have developed a stable sales network for our products in a number of provinces and municipalities including Shaanxi, Henan, Hebei, Shandong, Shanxi, Hunan, Hubei, Jiangxi, Guizhou, Yunnan, Beijing, Shanghai, Fujian and Xinjiang. We now employ 16 full-time salespersons. As our business expands, we intend to further expand our sales network and develop more sales channels.

Intellectual Property

Our core technologies consist of: (i) know-how technologies to improve the quality of heavy oil and finished oil products; and (ii) two utility model technologies and three inventions related to the bio-diesel production. We do not have patent protection for our know-how technology. .

In September 2006, we filed, the following five applications with the State Intellectual Property Office of the PRC (“SIPO”), all of which are related to our bio-diesel production and which were all accepted by SIPO:

•
Application No. 200610152506.X for a new composite catalyst for preparing bio-diesel. On November 17, 2006, Xi’an Baorun received preliminary invention patent approval from SIPO for its proprietary bio-diesel compound activator.

•	Application No. 200610152507.4 for a new technology for the processing bio-diesel with catalyst or splitting decomposition in liquid or gas face.

•	Application No. 200610152508.9 for its bio-diesel processing technique.

•	Application No. 200620137855.X for its new reaction vessel for preparing bio-diesel and composite diesel.

•	Application No. 200620137854.5 for its new reaction equipment for preparing bio-diesel.

We have patent protection on each of our patents for a period of five years. The renewal process only requires us to re-apply for such protection. There is little to no risk of revocation of such protection by the SIPO.

In addition, we own the rights to technologies developed jointly with various scientific institutions and research centers. We developed technologies for the production of bio-diesel jointly with the Xi’an Petroleum University and Northwest University of Forestry and Agriculture. We developed our proprietary technology for the production of bio-diesel jointly with the Beijing Qing Da Ke Ma Technology Co., Ltd. and ownership of the resultant technology was transferred to us by a contract dated September 4, 2006. We own the right to the oil mixing technology developed by Xi’an Petroleum University by a contract dated December 18, 2005.

Customers

Our primary target customers are oil product trading companies in China (i.e. sales subsidiaries of Sinopec and PetroChina) and terminal users (i.e. gas stations, electric power companies and shipping companies).

We currently sell our oil products to regional distributors in China that supply retail service stations, and directly to end users through our retail service gas station. After we produce bio-diesel, we have a process to mix bio-diesel with petro-diesel, which we also sell that can be distributed to retail service stations. However, the majority of the bio-diesel we produce is sold to theTongchuan Huaneng Power Plant and Qinling Power Plant. Since we expect that the sale of bio-diesel will account for approximately 5.64% of total revenue for 2007, and oil products will account for 94.36%, our business is not impacted by seasonality.

We have adopted different means for payment based upon the financial principles and customs of our respective clients. For example, we have entered into agreements with PetroChina, Sinopec, Power Plant and other state-owned enterprises whereby we deliver products to agreed upon locations and these customers agree to pay us after delivery of a certain quantity of product. However, our customers that own and operate private gas stations, for example, typically pay 10% to 15% of the total purchase price of the products to be delivered in advance, and when delivery takes place, they pay the remaining amounts owed.

As of the fiscal year ended December 31, 2006, our top five customers ranked by the dollar amount sold to each customer, each of whom contributed more than 10% to our revenues.

	Name of Customer	Products Sold	Sales for the Period by Customer	% of Sales for the Period

1	Zibo City Lin Zi Lu Hua Refined Chemicals Co., Ltd.	Naphtha	$6,300,000	11.6%

2	Chuan Yu Branch of China Petroleum & Chemical Sales Corporation	gasoline	$12,640,000	23%

3	Shouguang City Lian Meng Petroleum & Chemical Co., Ltd.	long residuum	$9,620,000	12.7%

4	Shangdong Jin Cheng Petrochemical Group Co. Ltd.	diesel	$8,240,000	15%

5	Hubei Hong Xin Petrochemical Industrial Co., Ltd.	diesel	$6,170,000	11.3%

	Total Top Five Customers		$40,270,000	73.6%

	Total Company Results (Approximate)		$54,430,000	100%

Governmental Regulation

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction, that may cause environmental waste, to adopt effective measures to control and properly dispose of waste gases, waste water, industrial waste, dust and other environmental waste materials. Fines may be levied against producers who cause pollution. Currently we do not anticipate any material capital expenditures for environmental compliance for the rest of the year or 2008, unless required by the government during the course of its annual inspections.

In accordance with the requirement of the Environmental Protection Law, we have installed the necessary environmental protection equipment, adopted advance environmental protection technologies, established responsibility systems for environmental protection, and reported to and registered with the relevant local environmental protection department. We have complied with the relevant law and have never paid a fee for excessive discharge pollutants.

Under PRC dangerous chemical laws and regulations, all dangerous chemical manufacturing facilities are required to obtain a Safe Production Permit. We obtained such permit in April 2007. The permit is valid for a period of three years and will be renewed for additional periods of three years. In order to renew the Safe Production Permit, the subject facility must not have had any death accidents and must pass the periodical inspections by the local work safety administration authorities during the three year period.

In addition, our business is in an industry that is subject to PRC finished oil products laws and regulations. These laws and regulations require enterprises engaged in the wholesaling of finished oil products including gasoline, diesel and bio-diesel to obtain the Wholesaling Business License. We have obtained such license which is a long term one. Pursuant to the Administrative Measures on the Finished Oil Market promulgated by the Ministry of Commerce of PRC in 2006, the provincial level government authority inspects the enterprises annually which have acquired a Finished Oil Wholesale Business License and submits the inspection results to Ministry of Commerce. The enterprises which fail the annual inspection have the opportunity to cure such violations in a limited period of time; otherwise, the approval authority shall revoke their Finished Oil Wholesale Business Licenses. For the annual inspection, the governmental authority reviews the following items: (i) the execution and performance of the finished oil supply agreements; (ii) the operation results for the previous year; (iii) whether the finished oil distributor and the basic facilities comply with the technique requirements of the aforesaid Measures; and (iv) finished oil quality, quantity, fire protection, safe production, environmental protection. However, there are no provisions regarding renewal set forth in the Measures.

With respect to environmental issues that may impact the construction of our bio-diesel factory, we complied with the necessary procedures to commence constructions. The governmental authorities reviewed the environmental protection measures and plans for the factory prepared by a professional institution prior to the commencement of construction. We were only permitted to launch project construction after government approval of the plan. Once construction is complete, the government will examine and appraise special items of the environment equipment. We will only be permitted to commence bio-diesel construction at the new facility if we pass the environmental examination.

We anticipate that the PRC government will release an official standard for bio-diesel fuels in the near future. We will seek to qualify our products for the Bio-diesel Standard when it is released. We believe that our products are well positioned to qualify due to the early production of bio-diesel as well as our longstanding history of being in operation since 1999, among other things.

Legal Proceedings

In the normal course of business, we may be subject to claims and litigation. We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Property

The following table summaries the location of real property we own or lease.

Item	Address	Leased/Owned
1	2-20702, Dongxin City Garden, Xi’an, Shaanxi, China	Owned

2	Suite 1105, Floor 11, Building One, Dongxin Century Square, Xi’an, Shaanxi Province, China	Owned

3	Suite 1305, Floor 11, Building One, Da Hua Garden, Xi’an, Shaanxi Province, China	Owned

4	Suite 1105, Floor 11, Building One, Da Hua Garden, Xi’an, Shaanxi Province, China	Owned

5	Suite B-901, Zhong Fu New Village Plaza, Xi’an, Shaanxi Province, China	Owned

6	Space within the Northwest Fire-resistant Materials Factory, Tongchuan, Shaanxi Province, China	Leased

7	Suite 10719 and 10720, Dongxin Century Square, Xi’an, Shaanxi Province, China	Owned

We entered into a lease agreement with Northwest Fire-resistant Materials Factory in April 2006 whereby we were granted a use right to a piece of land, located in Tongchuan City, Shaanxi Province for building our oil exportation auxiliary facilities. We pay rent of 150,000 RMB annually which is paid in three installments for each year during the term of the lease agreement. This agreement has a term of ten years commencing in July 2007 and ending in June 2016. We believe our facilities are suitable and adequate for our current needs.

Employees

We have 73 employees. We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position

Gao Xincheng	44	Chairman, Chief Executive Officer and President

Li Gaihong	30	Chief Financial Officer, Treasurer and Director

Chen Jun	35	Chief Operating Officer

Gao Xincheng, Chairman, Chief Executive Officer and President

Mr. Gao has served as our Chairman, Chief Executive Officer and President since the consummation of the share exchange on October 23, 2007 . Mr. Gao has extensive experience in the research and marketing of oil products. In November 1999 Mr. Gao founded Baorun Xi’an to manufacture and sell finished oil products and bio-diesel. Mr. Gao has served as Chief Executive Officer of Xi’an Baorun since its inception in 1999 and continues to serve in such position. Mr. Gao received a B.S. in Mechanical Engineering from Xi’an University of Technology in 1985 and an E.M.B.A. from Xi’an Jiaotong University in 2004.

Li Gaihong, Chief Financial Officer, Treasurer and Director

Ms. Li has served as our Chief Financial Officer, Secretary and Treasurer since the consummation of the share exchange on October 23, 2007, and has served as a member of our Board of Directors since December 9, 2007. Prior to that time, Ms. Li served as Chief Financial Officer of Xi’an Baorun since September 2005, and continues to serve in such position. From August 2000, until Ms. Li joined Xi’an Baorun in September 2005, Ms. Li served as Chief Financial Officer of Xi’an Dongfang Oil Group Co., Ltd., which is located in China and is engaged in the business of oil production. Ms. Li obtained a B.S. in Accounting from Xi’an Northwest University in 1997, and is currently studying to obtain an E.M.B.A. degree in Business Administration from Xi’an Jiaotong University.

Chen Jun, Chief Operating Officer

Mr. Chen has served as our Chief Operating Officer since the consummation of the share exchange on October 23, 2007. Prior to that time, Mr. Chen served as Chief Operating Officer of Xi’an Baorun since February 2005, and continues to serve in such position. As Chief Operating Officer of Xi’an Baorun, Mr. Chen established the current sales system of the finished oil products and helped Xi’an Baorun transform from the sale of fuel oil to finished oil products. From February 2000 to February 2005, Mr. Chen served as Manager of Sinopec Hubei Petroleum Company, which is located in China and is engaged in the business of oil distribution. Mr. Chen obtained a B.S. in Petroleum Refining from Hanjiang Petroleum Administration Institute in 1992.

CORPORATE GOVERNANCE

Director Independence

We do not currently have any independent directors serving on our board of directors.

Board Committees

We are currently listed on the OTC Bulletin Board and are not required to have an audit committee, nominating committee or a compensation committee. Our board of directors currently performs the functions that would be delegated to the audit committee.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

We strive to provide our named executive officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that such compensation programs shall be comparative to our peers in the industry and aimed to retain and attract talented individuals.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Gao Xincheng (1)	2007	8,500	1,500	-	10,000

President, Chief Executive Officer and Director	2006	7,700	1,000	-	8,700

	2005	7,500	800	-	8,300

Li Gaihong (1)	2007	4,000	1,200	-	5,200

Chief Financial Officer, Treasurer and Director	2006	3,000	900	-	3,900

	2005	2,800	700	-	3,500

John Vogel (2)	2007	-0-	-0-	-	-0-

Chief Executive Officer and President	2006	-0-	-0-	-	-0-

	2005	N/A	N/A	N/A	N/A

(1) Reflects compensation received by our named executive officers in their capacities as executive officers of Xi’an Baorun.

(2) No amounts are reported for Mr. Vogel for the fiscal year ended December 31, 2005, as Mr. Vogel was not an executive officer of our company during that time. Mr. Vogel resigned as our Chief Executive Officer and President on October 23, 2007, in connection with the share exchange.

During each of the last three fiscal years, none of our other officers had salary and bonus greater than $100,000. Our executive officers will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Contracts And Termination Of Employment, And Change-In-Control

We entered into an employment agreement with Mr. Gao Xincheng to employ him as our Chairman, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Gao a base monthly salary in an amount of $800. We shall also pay premiums for Mr. Gao for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Gao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Gao also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Ms. Li Gaihong to employ her as our Chief Financial Officer, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Ms. Li a base monthly salary in an amount of $500. We shall also pay premiums for Ms. Li for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Ms. Li appropriately based on her capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Ms. Li also executed a Confidentiality and Non-competition Agreement with us.

Grants Of Plan-Based Awards

None

Outstanding Equity Awards At Fiscal Year-End

None

Option Exercise And Stock Vested

None

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Compensation Of Directors

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors. Our directors may participate in the Company’s incentive compensation program, but currently to such incentive compensation arrangements are in place.

Compensation Committee Interlocks And Insider Participation

We did not have a compensation committee during the fiscal year ended December 31, 2007. None of our executive officers prior to the share exchange received compensation for their services during 2007. Mr. Gao participated in the deliberations concerning compensation of the executive officers of Xi’an Baorun for the fiscal year ended December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 22, 2008 the number of shares of our Common Stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s Common Stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of January 22, 2008, we had 25,454,545 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Dongxin Century Square 7F, Xi’an Hi-tech Development District, Xi’an, China.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of January 22, 2008, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock

Redsky Group Limited (1)	22,454,545	88.21%

Princeton Capital Group (2)	1,500,000	5.89%

Gao Xincheng	__	*

Li Gaihong	__	*

Chen Jun	__	*

All Directors, Executive Officers and Director Nominees, as a group	__	__

_____________
* Less than one percent

(1) The business address of Redsky Group Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

(2) The business address of Princeton Capital Group is 24A Jefferson Avenue, Princeton, NJ 08540.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Currently we do not have any independent directors.

In 2005, Xi’an Baorun entered into an agreement with Shaanxi Baoji Industrial Development Co., Ltd.(“Baohui”), for the purchase of oil and sale of supplies. Baohui is owned 40% by Ms. Gao Huiling, who owns 20.86% of Xi’an Baorun.

On occasion, we satisfy the payment of our accounts payable, through the issuance of notes payable with certain vendors. These notes are issued by our bank. These notes are usually of a short term nature, approximately three to six months in length. They do not bear interest and are paid by our bank to the vendors upon presentation to the our bank on the date of maturity. Total notes payable to related parties as of September 30, 2007 and December 31, 2006 were approximately $1,731,000 and $1,282,000, respectively.

In order to facilitate the issuance of these trade notes, the bank typically requires the us to maintain 50% of the value of the trade note in a restricted cash account. In the event of insufficient funds to repay these notes, our bank can proceed with bankruptcy proceedings in the PRC against us. On December 21, 2006 we drew 10,000,000 RMB, or approximately $1,282,000, to Baohui under a six month trade note arrangement. We had 5,000,000 RMB, or approximately $641,000, deposited with the commercial bank classified as restricted cash. This bank trade note facility was secured by ShanXi Ming Xi Tang Da Information Technological Limited Liability Company, an unrelated party, for amounts not covered by the restricted cash account.

As of December 31, 2006, we had receivables due from Baohui amounting to $315,497. This amount was generated from the business between the Company and Baohui for the purchase of oil from our suppliers, which was then resold to us. Total sales for the year ended December 31, 2006 was $644,005.

As of December 31, 2005 we were obligated for various trade notes to Baohui, totaling 8,000,000 RMB, or approximately $991,000. Under these six month trade note arrangements, we 7,000,000 RMB, or approximately $867,000, deposited with a commercial bank classified as restricted cash. These trade notes to Baohui were repaid in January 2006.

On September 19, 2006, three existing stockholders in a privately negotiated sale of 4,500,000 shares of our common stock, representing 56.4 % of our issued and outstanding common stock, in connection with the transaction, converted a total of approximately $244,869 of stockholder loan indebtedness to additional paid in capital. In addition, these stockholders accepted an assignment of our last account receivable, in the amount of $30,000, in full and final satisfaction of an additional $30,000 of stockholder loan indebtedness. In total, the stockholders’ conversion of our debt to paid in capital and the stockholders’ acceptance of assignment of the our last account receivable, resulted in the extinguishment of stockholder loan indebtedness in the aggregate approximate amount of $274,869.

Review, Approval or Ratification of Transactions with Related Parties

The transactions with related parties described above by Xi’an Baorun were entered into prior to the consummation of the Share Exchange. Xi’an Baorun did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described. As a public company we intend to implement such policies and procedures in the future.

Promoters and Certain Control Persons

On October 23, 2007, we entered into a Share Exchange Agreement, with Baorun China Group Limited, a company organized under the laws of Hong Kong, Redsky Group Limited, a British Virgin Islands company, Princeton Capital Group LLP, a New Jersey limited liability partnership, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun China. Pursuant to the terms of the Share Exchange Agreement, the Redsky Group and Princeton Capital Group transferred to us all of their shares in Baorun China in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun China became our wholly-owned subsidiary and together Redsky and Princeton Capital Group acquired approximately 94.11% of our issued and outstanding common stock.

Our only “promoter” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years has been Redsky Group. As disclosed elsewhere, in connection with the share exchange, Redsky Group, the majority shareholder of Baorun China, received 22,454,545 shares of our common stock representing approximately 88.12% of our issued and outstanding shares. Mr. Gao and Ms. Meiyi Xia serve on the board of directors of Redsky Group and Ms. Xia is the sole shareholder of Redsky Group.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

Since July 2005, our common stock has been quoted on the Over the Counter Bulletin Board, or OTCBB, under the symbol “IIMG.OB”. There is a limited active trading market in our securities.

The following table shows by each fiscal quarter the range of high and low bid quotations reported by the OTCBB in each fiscal quarter from January 1, 2006 through December 31, 2007, and for the first quarter of 2008 through January 22. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2006	High	Low
First Quarter	$0.30	$0.20
Second Quarter	0.25	0.25
Third Quarter	0.25	0.07
Fourth Quarter	0.15	0.07

2007	High	Low
First Quarter	$9.00	$3.90
Second Quarter	6.00	3.00
Third Quarter	5.00	1.01
Fourth Quarter	5.50	1.65

2008	High	Low
First Quarter (through January 22)	5.00	$4.10

Holders of Record

As of January 22, 2008, there were 161 holders of record of our Common Stock.

Dividends

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of December 31, 2007:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	$0	5,840,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	__	__	5,840,000

Our 2003 Equity Incentive Program (the “Plan”) provides for the grant of incentive stock options, nonqualified stock options, and restricted stock awards (the “Awards”). Certain Awards are intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code (the “Code”). Other Awards granted under the Plan are not intended to qualify as incentive stock options under the “Code”. The Plan was approved by our stockholders on August 11, 2003.  The shares of common stock underlying Awards that can be granted under our Plan were registered on a Form S-8 with the SEC on November 24, 2003.

The total number of shares of our common stock that may be issued under the Plan may not exceed 6,000,000, of which 1,000,000 will be available for issuance as incentive stock option grants and 5,000,000 will be available for issuance as nonqualified stock option grants. The total number of shares may be increased annually based upon the total number of common stock outstanding in subsequent years. We currently have no Awards issued under the Plan.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On November 27, 2007, we dismissed our principal independent accountant, Thomas W. Klash, C.P.A. The decision to dismiss Mr. Klash as our principal independent accountant was approved by our Board of Directors on November 21, 2007. Mr. Klash’s report on our financial statements for the fiscal years ended December 31, 2006 and 2005, prior to the share exchange, contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2006 and 2005 through the date of Mr. Klash’s dismissal, there were no disagreements with Mr. Klash on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Klash, would have caused Mr. Klash to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period.

None of the reportable events described under Item 304(a)(1)(iv) of Regulation S-K occurred during the fiscal years ended December 31, 2006 and 2005 or through November 22, 2007, the date of the filing of a Current Report on Form 8-K disclosing this change. We have provided Mr. Klash with a copy of the foregoing disclosures, and Mr. Klash has furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made by us herein, attached hereto as Exhibit 16.1.

On November 21, 2007, we engaged Sherb & Co., LLP as its new principal independent accountants, effective upon the dismissal of Mr. Klash. The decision to engage Sherb & Co. as our principal independent accountants was approved by the our Board of Directors on November 21, 2007. During the fiscal years ended December 31, 2006 and 2005 , and through the date of the engagement of Sherb & Co on November 21, 2007, the Company did not consult with Sherb & Co. regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We have 80,000,000 authorized shares of common stock, $0.0001 par value per share, of which 25,454,545 shares of common stock are issued and outstanding. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings. Our Articles of Incorporation do not provide for cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the stockholders. Upon any liquidation, dissolution or winding-up, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of common stock are paid for, fully paid and non-assessable.

Preferred Stock

We have 1,000,000 authorized shares of preferred stock par value $0.0001 per share, of which 1,000,000 shares are designated as Series A Convertible Preferred Stock (the “Preferred Shares”), and of which 1,000,000 shares are issued and outstanding.

The principal terms of the Preferred Shares that may materially limit or qualify the rights of our Common Stock are as follows:

Voting. Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Preferred Shares and except as otherwise required by Delaware law, the Preferred Shares has no voting rights. We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Preferred Shares, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the original holder of the Preferred Shares and the holders of 25% of the Preferred Shares outstanding at the time, the calculation of which shall include the original holder’s percentage of ownership of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Preferred Shares vote separately as a class. The common stock into which the Preferred Shares is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Preferred Shares.

Dividends. The holders of the Preferred Shares are not entitled to any dividends.

Conversion. At any time on or after the issuance date, the holder of any such shares of Preferred Shares may, at the holder's option, elect to convert all or any portion of the shares of the Preferred Shares held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($10.00) of the shares of Preferred Shares being converted divided by (ii) the conversion price, which initially is $2.20 per share, subject to certain adjustments.

If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Preferred Shares or to issue a new preferred stock certificate representing the number of shares of Preferred Shares to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Preferred Shares represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely. If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

The conversion price of the Preferred Shares may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $10.00 per share or the liquidation preference amount, of the Preferred Shares before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount payable to the holders of outstanding shares of the Preferred Shares tock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Preferred Shares, then all of said assets will be distributed among the holders of the Preferred Shares and the other classes of stock ranking pari passu with the Preferred Shares, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Preferred Shares shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Shares. All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by the Company and reasonably acceptable to the holders of a majority of the Preferred Shares) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Preferred Shares has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.

Warrants

Pursuant to the financing we completed on October 23, 2007, we issued a Series A-1 Warrant to purchase 3,409,091 shares of our common stock at an exercise price of $3.00 and a Series A-2 Warrant to purchase 2,272,728 shares of our common stock at an exercise price of $4.40. Each warrant has a five year term from the issuance date.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if the registration statement is not then declared effective by the SEC by “cashless exercise”. We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

Commencing 24 months following the closing of the financing, if the per share market value of one share of common stock is greater than the warrant price and the registration statement is not in effect, in lieu of exercising this warrant by payment of cash, the warrant holder may exercise the warrant by a cashless exercise by surrender of the warrant, in which event the Issuer shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y - (A)(Y) B

Where	X =	the number of shares of common stock to be issued to the warrant holder.

	Y =	the number of shares of common stock purchasable upon exercise of all of the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised.

	A =	the warrant price.

	B =	the per share market value of one share of common stock.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

For a period of 1 year following the original issue date (the “Full Ratchet Period”), in the event we shall issue any additional shares of common stock, at a price per share less than the exercise price then in effect or without consideration, then the exercise price upon each such issuance shall be adjusted to a price equal to the consideration per share paid for such additional shares of common stock.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Pursuant to the terms of the Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any Warrant shall have the right to exercise his/her Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 4.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

Registration Rights

Pursuant to the Registration Rights Agreement we entered into in connection with the Share Exchange, we agreed to file the registration statement of which this prospectus is a part and use our best efforts to have this Registration Statement declared effective by no later than March 22, 2008, or if we receive a full review by the SEC, no later than April 21, 2007. We are required to keep this Registration Statement continuously effective under the Securities Act for the effectiveness period which continues until such date as is the earlier of the date when all of the securities covered by this Registration Statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144. We will pay liquidated damages of .75% of the dollar amount of the shares registered in this Registration Statement per month, payable in cash, up to a maximum of 7.5%, if this Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the effectiveness period. However, no liquidated damages shall be paid with respect to any shares that we are not permitted to include in this Registration Statement due to the SEC’s application of Rule 415.

In connection with the issuance of the Preferred Shares and Warrants in the October, 2007 financing, we entered into a registration rights agreement (the Financing Registration Rights Agreement) with Vision Opportunity Master Fund Ltd. in which we agreed to file the “Financing Registration Statement” with the SEC to register the shares of common stock underlying the Preferred Shares (the “Conversion Shares”) on the day that is the 45th day following the later of (i) 60 days following the sale of all of the securities included in this Registration Statement (this "Registration Statement"), and (ii) six months following the effective date of this Registration Statement, or any subsequent registration statement with respect thereto, or such earlier date as permitted by the SEC. We have agreed to use our best efforts to have the Financing Registration Statement declared effective within 105 calendar days of such filing, or 135 calendar days of such filing. We are required to keep the Financing Registration Statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by the Financing Registration Statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144. We will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Financing Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Effectiveness Period. However, no liquidated damages shall be paid with respect to any Preferred Shares that we are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive So., #430, Denver, Colorado 80209. Our Transfer Agent and Registrar’s telephone number is 303-282-4800.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The financial statements of China Bio Energy Holding Group Co., Ltd. (f/k/a International Imaging Systems, Inc.) as of and for the years ended December 31, 2006, 2005 and 2004 included in this prospectus and in the registration statement have been audited by Thomas W. Klash, CPA, an independent registered public accounting firm, as stated in his report appearing herein.

The financial statements of Xi’an Baorun Industrial Development as of and for the years ended December 31, 2006, 2005 and 2004 included in this prospectus and in the registration statement have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)

THOMAS W. KLASH
CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Shareholders
International Imaging Systems, Inc. and Subsidiaries
Ft. Lauderdale, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I have audited the accompanying consolidated balance sheet of International Imaging Systems, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years ended December 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Imaging Systems, Inc. and Subsidiaries as of December 31, 2006, and the results of operations and its cash flows for each of the two years ended December 31, 2006 in conformity with auditing standards generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has suffered the loss of its major customer, and incurred substantial net losses from operations. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
February 13, 2007

1909 TYLER STREET-SUITE 603-HOLLYWOOD, FLORIDA 33020 (954) 925-4900
www.tklash.com

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS

CURRENT ASSETS:
Cash	$77,638

LIABILITIES AND STOCKHOLDERS' EQUITYY

CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$14,173
TOTAL CURRENT LIABILITIES	14,173

STOCKHOLDERS' EQUITY
Preferred Stock - $.001 Par Value - 1,000,000 Shares Authorized; 225,000 Shares Issued and Outstanding	225
Common Stock - $.001 Par Value - 29,000,000 Shares Authorized; 7,973,700 Shares Issued and Outstanding	7,974
Additional Paid-In Capital	1,634,345
Accumulated Deficit	(1,579,079
TOTAL STOCKHOLDERS' EQUITY	63,465
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$77,638

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Revenue	$145,889	$959,098

General and administrative expenses	482,762	1,186,759

Loss from continuing operations	(336,873)	(227,661)

Loss from discontinued operations	(35,205)	(294,451)
(Loss) gain from disposal of discontinued operations	(1,782)	509,337

Loss before provision for income taxes	(373,860)	(12,775)

Provision for income taxes	–	–

Net loss	$(373,860)	$(12,775)

Basic and diluted loss per share:
Loss from continuing operations	$(0.04)	$(0.04)
Loss from discontinued operations	(0.01)	(0.05)
Loss from disposal of discontinued operations	(0.00)	0.08

Net loss per common share, basic and diluted	$(0.05)	$(0.01)

Weighted average shares outstanding	7,718,604	6,217,727

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance, January 1, 2005	–	$–	6,028,700	$6,029	$96,134	$(1,068,694)	$(966,531)

Sale of common stock	–	–	305,000	305	30,195	–	30,500

Common stock issued in payment of exchangeable notes	–	–	210,000	210	104,790	–	105,000
Stock compensation award	–	–	160,000	160	47,840	–	48,000
Contribution of stockholders' loans to equity	–	–	–	–	284,138	–	284,138

Net loss	–	–	–	–	–	(12,775)	(12,775)

Balance, December 31, 2005	–	–	6,703,700	6,704	563,097	(1,081,469)	(511,668)

Sale of preferred stock	225,000	225	–	–	102,930	–	103,155

Stock compensation awards	–	–	410,000	410	102,090	–	102,500

Common stock issued in payment of exchangeable notes	–	–	860,000	860	429,140	–	430,000

Contribution of stockholders' loans to equity	–	–	–	–	313,338	–	313,338

Beneficial conversion feature of of preferred stock	–	–	–	–	123,750	–	123,750

Preferred stock dividend	–	–	–	–	–	(123,750)	(123,750)

Net loss	–	–	–	–	–	(373,860)	(373,860)

Balance, December 31, 2006	225,000	$225	7,973,700	$7,974	$1,634,345	$(1,579,079)	$63,465

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Cash flows from operating activities:
Net loss	$(373,860)	$(12,775)
Adjustments to reconcile net loss to net
cash used in operating activities:
Bad debts	–	35,714
Security deposits applied to expense	4,051	–
Change in net liabilities of discontinued operations	(5,349)	9,755
Gain on extinguishment of debt	–
Stock based compensation	102,500	48,000
Loss on sale of note receivable	–	56,672
Loss (gain) from disposal of discontinued operations	1,782	(509,337)
Change in operating assets and liabilities
Accounts receivable	56,217	68,377
Advances to customer, net	25,000	(55,000)
Security deposits		(351)
Accounts payable and accrued expenses	(61,198)	(7,023)

Cash used in operating activities	(250,857)	(365,968)

Cash flows from investing activities
Collections on note receivable	–	64,314
Cash flows from financing activities:
Sale of preferred stock, net	103,155	–
Sale of common stock	–	30,500
Proceeds from borrowings	68,469	659,800
Repayment of borrowings	(30,631)	(281,068)

Cash provided by financing activities	140,993	409,232

Net (decrease) increase in cash	(109,864)	107,578
Cash, beginning of period	187,502	79,924

Cash, end of period	$77,638	$187,502
Supplemental cash flow information:
Cash paid for interest	$1,010	$13,132
Cash paid for income taxes	$–	$–
Non-Cash Financing Activities:
Conversion of notes payable to equity	$430,000	$105,000
Contribution of stockholders' loans to equity	313,338	284,138

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

International Imaging Systems, Inc. ("we", "us", "our company", "our" or "IISY" ) was formed under the laws of the State of Delaware in 1998. Through our wholly-owned subsidiary, Advanced Staffing International, Inc., we were principally engaged in the employee leasing business. On September 19, 2006, certain of our shareholders sold 4,500,000 shares (56.4%) of our common stock to a group of investors for $405,000 cash. The sale was accompanied by the resignation and replacement of our officers and directors. We are now considering alternatives for future operations.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Going Concern

The financial statements have been prepared on a going concern basis, and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit.

We have had a substantial net loss of $373,860 for the year ended December 31, 2006 and currently have no current source of revenue and are inactive as of December 31, 2006. These factors raise substantial doubt about our ability to continue as a going concern.

We will pursue an acquisition strategy ("Acquisition Strategy"), whereby we will seek to acquire businesses with a history of operating revenues in markets that provide room for growth. We intend to engage in identifying, investigating and, if investigation warrants, acquiring companies that will enhance revenues and

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

increase shareholder value. In the event that our limited financial resources prove to be insufficient to implement our acquisition strategy, we will be required to seek additional financing, through either equity or debt financing.

Cash and Cash Equivalents

We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition

Personnel placement fees have been recorded upon completion of contract terms.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Loss per Share

We use SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were 22,500,000 common share equivalents at December 31, 2006 and none at December 31, 2005.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes--An Interpretation of FASB Statement No. 109" (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. FIN 48 requires companies to determine whether it is "more likely than not" that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 will also require significant additional disclosures. This Interpretation will be effective for fiscal years beginning after December 15, 2006. We will implement this Interpretation in the first quarter of 2007 on a prospective basis. We are currently evaluating the potential impact this Interpretation will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by us beginning in the first quarter of 2008. We are currently evaluating the potential impact this standard may have on our financial position and results of operations, but do not believe the impact of the adoption will be material.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 was issued in order to eliminate the diversity of practice in how public companies quantify misstatements of financial statements, including misstatements that were not material to prior years' financial statements. We will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. We have evaluated the potential impact SAB 108 may have on our financial position and results of operations and do not believe the impact of the application of this guidance will be material.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE B - ADVANCES TO CUSTOMER -

We made non-interest bearing advances to a former customer, Alcard Mexico, S.A. ("Alcard"), aggregating $380,000, through December 31, 2005, to enable Alcard to build its production facility. Alcard repaid $350,000. The remaining balance was assigned to the Company's shareholders in consideration of loans payable to them.

NOTE C - STOCK COMPENSATION PLAN -

Our 2003 Equity Incentive Program provides for the grant of incentive stock options, nonqualified stock options, and restricted stock awards. Certain awards are intended to qualify as "incentive stock options" within the meaning of the Internal Revenue Code (the "Code"). Other awards granted under the Program are not intended to qualify as incentive stock options under the Code.

The total number of shares of the our common stock that may be issued under the Program may not exceed 6,000,000, of which 1,000,000 will be available for issuance as incentive stock option grants and 5,000,000 will be available for issuance as nonqualified stock option grants. The total number of shares may be increased annually based upon the total number of common shares outstanding in subsequent years.

In March 2006, we issued 250,000 common shares, valued at $62,500, in connection with a one-year management consulting agreement.

In August 2006, we issued 160,000 common shares, valued at $40,000, to our chief executive officer as compensation for serving in such capacity without salary since February, 2006.

NOTE D - STOCKHOLDERS' EQUITY

Our certificate of incorporation authorizes the issuance of 29,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001, all of such preferred shares designated as Series A.

On November 3, 2006, we completed the sale of 225,000 shares of authorized, previously unissued Series A Convertible Preferred Stock for gross cash proceeds of $123,750 or $0.55 per share. The securities were purchased by 19 of our shareholders who recently acquired control of us. There were no underwriting discounts or commissions paid in the transaction. Net proceeds received were $103,155, after payment of legal and other costs.

Each share of Series A Preferred Convertible Stock ("Preferred") is convertible into 100 shares of our restricted common stock at the holder's option at any time subject to redemption by us upon notice of redemption at any time, at a redemption price equal to 110% of the purchase price paid for the Preferred, and subject to cancellation, after notice, of the conversion right on or after September 30, 2008, if certain market trading parameters for our common stock shall have occurred.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE D - STOCKHOLDERS' EQUITY-CONTINUED

In accordance with Emerging Issues Task Force ("EITF") No.00-27, "Application of EITF Issue No. 98-5, `Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates', to Certain convertible Instruments", we attributed a beneficial conversion feature of $123,750 to the Series `A' preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the gross proceeds received. The beneficial conversion feature was recorded as a dividend and is included in the accompanying financial statements.

In March 2006, we issued 250,000 common shares, valued at $62,500, in connection with a one-year management consulting agreement.

During the first quarter of 2006, we issued 860,000 shares of common stock in satisfaction of 6% exchangeable notes due to shareholders of $430,000.

In August 2006, we issued 160,000 common shares, valued at $40,000, to our chief executive officer as compensation for serving in such capacity without salary since February, 2006.

During the third quarter of 2006, shareholders contributed approximately $313,000 of loans payable to additional paid-in capital.

In September, 2005, we issued 160,000 common shares, valued at $48,000, to an officer in consideration for past services rendered to a wholly owned subsidiary.

During 2005 we issued 210,000 common shares in satisfaction of notes amounting to $105,000.

During 2005 we sold 305,000 shares of common stock for proceeds of $30,500.

NOTE E - LOANS PAYABLE - SHAREHOLDERS -

Loans payable to shareholders consisted of non-interest bearing working capital advances, due on demand. During the first quarter of 2006, we issued 860,000 shares of common stock in satisfaction of debt of $430,000.

Interest expense amounted to $1,011 and $32,654 for the years ended December 31, 2006 and 2005, respectively.

During the third quarter of 2006, shareholders contributed approximately $245,000 of loans payable to additional paid-in capital.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE F - CONTINUING OPERATIONS -

The Company has a net operating loss carry forward of approximately $940,000, which may be carried forward through the year 2026, to offset future taxable income. The use of net operating loss carry forwards may be limited by change of control limitations.

Deferred tax assets, amounting to approximately $188,000, relating to the potential tax benefit of future tax deductions, was offset by a valuation allowance due to the uncertainty of profitable operations in the future and no assurance that we will remain in the same line of business.

Significant components of the Company's deferred tax assets are as follows:

Net operating loss carryforward	$188,000
Valuation allowance	(188,000)
Net deferred tax asset	$–

The valuation allowance changed during 2006 resulting from the increase in the net operating loss carry forward and the disposition of a subsidiary as follows:

Valuation allowance - January 1, 2006	$111,000
Increase relating to current year tax loss	77,000
Valuation allowance - December 31, 2006	$188,000

The income tax provision relating to earnings (loss) from continuing and discontinued operations consisted of the following:

	2006	2005

Continue operations:
Federal income tax benefit at statutory rate	$51,000	$44,000
State income tax benefit	18,000	14,000
	69,000	58,000
Discontinued operations:
Federal income tax benefit (expense) at statutory rate	6,000	(32,000)
State income tax benefit (expense)	2,000	(15,000)
	8,000	(47,000)
Total for year	77,000	11,000
Valuation allowance	(77,000)	(11,000)
Net tax provision	$–	$–

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE G - RELATED PARTY TRANSACTIONS -

During each of the years ended December 31, 2006 and 2005, we paid promotional/marketing development fees to an entity owned by our chief executive officer in the amount of $4,500.

In September, 2006, we assigned a rental security deposit, amounting to $4,051, to an individual related to a shareholder as compensation.

On August 29, 2006, we sold our investment in a subsidiary to the subsidiary's chief executive officer for $100, resulting in a loss of approximately $2,000 (see Note K).

In connection with a previous asset sale in 2004, we received a note receivable in the amount of $120,986 from the buyer, a former vendor. On June 13, 2005, the remaining balance of the note was discounted to the buyer, for $50,000, resulting in a loss of $56,672 which is included in loss from discontinued operations in the accompanying statement of operations.

We advanced $150,000 and $120,000 during 2006 and 2005, respectively, to an entity in which a shareholder has an equity interest. These advances were repaid during the same year. Billings from this entity for accounting services rendered by their employees amounted to $9,775 and $28,029 for the years ended December 31, 2006 and 2005, respectively.

NOTE H - CONCENTRATION OF RISK -

One customer accounted for substantially all of our revenue for the years ended December 31, 2006 and 2005. We lost this customer in February, 2006.

NOTE I - COMMITMENTS -

On May 11, 2005, we entered into a three year office lease. On September 19, 2006, we received a general release from the landlord, canceling future rental commitments. Net rent expense amounted to $36,078 in 2006 and $30,050 in 2005.

NOTE J - SALE OF SUBSIDIARY -

On December 13, 2003, we formed a wholly-owned subsidiary, Renewable Assets, Inc., to carry on the business of our predecessor company, A.M.S. Marketing, Inc. The business consisted of marketing pre-owned photocopy machines.

Our Board of Directors had approved a spin-off of Renewable Assets, Inc. to our shareholders.We were unable to comply with applicable SEC rules and regulations. On August 28, 2006, our Board of Directors approved the

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE J - SALE OF SUBSIDIARY -CONTINUED

abandonment of the spin-off. On August 29, 2006, we sold our investment in Renewable Assets, Inc. to its chief executive officer for $100, resulting in a loss of approximately $2,000.

NOTE K - DISCONTINUED OPERATIONS

On December 30, 2005, we sold our interest in our former operating subsidiary, Advanced Imaging Systems, LLC to our former production manager. On August 29, 2006, we sold our investment in Renewable Assets, Inc. to the subsidiary's chief executive officer.

At the date of the sale of Advanced Imaging Systems, LLC, the subsidiary had minimal assets and liabilities of $517,121. Disposition of the subsidiary resulted in a gain of $509,337. No income taxes were provided resulting from utilization of the net operating loss carry forwards.

The sale of Renewable Assets, Inc. resulted in a loss on disposition of $1,782.

The condensed statements of operations for Advanced Imaging Systems, LLC and Renewable Assets, Inc. for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Revenue	$–	$96,458
Operating expenses	(35,205)	(390,909)
Net loss	$(35,205)	$(294,451)

NOTE M - CHANGE IN CONTROL -

On September 19, 2006, certain shareholders sold 4,500,000 shares (56.4%) of our common stock to a group of investors for $405,000 cash. The selling shareholders contributed approximately $245,000 of loans owed to them by us to capital. The sale was accompanied by the resignation and replacement of our officers and directors.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)

The Board of Directors and Shareholders
International Imaging Systems, Inc. and Subsidiaries
Ft. Lauderdale, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I have audited the accompanying balance sheet of International Imaging Systems, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the two years ended December 31, 2005. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Imaging Systems, Inc. and Subsidiaries as of December 31, 2005, and the results of operations and its cash flows for each of the two years ended December 31, 2005 in conformity with auditing standards generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note J to the consolidated financial statements, the Company has suffered the loss of its major customer, incurred substantial losses from operations, has negative working capital and a shareholders' deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note J. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
March 9, 2006

INTERNATIONAL IMAGING SYSTEMS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$187,502
Accounts Receivable	56,217
Advances to Customer	55,000
Assets of Discontinued Operations	3,518

TOTAL CURRENT ASSETS	302,237

OTHER ASSETS:
Security Deposits	4,051
TOTAL ASSETS	$306,288

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Notes Payable	$735,500
Accounts Payable and Accrued Expenses	75,371
Liabilities of Discontinued Operations	7,085
TOTAL CURRENT LIABILITIES	817,956

SHAREHOLDERS' DEFICIENCY:
Preferred Stock - $.001 Par Value - 1,000,000 Shares Authorized; -0- Shares Issued and Outstanding	–
Common Stock - $.001 Par Value - 29,000,000 Shares Authorized; 6,703,700 Shares Issued and Outstanding	6,704
Additional Paid-In Capital	563,097
Accumulated Deficit	(1,081,469)
TOTAL SHAREHOLDERS' DEFICIENCY	(511,668)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$306,288

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005 AND 2004

	2005	2004 *
REVENUES	$959,098	$17,175
GENERAL AND ADMINISTRATIVE EXPENSES	1,186,759	62,239

(LOSS) FROM CONTINUING OPERATIONS	(227,661)	(45,064)
(LOSS) FROM DISCONTINUED OPERATIONS	(294,451)	(418,103)
GAIN FROM DISPOSAL OF DISCONTINUED OPERATIONS	509,337	–

NET (LOSS)	$(12,775)	$(463,167)

BASIC AND DILUTED (LOSS) PER SHARE:

(LOSS) FROM CONTINUING OPERATIONS	$(.04)	$(.01)
(LOSS) FROM DISCONTINUED OPERATIONS	(.05)	(.07)
GAIN FROM DISPOSAL OF DISCONTINUED OPERATIONS	.08	–

NET (LOSS)	$(.01)	$(.08)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and Diluted	6,217,727	6,028,700

* Reclassified for comparative purposes.
See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
YEARS ENDED DECEMBER 31, 2005 AND 2004

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL
	$.001 PAR VALUE		$.001 PAR VALUE		PAID-IN	ACCUMULATED
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL
BALANCE - December 31, 2003	-	-	6,028,700	$6,029	$96,134	$(605,527)	$(503,364)
NET (LOSS) FOR PERIOD	-	-	-	-	-	(463,167)	(463,167)
BALANCE - December 31, 2004	-	-	6,028,700	6,029	96,134	(1,068,694)	(966,531)
SALE OF COMMON STOCK	-	-	305,000	305	30,195	-	30,500
COMMON STOCK ISSUED IN PAYMENT OF EXCHANGEABLE NOTES	-	-	210,000	210	104,790	-	105,000
STOCK COMPENSATION AWARD	-	-	160,000	160	47,840	-	48,000
CONTRIBUTION OF SHAREHOLDERS' LOANS TO EQUITY	-	-	-	-	284,138	-	284,138
NET (LOSS) FOR PERIOD	-	-	-	-	-	(12,775)	(12,775)
BALANCE - December 31, 2005	-	-	6,703,700	$6,704	$563,097	$(1,081,469)	$(511,668)

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Net (Loss)	$(12,775)	$(463,167)
Adjustments to Reconcile Net (Loss) to Net Cash (Used) by Operating Activities:
Loss on Note Receivable	56,672	-
Provision for Losses on Accounts Receivable	35,714	60,920
Depreciation	-	54,903
Gain on Sale of Assets	-	(171,885)
Gain on Disposition of Discontinued Operation	(509,337)	-
Net Liabilities of Discontinued Operation	9,755	(6,188)
Stock Based Compensation	48,000	-
Changes in Operating Assets and Liabilities (Net of Subsidiary Disposed):
Accounts Receivable	68,377	205,925
Advances to Customer - Net	(55,000)	-
Inventories	-	141,185
Security Deposits	(351)	-
Accounts Payable and Accrued Expenses	(7,023)	98,013
NET CASH (USED) BY OPERATING ACTIVITIES	(365,968)	(80,294)

CASH FLOWS FROM INVESTING ACTIVITIES:
Collection of Note Receivable	64,314	-
Expenditures for Property and Equipment	-	(11,517)
Proceeds from Sale of Property and Equipment	-	122,576
NET CASH PROVIDED BY INVESTING ACTIVITIES	64,314	111,059

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Borrowings	659,800	373,500
Repayment of Borrowings	(281,068)	(341,094)
Proceeds from Stock Issuance	30,500	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	409,232	32,406

NET INCREASE IN CASH	107,578	63,171
CASH - Beginning of Period	79,924	16,753
CASH - End of Period	$187,502	$79,924
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest Paid	$13,132	$40,108
Income Taxes Paid	$-	$-

Conversion of Notes Payable to Equity	$105,000	$-
Reclassification of Shareholders' Loans to Equity	$284,138	$-

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -

Nature of Operations:
The Company, through its wholly-owned subsidiary, Advanced Staffing International, Inc., is principally engaged in the employee leasing business. It also markets pre-owned, brand name photocopier machines through its wholly owned subsidiary, Renewable Assets, Inc.

Basis of Presentation:
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Advanced Staffing International, Inc., Renewable Assets, Inc. and Accurate Images, Inc. Intercompany transactions and accounts have been eliminated.

Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments:
The carrying values of accounts receivable, accounts payable, and notes payable approximate fair value at December 31, 2005.

Accounts Receivable:
Accounts receivable are considered to be fully collectible at December 31, 2005.

Revenue:
Personnel placement fees are recorded upon completion of contract terms.

Advertising:
Advertising costs are expensed as incurred.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued) -

Earnings or (Loss) Per Common Share:
Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all of the Company's "Exchangeable Notes" (see note G) as if conversion to common shares had occurred at the beginning of the current period. Interest expense applicable to the notes is added back to net income for purposes of computing diluted earnings per share. The additional shares contingently issuable to holders of the exchangeable notes were not considered for the periods ended December 31, 2005 and 2004 because their effect would have been anti-dilutive.

Recent Accounting Pronouncements:
In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of Statement No. 123, Accounting for Stock Based Compensation, entitled "Share Based Payments". The Statement is effective for small business issuers for periods after December 15, 2005, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchanges for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Statement eliminates the alternative to use the "intrinsic value method" of accounting that was previously provided in the original version of Statement No. 123. Under that method, issuance of stock options to employees generally resulted in recognition of no compensation cost. The recently issued revision requires entities to recognize the cost of employee services received in exchange for award of equity instruments based on the grant date fair value of those awards.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued) -

Recent Accounting Pronouncements (continued):
In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, "Exchanges of Nonmonetary assets - an amendment of APB Opinion No. 29". The Statement is effective for fiscal periods beginning after June 15, 2005, and eliminates certain differences that existed between U.S. accounting standards for nonmonetary transactions and those standards provided by International Accounting Standard No. 16, "Property, Plant and Equipment" and International Accounting Standard No. 38, "Intangible Assets". The Statement eliminates the exceptions to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance - that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity.

In April 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", requiring retrospective application as the required method for reporting a change in accounting principle, unless impracticable or a pronouncement includes specific transaction provisions. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This statement carries forward the guidance in APB Opinion No. 20, "Accounting Changes", for the reporting of the correction of an error and a change in accounting estimate. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

Implementation of the Standards are not expected to have a material effect on comparability of the Company's financial statements.

NOTE B - ADVANCES TO CUSTOMER -

The Company paid non-interest bearing advances of $380,000 to a former customer, Alcard Mexico, S.A. ("Alcard") to enable "Alcard" to build its production facility. "Alcard" has repaid $325,000 through December 31, 2005.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE C - STOCK COMPENSATION PLAN -

The Company's 2003 Equity Incentive Program provides for the grant of incentive stock options, nonqualified stock options, and restricted stock awards. Certain awards are intended to qualify as "incentive stock options" within the meaning of the Internal Revenue Code (the "Code"). Other awards granted under the "Program" are not intended to qualify as incentive stock options under the "Code".

The total number of shares of the Company's common stock that may be issued during the first year under the "Program" may not exceed 6,000,000, of which 1,000,000 will be available for issuance as incentive stock option grants and 5,000,000 will be available for issuance as nonqualified stock option grants. The total number of shares may be increased annually based upon the total number of common shares outstanding in subsequent years.

In September, 2005, the Company issued 160,000 common shares to an officer in consideration for past services rendered to a wholly owned subsidiary. The fair value of the shares issued amounted to $48,000 and is included in the accompanying statement of operations.

NOTE D - CONCENTRATION OF RISK -

Customer:
One customer accounted for substantially all of the Company's revenues for the year ended December 31, 2005.

NOTE E - COMMITMENTS -

Rent:
On May 11, 2005, the Company entered into a three year office lease. Minimum annual rentals are as follows:

2006	$47,035
2007	$53,090
2008	$13,905

The Company is also obligated to pay annual pro-rata operating expenses and real estate taxes.

Net rent expense amounted to $30,050 after deducting sublease income from related parties in 2005 and $44,114 in 2004.

Consulting Agreement:
In April, 2003, the Company entered into a three year management services contract with a shareholder. The agreement provides for monthly payments of $4,000, plus expense reimbursements. At December 31, 2005, $22,000 was unpaid.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE F - NOTES PAYABLE -

Notes payable consist of the following at December 31, 2005:

Demand Loans Payable - Shareholders - Working capital advances bearing no interest	$305,500
6% Exchangeable Notes Payable - Maturing at various times through December, 2005. The notes were exchanged for common stock in 2006 based upon an exchange price of $.50 per common share for each dollar owed.	430,000
$735,500

Interest expense amounted to $32,654 and $38,758 for the years ended December 31, 2005 and 2004, respectively.

The exchangeable notes have matured. During 2005 the Company issued 210,000 common shares in satisfaction of notes amounting to $105,000. In 2006, lenders agreed to receive 860,000 common shares in satisfaction of $430,000, the remaining exchangeable notes payable.

NOTE G - INCOME TAXES -

The Company has a net operating loss carryforward, of approximately $555,000, which may be carried forward through the year 2025, to offset future taxable income.

Deferred tax assets, amounting to approximately $111,000, relating to the potential tax benefit of future tax deductions, was offset by a valuation allowance due to the uncertainty of profitable operations in the future.

Significant components of the Company's deferred tax assets are as follows:

Net Operating Loss Carryforward	$111,000

TOTAL DEFERRED TAX ASSETS	111,000

Valuation Allowance	(111,000)

NET DEFERRED TAX ASSETS	$–

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE G - INCOME TAXES -

The valuation allowance changed during 2005 resulting from the increase in the net operating loss carryforward and the disposition of a subsidiary as follows:

Valuation Allowance - January 1, 2005	$292,000

Decrease Relating to Disposal of Subsidiary	(239,000)

Increase Relating to Current Year Tax Loss	58,000

Valuation Allowance - December 31, 2005	$111,000

The income tax provision relating to earnings (loss) from continuing and discontinued operations consisted of the following:

	2005	2004
CONTINUING OPERATIONS:
Federal Income Tax Benefit at Statutory Rate	$44,000	$9,000
State Income Tax Benefit	14,000	2,000
	58,000	11,000

DISCONTINUED OPERATIONS:
Federal Income Tax (Expense) Benefit at Statutory Rates	(32,000)	63,000
State Income Tax (Expense) Benefit at Statutory Rates	(15,000)	21,000
	(47,000)	84,000

	11,000	95,000
Valuation Allowance	(11,000)	(95,000)

NET TAX PROVISION	$–	$–

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE H - RELATED PARTY TRANSACTIONS -

Promotional Fees:
During the periods ended December 31, 2005 and 2004, the Company paid promotional/marketing development fees to an entity owned by the Chief Executive Officer of $4,500 and $7,000, respectively.

Asset Sale:
In connection with a previous asset sale in 2004, it received a note receivable in the amount of $120,986 from the buyer, a former vendor.

On June 13, 2005, the remaining balance of the note was discounted to the buyer, for $50,000, resulting in a loss of $56,672 and is included in loss from discontinued operations in the accompanying statement of operations.

Transactions with Affiliate:
The Company advanced $120,000 to an entity in which a shareholder has an equity interest during 2005. This amount was repaid during the same year. Billings to this entity for accounting services rendered by the Company's management amounted to $28,029, of which $1,600 remains unpaid at year-end.

NOTE I - DISCONTINUED OPERATIONS -

Pending Spin-Off

On December 13, 2003, the Company formed a wholly-owned subsidiary, Renewable Assets, Inc., to carry on the business of the predecessor company, A.M.S. Marketing, Inc. The business consists of marketing pre-owned photocopy machines.

The chief executive officer of Renewable Assets, Inc. is also a shareholder of International Imaging Systems, Inc. (see Note C).

On April 13, 2004, the Board of Directors approved a spin-off of Renewable Assets, Inc. to International Imaging Systems, Inc.'s shareholders of record on April 14, 2004.

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE I - DISCONTINUED OPERATIONS - (continued) -

The shares of Renewable Assets, Inc. have not been distributed pending compliance with applicable rules and regulations of the Securities and Exchange Commission.

Assets and liabilities of discontinued operations were as follows at December 31, 2005:

Cash	$18
Accounts Receivable	3,500
TOTAL ASSETS	$3,518

Accounts Payable	$7,085
TOTAL LIABILITIES	$7,085

DISPOSITION OF SUBSIDIARY

On December 30, 2005, the Company sold for $100, its interest in its former operating subsidiary, Advanced Imaging Systems, LLC to the Company's former production manager. At the date of the sale, the subsidiary had minimal assets and liabilities of $517,121.

Disposition of the subsidiary resulted in a gain of $509,337. No income taxes were provided resulting from utilization of the net operating loss carryforward.

Results of discontinued operations were as follows:

	2005		2004
	ADVANCED		ADVANCED
	IMAGING	RENEWABLE	IMAGING	RENEWABLE
	SYSTEMS, INC.	ASSETS, INC.	SYSTEMS, INC.	ASSETS, INC.
Revenues	$77,068	$19,390	$2,779,761	$6,960

Cost of Goods Sold	–	–	(2,156,773)	–

Gross Profit	77,068	19,390	622,988	6,960
General and Administrative Expenses	(301,040)	(89,869)	(1,216,150)	(3,786)
Gain on Sale of Assets	–	–	171,885	–

Net Income (Loss) from Discontinued Operations	$(223,972)	$(70,479)	$(421,277)	$3,174

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE J - CONTINGENCIES -

Going Concern:
The loss of the Company's major customer in February, 2006, a net loss from operations, negative working capital, and a shareholders' deficiency are issues that raise substantial doubt about the Company's ability to continue as a going concern. Management is presently seeking customers for its personnel agency. The accompanying financial statements have been prepared on the basis of a going concern, and do not reflect any adjustments resulting from an alternative assumption.

NOTE K - SEGMENT REPORTING -

During 2005, the Company had three segments: personnel placement, security card sales, and photocopier sales. Operating segments are identified on the basis of the nature of products or services offered for sale. The Company evaluates segment performance and allocates resources based on several factors, of which net sales and operating income are the primary financial measures. The accounting policies of the reportable segments are the same as those described in the "Summary of Significant Accounting Policies" footnote to the financial statements. There are no intersegment sales.

SEGMENT DATA

	SECURITY
	CARD	PHOTOCOPIER	PERSONNEL
	SALES	SALES	AGENCY	TOTAL

Revenues	$77,237	$19,390	$958,922	$1,055,549
Interest Income	1,245	–	–	1,245
Interest Expense	31,809	–	845	32,654
Depreciation	–	–	–	–
Segment Profit (Loss)	(286,477)	(70,479)	(10,871)	(367,827)
Segment Assets	253,760	3,518	45,492	302,770
Expenditures for
Long-Lived Assets	–	–	–	–

RECONCILIATION TO REVENUES AND NET LOSS FROM CONTINUING OPERATIONS

	REVENUES	NET LOSS

Segment Total Above	$1,055,549	$(367,827)
Discontinued Operations	(96,451)	–
Gain on Disposal of Discontinued Operation	–	509,337
General and Administrative Expenses Relating to Continuing Operations	–	(154,285)
CONTINUING OPERATIONS - TOTAL	$959,098	$(12,775)

CHINA BIO ENERGY HOLDING GROUP CO. LTD AND SUBSIDIARIES
(F/K/A/INTERNATIONAL IMAGING SYSTEMS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE K - SEGMENT REPORTING - continued -

During 2004, the Company had two segments: security card sales and photocopier sales. Comparative segment information for 2004 is as follows:

SEGMENT DATA

	SECURITY CARD	PHOTOCOPIER
	SALES	SALES	TOTAL

Revenues	$2,796,936	$6,960	$2,803,896
Interest Income	–	–	–
Interest Expense	38,758	–	38,758
Depreciation	54,903	–	54,903
Segment Profit (Loss)	(404,735)	3,174	(401,561)
Segment Assets	380,326	6,488	386,814
Expenditures for Long-Lived Assets	–	–	–

RECONCILIATION TO REVENUES AND NET LOSS FROM CONTINUING OPERATIONS

	REVENUES	NET LOSS

Segment Total - Above	$2,803,896	$(401,561)
Discontinued Operations	(2,786,721)	418,103
General and Administrative Expenses Relating to Continuing Operations	–	28,522
CONTINUING OPERATIONS - TOTALS	$17,175	$(45,064)

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

The Board of Directors and Shareholders
International Imaging Systems, Inc. and Subsidiaries
(Successor to A.M.S. Marketing, Inc.)
Ft. Lauderdale, Florida

INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying balance sheet of International Imaging Systems, Inc. and Subsidiaries (Successor to A.M.S. Marketing, Inc.) as of December 31, 2004, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the two years ended December 31, 2004. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Imaging Systems, Inc. and Subsidiaries (Successor to A.M.S. Marketing, Inc.) as of December 31, 2004, and the results of operations and its cash flows for each of the two years ended December 31, 2004 in conformity with auditing standards generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note M to the consolidated financial statements, the Company has suffered substantial losses from operations, has negative working capital and a shareholders' deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note M. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
March 31, 2005
April 13, 2005 as to the last paragraph of Note H

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

ASSETS
CURRENT ASSETS:
Cash	$79,924
Accounts Receivable - Net of Allowance for Doubtful Accounts of $60,920	160,307
Note Receivable - Current	53,624
Net Assets of Discontinued Operations	6,188

TOTAL CURRENT ASSETS	300,043

PROPERTY AND EQUIPMENT	5,572

NOTE RECEIVABLE - Non-Current	67,362

OTHER ASSETS:
Security Deposits	3,700

TOTAL ASSETS	$376,677

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Notes Payable - Current	$710,677
Accounts Payable	573,484
Accrued Expenses	29,646

TOTAL CURRENT LIABILITIES	1,313,807

NOTES PAYABLE - Non-Current	29,401

TOTAL LIABILITIES	1,343,208

SHAREHOLDERS' DEFICIENCY:
Preferred Stock - $.001 Par Value - 1,000,000 Shares Authorized; -0- Shares Issued and Outstanding	–
Common Stock - $.001 Par Value - 29,000,000 Shares Authorized; 6,028,700 Shares Issued and Outstanding	6,029
Additional Paid-In Capital	96,134
Accumulated Deficit	(1,068,694)

TOTAL SHAREHOLDERS' DEFICIENCY	(966,531)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$376,677

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004 AND 2003
	2004	2003
NET SALES	$2,796,936	$3,524,948

COST OF GOODS SOLD	2,156,773	2,783,975

GROSS PROFIT	640,163	740,973

GENERAL AND ADMINISTRATIVE EXPENSES	1,278,389	1,346,834

GAIN ON SALE OF ASSETS	(171,885)	–

LOSS FROM CONTINUING OPERATIONS	(466,341)	(605,861)

INCOME FROM DISCONTINUED OPERATIONS	3,174	–
NET LOSS	$(463,167)	$(605,861)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,028,700	5,170,815
Diluted	6,028,700	5,170,815

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE:
Continuing Operations	$(.08)	$(.12)
Discontinued Operations	–	–

NET LOSS	$(.08)	$(.12)

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
CONSOLIDATED STATEMENT OF SHAREHOLDER'S DEFICIENCY
YEARS ENDED DECEMBER 31, 2004 AND 2003

							PRE-
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL		MERGER
	$ 001 PAR VALUE		$ .001 PAR VALUE		PAID-IN	(ACCUMULATED	MEMBERS'
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT)	CAPITAL	TOTAL

BALANCE - December 31, 2002	–	$–	–	$–	$–	$334	$84,772	$85,106

RECAPITALIZATION OF
SHAREHOLDERS' EQUITY
IN CONNECTION WITH
MERGER OF A.M.S
MARKETING, INC. AND
ADVANCED IMAGING
SYSTEMS, LLC	–	–	4,656,200	4,656	(1,088)	–	–	3,568

COMMON STOCK ISSUED
IN CONNECTION
WITH MERGER	–	–	1,200,000	1,200	(1,200)	–	–	–

RECLASSIFICATION OF
(PRE-MERGER)
MEMBERS' EQUITY
TO ADDITIONAL
PAID-IN CAPITAL	–	–	–	–	84,772	–	(84,772)	–

COMMON STOCK ISSUED
FOR CONSULTING
SERVICES	–	–	6,000	6	2,994	–	–	3,000

"EQUITY INCENTIVE
PROGRAM" - COMMON
STOCK ISSUED	–	–	166,500	167	10,656	–	–	10,823

NET (LOSS) FOR PERIOD	–	–	–	–	–	(605,861)	–	(605,861)

BALANCE - December 31, 2003	–	–	6,028,700	6,029	96,134	(605,527)	–	(503,364)

NET (LOSS) FOR PERIOD	–	–	–	–	–	(463,167)	–	(463,167)

BALANCE - December 31, 2004	–	$–	6,028,700	$6,029	$96,134	$(1,068,694)	$–	$(966,531)

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss)	$(463,167)	$(605,861)
Adjustments to Reconcile Net (Loss) to Net Cash (Used) by Operating Activities:
Provision for Losses on Accounts Receivable	60,920	53,108
Depreciation	54,903	47,628
Gain on Sale of Assets	(171,885)	–
Net Assets of Discontinued Operations	(6,188)	3,568
Non-Cash Stock Compensation	–	13,656
Change in Operating Assets and Liabilities:
Accounts Receivable	205,925	(286,134)
Loans to Officers	–	2,769
Inventories	141,185	10,177
Accounts Payable	113,600	280,074
Accrued Expenses	(15,587)	21,813
Customer Deposits	–	15,387

NET CASH (USED) BY OPERATING ACTIVITIES	(80,294)	(443,815)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Property and Equipment	(11,517)	(65,280)
Proceeds from Sale of Property and Equipment	122,576	–

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	111,059	(65,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Borrowings - Shareholders	373,500	1,452,751
Repayment of Borrowings - Shareholders	(341,094)	(930,932)
Proceeds from Stock Issuance	–	167

NET CASH PROVIDED BY FINANCING ACTIVITIES	32,406	521,986

NET INCREASE IN CASH	63,171	12,891
CASH - Beginning of Period	16,753	3,862
CASH - End of Period	$79,924	$16,753

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest Paid	$40,108	$15,750
Income Taxes Paid	$–	$–

See accompanying notes to consolidated financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -

Nature of Operations:
A.M.S. Marketing, Inc. was incorporated in the State of Delaware on July 23, 1998. In October, 2003, the Company changed its name to International Imaging Systems, Inc.

The Company, through its wholly-owned subsidiary, Advanced Imaging Systems, LLC ("AIS"), is principally engaged in the sale of telephone credit cards, check cashing cards and security cards of all types. The Company markets such products domestically and abroad. The Company also markets pre-owned, brand name photocopier machines for an unrelated party.

Basis of Presentation:
The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and accounts have been eliminated.

On July 31, 2003, A.M.S. Marketing, Inc, ("AMS") acquired 100% ownership of "AIS" in exchange for 1,200,000 shares of its previously unissued common stock. Prior to the execution of the exchange agreement, the members (owners) of "AIS" purchased, directly from an existing "AMS" shareholder, 3,600,000 shares of "AMS" common stock. The combined result of the foregoing transactions is that the previous owners of "AIS" own 81.96% of the outstanding common stock of "AMS".

For accounting purposes, "AIS" is considered to be the acquirer and "AMS", the acquired entity. The business combination is considered to be a "reverse merger" since the former owners of "AIS" now control more than 50% of "AMS" as a result of the merger. The effect of this transaction reflects historical values of assets and liabilities of the combined entities with a recapitalization of "AMS" shareholders' equity.

Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued) -

Financial Instruments:
The carrying values of cash, accounts receivable, accounts payable, and notes payable approximate fair value at December 31, 2004.

Property and Equipment:
Property and equipment are recorded at cost, less depreciation. Depreciation is primarily accounted for on the straight-line method based on estimated useful lives. The depreciation of leasehold improvements is based on the shorter of the lease term or the life of the improvement. The carrying value of property and equipment is assessed when factors indicating impairment is present. The Company determines fair value by obtaining market quotes for replacement property.

Sales:
Revenue is recognized when materials are shipped. Reported sales are arrived at by deducting discounts and return allowances.

Advertising:
Advertising costs are expensed as incurred.

Earnings or (Loss) Per Common Share:
Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all of the Company's "Exchangeable Notes" (see note H) as if conversion to common shares had occurred at the beginning of the current period. Interest expense applicable to the notes is added back to net income for purposes of computing diluted earnings per share. The additional shares contingently issuable to holders of the exchangeable notes were not considered for the years ended December 31, 1004 and 2003 because their effect would have been anti-dilutive.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued) -

Recent Accounting Pronouncements:
In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of Statement No. 123, Accounting for Stock Based Compensation, entitled "Share Based Payments". The Statement is effective for small business issuers for periods after December 15, 2005, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Statement eliminates the alternative to use the "intrinsic value method" of accounting that was previously provided in the original version of Statement No. 123. Under that method, issuance of stock options to employees generally resulted in recognition of no compensation cost. The recently issued revision requires entities to recognize the cost of employee services received in exchange for award of equity instruments based on the grant date fair value of those awards.

In December, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 153, "Exchanges of Nonmonetary assets - an amendment of APB Opinion No. 29". The Statement is effective for fiscal periods beginning after June 15, 2005, and eliminates certain differences that existed between U.S. accounting standards for nonmonetary transactions and those standards provided by International Accounting Standard No. 16, "Property, Plant and Equipment" and International Accounting Standard No. 38, "Intangible Assets". The Statement eliminates the exceptions to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance - that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity.

Implementation of the Standards are not expected to have a material effect on comparability of the Company's financial statements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B - PROPERTY AND EQUIPMENT -

Property and equipment consists of the following at December 31, 2004:

Furniture and Fixtures	$1,825
Machinery and Equipment	6,747
8,572
Accumulated Depreciation	(3,000)
$5,572

NOTE C - STOCK COMPENSATION PLAN -

The Company's 2003 Equity Incentive Program (the "Program") was adopted by the Board of Directors and approved by shareholders in August, 2003. The "Program" provides for the grant of incentive stock options, nonqualified stock options, and restricted stock awards. Certain awards are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (the "Code"). Other awards granted under the "Program" are not intended to qualify as incentive stock options under the "Code".

The total number of shares of the Company's common stock that may be issued during the first year under the "Program" may not exceed 6,000,000, of which 1,000,000 will be available for issuance as incentive stock option grants and 5,000,000 will be available for issuance as nonqualified stock option grants. The total number of shares may be increased annually based upon the total number of common shares outstanding in subsequent years.

As of December 31, 2003, no stock options were granted under the Program. 172,500 common shares were issued to employees and consultants during 2003 for past services. The fair value of the shares issued amounted to $13,823 and is included in General and Administrative Expenses in the accompanying Consolidated Statement of Operations.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE D - COMMON AND PREFERRED STOCK -

In October 2003, the Company amended its Certificate of Incorporation to increase the total number of authorized shares to 30,000,000 consisting of 1,000,000 shares of preferred stock and 29,000,000 shares of common stock.

At December 31, 2004 no shares of preferred stock were issued or outstanding. Additionally, the Board of Directors has not designated any voting powers, preferences, participation rights or other special rights relating to the preferred stock.

NOTE E - CONCENTRATION OF RISK -

Customers:
Six of the Company's major customers account for 62% and 53% of sales revenues in 2004 and 2003, respectively. Sales to a single customer amounted to 20% and 28% of sales in 2004 and 2003, respectively.

NOTE F - COMMITMENTS -

Rent:
The Company leases its facilities, under a lease expiring May, 2005. Rental expense amounted to $44,114 in 2004 and $45,610 in 2003. The Company is committed to total minimal annual rental payments as follows:

2005	$18,125

Consulting Agreement:
In April, 2003, the Company entered into a three year management services contract with a shareholder. The agreement provides for monthly payments of $4,000 plus expense reimbursements.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE F - COMMITMENTS - (continued) -

Employment Agreements:
In July, 2003, the Company entered into three year employment contracts with five individuals considered to be key employees. The contracts provide for annual remuneration aggregating approximately $281,000 with cost of living increases in the last two years of the contracts. In addition, the contracts provide for expense account allowances aggregating $30,000 annually.

Annual compensation for individuals covered by employment agreements at December 31, 2004 amounted to $249,000.

NOTE G - PRO FORMA MERGER INFORMATION -

Unaudited pro forma operating results for the Company, assuming the merger of International Imaging Systems, Inc. (successor to A.M.S. Marketing, Inc.) and Advanced Imaging Systems, LLC occurred at the beginning of each period presented are as follows:

2003
Net Sales	$3,529,448
Net (Loss)	$(609,429)
Basic (Loss) Per Common Share	$(.12)
Diluted (Loss) Per Common Share	$(.12)

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H - NOTES PAYABLE -

Notes payable consist of the following at December 31, 2004:

6% Note Payable - Shareholder - Due in monthly
installments of $1,500, including interest -
Maturing in August, 2007	$45,121

12% Note Payable - Shareholder - Paid in January, 2005	30,397

Demand Loans Payable - Shareholders - Working capital
advances bearing no interest and expected to be repaid
within one year	129,560

6% Exchangeable Notes Payable - Maturing at various
times through December, 2005. The notes may be exchanged
for common stock at maturity, at the discretion of the
lenders based upon an exchange price of $.50 per common
share for each dollar owed. Included in this amount are
notes to shareholders amounting to $105,000.	535,000
740,078
Deduct Current Portion	(710,677)
$29,401

Interest expense amounted to $38,758 and $28,392 for the years ended December 31, 2004 and 2003, respectively.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H - NOTES PAYABLE - continued -

The maturities of notes and loans payable for each of the succeeding five years subsequent to the current year are as follows:

DECEMBER 31,	AMOUNT
2005	$710,677
2006	16,690
2007	12,711
2008	–
2009	–

Representatives of certain note holders have claimed the notes to be in default due to the asset sale discussed in Note J.

On April 10, 2005, a $50,000 exchangeable note matured. The note was settled with the issuance of 100,000 shares of common stock.

NOTE I - INCOME TAXES -

The Company has a net operating loss carryforward of approximately $1,107,000, which may be carried forward through the year 2024, to offset future taxable income.

Deferred tax assets, amounting to approximately $292,000, relating to the potential tax benefit of future tax deductions was offset by a valuation allowance due to the uncertainty of profitable operations in the future.

Significant components of the Company's deferred tax assets are as follows:

Accounts Receivable Allowance	$15,230
Net Operating Loss Carryforward	276,672
Total Deferred Tax Assets	291,902
Valuation Allowance	(291,902)
Net Deferred Tax Assets	$–

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I - INCOME TAXES - continued -

The valuation allowance changed during 2004 resulting from the increase in the net operating loss carryforward and allowance for doubtful accounts.

NOTE J - RELATED PARTY TRANSACTIONS -

Sales:
Sales to customers related to employees of the Company amounted to $156,204 in 2004 and $263,310 in 2003.

Promotional Fees:
During the periods ended December 31, 2004 and 2003, the Company paid promotional/marketing development fees to an entity owned by the Chief Executive Officer of $7,000 and $23,255, respectively.

Joint Venture:
In September 2003, the Company formed a wholly-owned subsidiary, Accurate Images, Inc., to sell commercial printing. The entity was operated as a joint venture with the Company's major printing supplier. Accurate Images, Inc. paid the co-joint venture partner $96,761 for printing. The joint venture was terminated during 2003 due to lack of commercial printing sales.

Asset Sale:
On December 30, 2004, the Company sold, for $354,801, substantially all of its property and equipment, inventory, trade name of the operating subsidiary ("Advanced Imaging Systems"), customer lists, intellectual rights to the Company's printing proprietary software, and other tangible personal property used in its commercial printing operation, to an entity owned by one of the Company's principal suppliers and the Company's production manager. In addition, the buyer agreed to employ the Company's commercial printing sales and production staff, sign a two-year non-compete agreement, and to sublease the Company's offices and production facilities. The seller retained its accounts receivable and accounts payable. The buyer has agreed to assist the Company in the collection of outstanding accounts receivable and to refrain from providing services to the Company's delinquent customers.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE J - RELATED PARTY TRANSACTIONS - continued -

The sale resulted in a gain of $171,885. Cash, of $122,576 was received, and the Company will receive monthly principal and interest payments of $5,365 through January, 2007, pursuant to a 6% promissory note collateralized by the sold assets and personally guaranteed by the buyer and one of its principals.

The Company is continuing its sales and marketing efforts in the same industry, as an agent.

NOTE K - PENDING SPIN-OFF -

On December 12, 2003, the Company formed a wholly-owned subsidiary, Renewable Assets, Inc., to carry on the promotional services line of the business from the predecessor company, A.M.S. Marketing, Inc. The promotional services line of the business consists of marketing pre-owned photocopy machines.

The chief executive officer of Renewable Assets, Inc. is also a shareholder and creditor of International Imaging Systems, Inc.

On April 13, 2004, the Board of Directors approved a spin-off of Renewable Assets, Inc. to International Images, Inc.'s shareholders of record on April 14, 2004.

The shares of Renewable Assets, Inc. have not been distributed pending approval by the Securities and Exchange Commission.

At December 31, 2004, the net assets of Renewable Assets, Inc. are presented as "net assets of discontinued operations" in the accompanying consolidated balance sheet. The results of the photocopy division operations for the year ended December 31, 2004 are presented in the consolidated financial statements of International Imaging Systems, Inc. and Subsidiaries as Income from Discontinued Operations.

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
(f/k/a) INTERNATIONAL IMAGING SYSTEMS, INC.)
(Successor to A.M.S. Marketing, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE K - PENDING SPIN-OFF -

At December 31, 2003, Renewable Assets, Inc. had no assets or liabilities. The results of the photocopy division operations for the year ended December 31, 2003 are not presented in the consolidated financial statements of International Imaging Systems, Inc. and Subsidiaries because the photocopy division conducted no transactions from the date of the "Reverse Merger" with A.M.S. Marketing, Inc. through December 31, 2003. Accordingly, a presentation of Discontinued Operations as required under Financial Accounting Standards Board Statement 144 is not presented in the accompanying consolidated financial statements.

NOTE L - NON-MONETARY TRANSACTIONS -

During 2004, the Company sold finished manufactured goods to certain suppliers for non-cash consideration amounting to $57,341. Payment was received in the form of supplies and materials. The transactions were valued at the Company's customary selling prices.

NOTE M - GOING CONCERN -

A net loss from operations, negative working capital, and a shareholders' deficiency are issues that raise substantial doubt about the Company's ability to continue as a going concern. Management has taken steps to achieve profitable operations by restructuring its sales pricing policies and outsourcing its production. In addition, the Company is negotiating with other companies to generate revenues from the brokerage of products in the same line of business. The accompanying financial statements have been prepared on the basis of a going concern, and do not reflect any adjustments resulting from an alternative assumption.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(F/K/A INTERNATIONAL IMAGING SYSTEMS, INC.)

INTERNATIONAL IMAGING SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(Unaudited)

Assets

Current assets:
Cash	$79,950

Liabilities and stockholders’ deficit

Current liabilities:

Accounts payable and accrued expenses:	$36,461

Total current liabilities	36,461

Stockholders’ deficit:

Preferred stock, par value $.001 per share; 1,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $.0001 per share; 79,000,000 shares authorized, 1,466,573 shares issued and outstanding	147
Additional paid-in capital	1,719,997
Accumulated deficit	(1,579,079)
Deficit accumulated during the development stage	(97,576)

Total stockholders’ deficit	43,489

Total liabilities and stockholders’ deficit	$79,950

See accompanying notes to unaudited condensed consolidated financial statements.

INTERNATIONAL IMAGING SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,		Cumulative Period from January 1, 2007 (date of inception as a development stage enterprise) to September 30,
	2007	2006	2007	2006	2007

Revenue	$-	$-	$-	$-	$-

General and administrative expenses	30,190	-	97,576	-	97,576

Loss from continuing operations	(30,190)	-	(97,576)	-	(97,576)

Loss from discontinued operations	-	(88,222)	-	(337,129)	-
Loss from disposal of discontinued operations	-	(1,782)	-	(1,782)	-

Loss before provision for income taxes	(30,190)	(90,004)	(97,576)	(338,911)	(97,576)

Provision for income taxes	-	-	-	-	-

Net loss	$(30,190)	$(90,004)	$(97,576)	$(338,911)	$(97,576)

Basic and diluted loss per share:
Loss from continuing operations	$(0.03)	$-	$(0.16)	$-
Loss from discontinued operations	-	(0.34)	-	(1.35)
Net loss per common share, basic and diluted	$(0.03)	$(0.34)	$(0.16)	$(1.35)

Weighted average shares outstanding	1,036,138	262,234	604,946	251,904

See accompanying notes to unaudited condensed consolidated financial statements.

INTERNATIONAL IMAGING SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
JANUARY 1, 2007 (date of inception as a Development Stage Enterprise) to SEPTEMBER 30, 2007
(Unaudited)

	Preferred Stock		Common Stock			Accumulated Deficit
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Prior to Development Stage	During Development Stage	Stockholders Deficiency

Balance, January 1, 2007	225,000	$225	265,905	$27	$1,642,292	$(1,579,079)	$-	$63,465

Conversion of preferred stock	(225,000)	(225)	750,001	75	150	-	-	-

Sale of common stock, August 10, 2007	-	-	450,000	45	74,955	-	-	75,000

Common stock issued for accrued expense	-	-	667	-	2,600			2,600

Net Loss	-	-	-	-	-	-	(97,576)	(97,576)

Balance, September 30, 2007	-	$-	1,466,573	$147	$1,719,997	$(1,579,079)	$(97,576)	$43,489

See accompanying notes to unaudited condensed consolidated financial statements.

INTERNATIONAL IMAGING SYSTEMS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	Nine Months ended September 30,		Cumulative Period from January 1, 2007 (date of inception as a development stage enterprise) to September 30,
	2007	2006	2007

Cash flows from operating activities:
Net loss	$(97,576)	$(338,911)	($97,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in assets and liabilities of discontinued operations	-	9,289	-
Stock based compensation	-	102,500	-
Loss from disposal of discontinued operations	-	1,782	-
Change in operating assets and liabilities
Accounts payable and accrued expenses	24,888	-	24,888

Cash used in operating activities	(72,688)	(225,340)	(72,688)

Cash flows from financing activities:
Sale of common stock	75,000	-	75,000
Contributions to capital	-	68,469
Repayment of borrowings	-	(30,631)	-

Cash provided by financing activities	75,000	37,838	75,000

Net decrease in cash	2,312	(187,502)	2,312
Cash, beginning of period	77,638	187,502	77,638
Cash, end of period	$79,950	$-	$79,950

Supplemental cash flow information:

Cash paid for interest	$-	$1,011	$-
Cash paid for income taxes	$-	$-	$-

Non-Cash Financing Activities:

Payment of accrued expense with common stock	$2,600	$-	$-
Conversion of notes payable to equity	$-	$675,065	$-

See accompanying notes to unaudited condensed consolidated financial statements.

INTERNATIONAL IMAGING SYSTEMS, INC.
AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

International Imaging Systems, Inc. (“we” , “us”,“ our company“, “our” or “IISY” ) was formed under the laws of the State of Delaware in 1998. Through our wholly-owned subsidiary, Advanced Staffing International, Inc., we were principally engaged in the employee leasing business.

On September 19, 2006, certain of our shareholders sold 150,000 shares (56.4%) of our common stock to a group of investors for $405,000 cash. The sale was accompanied by the resignation and replacement of our officers and directors. We are currently a development stage company, as defined by Statement of Financial Accounting Standards (SFAS”) No. 7 (“SFAS No. 7”)

As of January 1, 2007 we began to pursue an acquisition strategy whereby we were seeking to acquire businesses with a history of operating revenues in markets that provide room for growth. We were engaged in identifying, investigating and, if warranted, acquiring companies that would enhance revenues and increase shareholder value. In the event that our limited financial resources prove to be insufficient to implement our acquisition strategy, we will be required to seek additional financing, through either equity or debt financing.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated.

The accompanying unaudited condensed consolidated financial statements as of September 30, 2007 and for the three and nine month periods ended September 30, 2007 and 2006 and from inception as a development stage company on January 1, 2007 to September 30, 2007 have been prepared by IISY pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-QSB and Regulation S-B. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. We believe that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2006 as disclosed in our 10-KSB for that year as filed with the SEC.

The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Going Concern

The financial statements have been prepared on a going concern basis, and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit.

We currently have no revenue source and are incurring losses. These factors raise substantial doubt about our ability to continue as a going concern.

We will pursue an acquisition strategy whereby we will seek to acquire businesses with a history of operating revenues in markets that provide room for growth. We are engaged in identifying, investigating and, if warranted, acquiring companies that will enhance revenues and increase shareholder value. In the event that our limited financial resources prove to be insufficient to implement our acquisition strategy, we will be required to seek additional financing, through either equity or debt financing.

Loss per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were no common share equivalents at September 30, 2007 and 2006.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements.” The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

NOTE B - STOCK COMPENSATION PLAN -

In March 2006, we issued 8,333 common shares, valued at $62,500, in connection with a one-year management consulting agreement.

In August 2006, we issued 5,333 common shares, valued at $40,000, to our chief executive officer as compensation for serving in such capacity without salary since February, 2006.

NOTE C - STOCKHOLDERS’ EQUITY

Our board of directors and the holders of a majority of the shares entitled to vote thereon adopted resolutions approving the amendments of our certificate of incorporation to (i) increase our authorized shares from 30 million to 80 million and the number of our authorized shares of common stock from 29 million to 79 million; and (ii) reverse split our outstanding Common Stock on the basis of 1 post-split share for 30 pre-split shares. Stockholders of a majority of outstanding shares approved the increase of authorized common stock and the reverse split of our common stock by written consent on March 14, 2007.

The amendments of our certificate of incorporation to increase our authorized shares of common stock and reverse split our outstanding common stock became effective on June 13, 2007. Also, the par value of our common shares was changed to $0.0001 per share. All share and per share amounts have been retroactively restated to reflect this reverse split.

During March, 2007 we issued 210,000 shares of common stock upon conversion of 63,000 shares of our preferred stock.

During March, 2007 we issued 667 shares of common stock to our chief financial officer as payment of accrued compensation valued at $2,600.

During August, 2007 we issued 540,001 shares of common stock upon conversion of 162,000 shares of our preferred stock.

During August, 2007 we sold 450,000 shares of common stock for cash proceeds of $75,000.

In March 2006, we issued 8,333 common shares, valued at $62,500, in connection with a one-year management consulting agreement.

During the first quarter of 2006, we issued 28,667 shares of common stock in satisfaction of 6% exchangeable notes due to shareholders of $430,000.

In August 2006, we issued 5,333 common shares, valued at $40,000, to our chief executive officer as compensation for serving in such capacity without salary since February, 2006.

NOTE D - LOANS PAYABLE - SHAREHOLDERS -

Loans payable to shareholders consisted of non-interest bearing working capital advances, due on demand. During the first quarter of 2006, we issued 28,667 shares of common stock in satisfaction of debt of $430,000.

During the third quarter of 2006, shareholders contributed approximately $313,000 of loans payable to additional paid in capital.

Interest expense amounted to $1,011 for the nine months ended September 30, 2006.

NOTE E - DISCONTINUED OPERATIONS

As a result of the change of control described in Note A, we have decided not to continue with our employee leasing business. As of January 1, 2007 we are pursuing an acquisition strategy whereby we will seek to acquire businesses with a history of operating revenues in markets that provide room for growth. All prior operations have been presented as discontinued operations. Prior year revenue which is now included as a part of discontinued operations was $145,889 for the nine months ended September 30, 2006. There was no revenue during the three month period ended September 30, 2006.

On August 29, 2006, we sold our investment in Renewable Assets, Inc. to our Chief Executive Officer for $100, resulting in a loss of approximately $2,000.

NOTE F - SUBSEQUENT EVENTS

On October 23, 2007 (the “ Closing Date“), we entered into a Share Exchange Agreement (the “ Exchange Agreement“), with Baorun China Group Limited, a company organized under the laws of Hong Kong (“ Baorun China” ), Redsky Group Limited, a British Virgin Islands company (“Redsky”), Princeton Capital Group LLP, a New Jersey limited liability partnership (“PCG” and together with Redsky, the “ Shareholders“), who together own shares constituting 100% of the issued and outstanding ordinary shares of Baorun China (the “ Baorun Shares“), and those persons set forth on Schedule II thereto (the “ Principal Acquiror Shareholders“). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Baorun Shares in exchange for the issuance of 23,954,545 (the “Shares”) shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Baorun China became our wholly-owned subsidiary and the Shareholders acquired approximately 94.11% of our issued and outstanding common stock. The management of company, and the current 1,466,573 share holders of the company, as of September 30, 2007 will no longer have effective control of the company subsequent to the Exchange Agreement.

In connection with the Share Exchange, we entered into a registration rights agreement (the “ Insider Registration Rights Agreement“) to register for resale an aggregate of 2,623,769 shares of common stock, comprising (i) 1,123,769 shares of common stock of beneficially owned by those persons who were our officers, directors, owners of more than 5% of our shares of common stock or otherwise our affiliates prior to the closing of the Share Exchange, and (ii) 1,500,00 shares issued to PCG in the Share Exchange. We agreed to file the Insider Registration Statement to register such shares within 45 days of the Closing Date with the Securities and Exchange Commission (the “SEC”), and use our best efforts to have the Insider Registration Statement declared effective within 150 calendar days of the Closing Date, or if the Insider Registration Statement is subject to a full review and comments from the SEC, within 180 days following the Closing Date.

We are required to keep the Insider Registration Statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”) for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “ Effectiveness Period“). We will pay liquidated damages of .75% of the dollar amount of the shares registered in the Insider Registration Statement per month, payable in cash, up to a maximum of 7.5%, if the Insider Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Effectiveness Period. However, no liquidated damages shall be paid with respect to any shares that we are not permitted to include in the Insider Registration Statement due to the SEC’s application of Rule 415.

Concurrent with the Share Exchange, we completed a private equity financing (the “Financing”) of $10,000,000 with one accredited investor (the “ Investor“) pursuant to a securities purchase agreement (the “Purchase Agreement”), dated as of October 23, 2007. Net proceeds from the Financing were approximately $9,575,000. We sold to the Investor 1,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 (the “ Preferred Shares“) for a purchase price of $10.00 per share and issued: (i) a Series A-1 Warrant to purchase 3,409,091 shares of our common stock and (ii)a Series A-2 Warrant to purchase 2,272,728 shares of our common stock. The Series A-1 warrant to purchase 3,409,091 shares of our common stock has an exercise price of US$3.00 per share and the Series A-2 warrant to purchase 2,272,728 shares of our common stock has an exercise price of US$4.40 per share. Each of the Warrants has a term of 5 years. In connection with the Financing, we restated and amended the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock in its entirety. Each Preferred Share is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10.00) divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock initially if all of the Preferred Shares are converted. If the Preferred Shares should convert to common shares, the existing 1,466,573 common shareholders of the company as of September 30, 2007, will see a further dilution of their ownership of the common shares of the company. Subsequent to the Exchange Agreement the existing common shareholders to the company saw their 100% interest in the company common stock reduced to approximately 6%, with a potential further reduction if all Preferred Shares should convert.

In connection with the Financing, we entered into a registration rights agreement (the “Financing Registration Rights Agreement”), dated October 23, 2007. with the Investor in which we agreed to file a registration statement (the “Financing Registration Statement”) with the SEC to register the shares of common stock underlying the Preferred Shares (the “Conversion Shares”) on the day that is the 45th day following the later of (i) 60 days following the sale of all of the securities included in the Insider Registration Statement, and (ii) 6 months following the effective date of the Insider Registration Statement, or any subsequent registration statement with respect thereto, or such earlier date as permitted by the SEC. We have agreed to use our best efforts to have the Financing Registration Statement declared effective within 105 calendar days of the filing of the Financing Registration Statement, or 135 calendar days of such filing in the case of a full review by the SEC. We are required to keep the Financing Registration Statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”). We will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Financing Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period. However, no liquidated damages shall be paid with respect to any Preferred Shares that we are not permitted to include in the Financing Registration Statement due to the SEC’s application of Rule 415. Further, we granted the Investor demand and piggy-back registration rights with respect to the (i) shares of common stock underlying the Warrants issued in the Financing, (ii) shares issuable to the Investor if we do not meet certain net income and cash from operations thresholds for the 2007 and 2008 fiscal years; and (iii) shares issuable to the Investor if the Company’s common stock is not listed on NASDAQ or a higher exchange by June 30, 2009 (the “ Listing Shares“).

We entered into an employment agreement with Mr. Gao Xincheng to employ him as our Chairman, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Gao a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Gao for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Gao appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Gao also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Ms. Li Gaihong to employ her as our Chief Financial Officer, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Ms. Li a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Ms. Li for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Ms. Li appropriately based on her capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Ms. Li also executed a Confidentiality and Non-competition Agreement with us.

We entered into an employment agreement with Mr. Chen Jun to employ him as our Vice General Manager, effective as of October 23, 2007. The current term of the agreement expires in October 22, 2010, but is renewable upon agreement by the parties to this agreement, unless earlier terminated by either party. We shall pay Mr. Chen a base monthly salary in an amount to be confirmed in writing every month. We shall also pay premiums for Mr. Chen for social insurance schemes such as Pension, Unemployment, Medical Insurance, etc. in accordance with relevant PRC laws and regulations. We have a right to adjust the salary and welfare of Mr. Chen appropriately based on his capability, experience, attitude, performance, achievement, working-age and position as well as our salary and position adjustment policies and business conditions experienced. Either parties to this agreement has a right to terminate this agreement, subject to the terms and conditions therein. In connection with this agreement, Mr. Chen also executed a Confidentiality and Non-competition Agreement with us.

On November 14, 2007, we formed a corporation under the laws of the State of Delaware called China Bio Energy Holding Group Co., Ltd. ("Merger Sub") and on November 14, 2007, acquired one hundred shares of Merger Sub's common stock. As such, Merger Sub became a wholly-owned subsidiary of the company.

On November 15, 2007, Merger Sub was merged with and into the company. As a result of the merger, the corporate name of International Imaging Systems, Inc. was changed to “China Bio Energy Holding Group Co., Ltd.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub then ceased. IIS was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of IIS.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.

Xi'an Baorun Industrial Development Co., Ltd
Balance Sheets

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets
Cash	$456,503	$631,443
Accounts receivable, net	6,989,194	5,745,362
Other receivable	242,647	159,857
Advances to suppliers	3,052,842	4,276,233
Inventory	11,782,610	7,303,981
Deferred expenses	44,381	-
Due from related party	113,647	315,497
Advance to shareholders	-	22,054
Restricted Cash	1,065,559	641,443
Total current assets	23,747,383	19,095,860

Plant and Equipment, net	710,939	704,871
Construction in Progress	2,996,914	515,742

Total Assets	$27,455,236	$20,316,473

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,573,495	$2,267,116
Advances from customers	78,651	381,809
Notes payable	1,730,841	1,282,052
Advance from shareholder	27,401	-
Other payables	506,419	282,638
Consumption taxes payable	539,144	744,666
Short-term loans	1,664,270	1,019,231
Current portion of long-term notes payable	48,900	36,670
Total current liabilities	6,169,121	6,014,182

Long-term notes payable	58,874	61,862
Total Liabilities	6,227,995	6,076,044

Members' Equity
Members’ Equity	2,536,232	2,536,232
Retained earnings	17,560,308	11,079,391
Accumulated other comprehensive income	1,130,701	624,806
Total Members' Equity	21,227,241	14,240,429

Total Liabilities and Equity	$27,455,236	$20,316,473

See notes to unaudited financial statements.

Xi'an Baorun Industrial Development Co., Ltd
Statements of Operations

	Nine Months Ended September 30,
	(unaudited)	(unaudited)

Revenues	$64,834,695	$36,694,932
Cost of revenues	57,453,443	31,060,096
Gross profit	7,381,252	5,634,836

General and administrative expenses	801,487	1,959,694

Operating profit	6,579,765	3,675,142

Other expense
Interest expense	(98,848)	(56,448)
Bank service fees		-
Total other expense	(98,848)	(56,448)

Net income	6,480,917	3,618,694

Other comprehensive income
Unrealized foreign currency translation	505,895	199,027

Comprehensive income	$6,986,812	$3,817,721

See notes to unaudited financial statements.

Xi'an Baorun Industrial Development Co., Ltd
Statements of Members' Equity

	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total

BALANCE, January 1, 2003	$1,815,981	$288,948	$699	$2,105,628

Contribution of capital	720,251	-	-	720,251
Net income	-	1,305,777	-	1,305,777
Unrealized foreign currency translation	-	-	31,341	31,341

BALANCE, December 31, 2004	2,536,232	1,594,725	32,040	4,162,997

Net income	-	4,141,087	-	4,141,087
Unrealized foreign currency translation	-	-	128,667	128,667

BALANCE, December 31, 2005	2,536,232	5,735,812	160,707	8,432,751

Net income	-	5,343,579	-	5,343,579
Unrealized foreign currency translation	-	-	464,099	464,099

BALANCE, December 31, 2006	2,536,232	11,079,391	624,806	14,240,429

Net income (unaudited)	-	6,480,917	-	6,480,917
Unrealized foreign currency translation (unaudited)	-	-	505,895	505,895

BALANCE, September 30, 2007 (unaudited)	$2,536,232	$17,560,308	$1,130,701	$21,227,241

See notes to unaudited financial statements.

Xi'an Baorun Industrial Development Co., Ltd
Statements of Cash Flow

	Nine Months Ended Sep 30	Nine Months Ended Sep 30
	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,480,917	$3,618,694
Used in operating activities
Bad debt expense	-
Depreciation and amortization	122,332	63,085
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable, trade	(1,243,832)	(84,870)
Other receivables	(82,790)	(248,750)
Inventories	(4,478,629)	(4,249,861)
Advances to suppliers	1,223,391	(1,742,065)
Due to related party		9,387
Defered Expense	(44,381)
Advance to shareholders	22,054	(435)
Restricted cash	(424,126)	(153,943)
Investment		37,175
(Increase) decrease in liabilities:
Accounts payable, trade	(693,621)	1,657,262
Advance from customers	(303,158)	85,385
Note payables - trade
Note payables - related party
Other payables	223,782	47,855
Consumption taxes payable	(205,522)	28,413
Advance from shareholder	27,401	–
Due from related party	201,850	–
Net cash used in operating activities	825,668	(932,669)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investments
Purchase of investments
Purchase of equipment	(128,400)	(259,065)
Construction in progress	(2,481,172)	(275,821)
Net cash used in investing activities	(2,609,572)	(534,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in capital
Short-term loans, net	645,039	1,005,222
Proceeds from long-term notes payable	448,789	414,712
Repayment of long-term notes payable	9,242	(7,766)
Net cash provided by financing activities	1,103,070	1,412,167

EFFECT OF EXCHANGE RATE ON CASH	505,895	199,027

INCREASE (DECREASE) IN CASH	(174,939)	143,639

CASH, beginning of period	631,443	156,681

CASH, end of period	$456,504	$300,320

Supplemental disclosures of cash flow information:
Interest paid	98,848	$56,448
Taxes paid	$-	$-

See notes to unaudited financial statements.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Xi’an Baorun Industrial Development Co., Ltd (the “Company”) was registered as a privately owned company on November 11, 1999 in the People’s Republic of China (the “PRC”). The Company’s business operations consist of processing and distributing heavy oil and finished oil. The Company also engages in the research and development, manufacturing and distribution of bio-diesel. The Company distributes its oil products to the clients in Shanxi, Henan, Hunan, Sichuan, Hubei, Guizhou, Xinjiang, etc.

The accompanying unaudited financial statements of the Company as of September 30, 2007 and the nine months then ended have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X, as promulgated by the US Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The financial statements for the nine months ended September 30, 2007 and 2006 are unaudited and include all adjustments considered necessary for a fair presentation of the results of operations for the nine month period ended on September 30, 2007 and 2006. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

Summary of Significant Accounting Policies:

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of September 30, 2007 and December 31, 2006, the Company maintains restricted cash of $1,065,559 and $641,433, respectively, in a bank account that is collateral for certain bank loans ands is presented as restricted cash on the accompanying balance sheets.

Accounts Receivable

The Company conducts its business operations in the PRC. Accounts receivables are reported at net realizable value. Management reviews its accounts receivable on a regular basis. Delinquent accounts are written off when it’s determined that the amounts are uncollectible. The Company had collected most of its accounts receivables as of December 31, 2006 and 2005. The bad debt allowance of September 30, 2007 and December 31, 2006 were $0 and $28,930, respectively.

Advances from Customers

Advances from customers as of September 30, 2007 and December 31, 2006 were $78,651 and $381,809, respectively. These advances consist of prepayments to the Company for products that has not yet been shipped to the customer. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Inventories

Inventories are stated at the lower of cost or market value, cost being determined on the weighted average method.

Plant and Equipment

Plants and equipments are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5% of actual cost. The estimated lives used in determining depreciation are:

Buildings	20 years

Office Equipment	5 years

Motor Vehicles	5 years

Other Equipment	5 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Construction in Progress

Construction in progress is booked as its purchase price. Construction in progress refers to the bio-diesel production facility that the Company is constructing as of September 30, 2007 and December 31, 2006. The project completion procedures have not been finished, so this project is recognized as construction in progress. Upon completion, this factory will be included in plant and equipment.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Shipping Costs

Shipping costs are included in cost of goods sold and totaled $257,900 and $1,569,094 for the nine months ended September 30, 2007 and 2006, respectively. The shipping costs dropped about 84% from the nine months ended September 30, 2006 to the same period ended September 30, 2007. In 2007, rather than having the Company delivers products to them, most of the Company’s customers picked up products by their own trucks, which were charged to the customers themselves.

Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at September 30, 2007 and December 31, 2006 was $1,130,701 and $624,806 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

Comprehensive Income (Loss)

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders. Comprehensive income for the nine months ended September 30, 2007 and the nine months ended September 30, 2006 included net income and foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109").

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

According to the related regulation of Chinese tax authority, the Company does not need to pay income taxes from year 2004 to year 2010, because the Company uses the waste gas, water and residue to produce the products.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments (including accounts receivable, stockholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Concentrations and Credit Risks

For the nine months ended September 30, 2007 and 2006 and the year ended December 31, 2006, 2005 and 2004, 100% of the Company’s sales were to companies located in the PRC. As of September 30, 2007 and December 31, 2006, all of the Company’s assets were located in the PRC.

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. There is also no guarantee that the Chinese government’s pursuit of economic reforms will be consistent or effective.

Major Suppliers

For nine months ended September 30, 2007 and for the year ended December 31, 2006, five suppliers accounted for approximately 77.8% and 84%, respectively, of the Company’s purchases. At September 30, 2007 and December 31, 2006, the amounts due to the five suppliers were approximately $1,552,977 and $2,010,706, respectively, and are included in accounts payable. Management believes that other suppliers could provide the materials on comparable terms.

As of September 30, 2007, the five major suppliers are listed as follows:

	Name of Suppliers	Products	Total purchase in the nine months ended September 30, 2007	Percentage
1	Shaan Xi Yanchang Oil (Group) Company	Gasoline Diesel Oil	$60,583,971	65%
2	Shaan Xi Railroad Oil Trading Company	Gasoline Diesel Oil	6,444,579	7%
3	Shaan Xi Oil and Chemical Industrial Company	Gasoline Diesel Oil	2,182,795	2.3%
4	China Oil and Chemical Company North-West Branch	Gasoline Diesel Oil	1,625,682	2%
5	Shaan Xi Baojiang Oil and Chemical Company	Gasoline Diesel Oil	1,386,979	1.5%
	Total		$72,224,006	77.8%

Major Customers

For the nine months ended September 30, 2007 and the year ended December 31, 2006, five customers accounted for approximately 18% and 74%, respectively, of the Company’s sales. These customers accounted for approximately 5.5% and 60% of the Company’s outstanding accounts receivable at September 30, 2007 and December 31, 2006, respectively.

As of September 30, 2007, the five major customers are listed as follows:

	Name of Customers	Product Name	Total Sales in the nine months ended September 30, 2007	Percentage
1	China Oil and Chemical Company Chuanyu Branch	Gasoline	$2,949,027	4.5%
2	Guizhou Energy and Fuel Development Co., Ltd	Gasoline	2,767,348	4.3%
3	Beijing Huayou Oil Company	Gasoline Diesel Oil	2,756,031	4.3%
4	Jiao Technology and Chemical Company	Gasoline Diesel Oil	2,107,127	3.2%
5	Si Chuan Chengyu Energy Company	Gasoline Diesel Oil	1,085,117	1.7%
	Total		$11,664,650	18%

Cash in Bank Accounts

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. Total cash in state-owned banks at September 30, 2007 and December 31, 2006 amounted to $1,522,062 and $1,272,876, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Consumption taxes

The Company is required to charge and to collect for value added taxes on their sales, referred to as consumption taxes, which are recorded as a liability. In addition, the Company pays value added taxes on their primary purchases, recorded as a receivable. These amounts are presented netted for financial statement purposes.

Note 2 - Inventories

Inventories consisted of the following:

	September 30,	December 31,
Products	2007	2006
	(Unaudited)

Gasoline	$5,738,925	$716,477
Diesel Oil	4,469,843	1,298,776
Heavy Oil	1,573,842	5,288,728
Total	$11,782,610	$7,303,981

Gasoline and Diesel oil increased significantly from December 31, 2006 to September 30, 2007. This is mainly due to the increased sales of Gasoline and Diesel in 2007. Meanwhile, Heavy oil decreased significantly from December 31, 2006 to September 30, 2007. This is due to the limited supplies.

Note 3 - Advances to Suppliers

Advances to suppliers at September 30, 2007 and December 31, 2006 amounted to $3,052,842 and $4,276,233, respectively. They represent advances to suppliers on inventory purchased.

Note 4 - Plant and Equipment

Plant and Equipment are summarized as follows:

	September 30,	December 31,
	2007	2006
	(Unaudited)
Building	$325,170	$294,083
Office Equipment	95,545	72,819
Motor Vehicles	648,769	578,963
Other Equipments	24,100	21,926
Total	1,093,584	967,791
Less: Accumulated Depreciation	382,645	262,920
	$710,939	$704,871

Depreciation expense for the periods ended September 30, 2007 and 2006 amounted to $119,725 and $63,085, respectively.

Note 5 - Related Party Transactions

As of September 30, 2007 and December 31, 2006, the due from related party, a prepayment, amounted to $113,647 and $315,497, respectively. This amount was generated from the business between the Company and the related parties which purchased oil from other companies and resold such supplies to the Company. Total purchases between related parties for the nine months ended September 30, 2007 and the year ended December 31, 2006, were $1,613,431 and $644,005, respectively. This related party is 40% owned by a significant shareholder of the Company.

Note 6 - Advance to Shareholders

As of September 30, 2007 and December 31, 2006, the Company advanced to shareholders amounts totaling $0 and $22,054, respectively. The advances to shareholders are borrowings by shareholders in order to develop the business. The shareholders will repay the Company when the business is completed. These advances are interest free.

Note 7 - Income Taxes

During nine months ended September 30, 2007 and 2006, and the years ended December 31, 2004, 2005 and 2006 the Company obtained approval from the Peoples Republic of China to have their income taxes abated. According to the income taxes waiver agreement with the local government, considering the Company using the waste as their raw materials and related tax regulations, the Company does not need to pay any income taxes from year 2004 to year 2010.

Note 8 - Short-Term Loans

The Company is obligated for the following short term loans payable as of September 30, 2007:

Loans	Amount
The Company is obligated under a short term loan to a commercial bank in the PRC for 10,000,000 RMB, or $1,331,380. This loan was entered into on August 31, 2007 and is to be repaid on August 30, 2007. This loan has an interest rate of approximately 8.073% per annum. This loan is guaranteed by Xi’an Economy and Technology Investment Company.	$1,331,380

The Company is obligated under a short term loan to Xi’an Chang’an District Credit Artel Corporation in the PRC for 2,500,000 RMB, or $332,890. This loan was entered into on June 30, 2007 and is to be repaid on December 31, 2007. This loan has an interest rate of approximately 13.35% per annum. This loan is collateralized by Xi’an DongFang Oil Group Co., Ltd.	332,890
$1,664,270

Note 9 - Long-Term Notes Payable

Long term notes payables payable are used for the acquisition of automobiles. On September 27, 2006 the Company entered into a three year note payable for approximately 781,000 RMB, or approximately $100,000. This note is collateralized by the purchase of the cars and has an annualized interest rate of 1.98%. In February, 2007, the company also incurred a loan of approximately 313,000 RMB, or approximately $41,190 for the purchase of two sedans. Total interest expense on the loans for the nine months ended September 30, 2007 and 2006 is approximately $5,790 and $0 respectively.

At September 30, 2007, maturities of this long term debt are as follows:

Year Ending December 31,	Amount
2007	$13,329
2008	54,674
2009	39,771
$107,774

Note 10 - Notes Payable - Related Party

The Company, on occasion, satisfies the payment of their accounts payable, through the issuance of notes payable with certain vendors. These notes are issued by the Company’s bank. These notes are usually of a short term nature, approximately three to six months in length. They do not bear interest and are paid by the Company's bank to the vendors upon presentation to the Company's bank on the date of maturity. Total notes payable as of September 30, 2007 and December 31, 2006 were $1,730,841 and $1,282,052 respectively. The details for the note payable as of September 30, 2007, and December 31, 2006 are as follow:

	September 30,	December 31,
Items	2007	2006
	(Unaudited)

Notes Payable - Related Party	$1,730,841	$1,282,052

In order to facilitate the issuance of these trade notes, the bank typically requires the Company to maintain 50% of the value of the trade note in a restricted cash account. In the event of insufficient funds to repay these notes, the Company's bank can proceed with bankruptcy proceedings in the PRC against the Company. On December 21, 2006 the Company drew 10,000,000 RMB, or approximately $1,282,000, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. The Company has a corresponding 5,000,000 RMB, or approximately $641,000, deposited with the commercial bank classified as restricted cash. This bank trade note facility is secured by ShanXi Ming Xi Tang Da Information Technological Limited Liability Company for amounts not covered by the restricted cash account.

As of September 30, 2007, the Company has drawn negotiable trade notes payable totaling 13,000,000 RMB, or approximately $1,731,025, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. The Company has a corresponding 8,003,177 RMB, or approximately $1,065,559, deposited with the commercial bank that issued the trade notes classified as restricted cash as of September 30, 2007.

Note 11 - Commitments
Operating Lease

The Company leases its office and operating facilities under long term, non-cancelable operating lease agreements expiring variously through the year ended December 31, 2008. The non-cancelable operating lease agreements require that the Company pays certain operating expenses applicable to the leased premises. As of September 30, 2007, future minimum rental payments required under these operating leases are as follows:

Year Ending December 31,	Amount
2007	$34,270
2008	140,000
Total	$174,270

Total rent expense for the nine months ended September 30, 2007 and the year ended December 31, 2006, amounted to $54,890 and $92,997, respectively.

Note 12 - Members’ Equity

Statutory Reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund.

According to the Company’s articles of incorporation, the Company should appropriate a minimum of 10% of the net profit as statutory surplus reserve. During the first three quarters of 2007, and the year of 2006, the Company appropriated to the required statutory surplus in the amount of $1,758,466 and $1,110,374, respectively.

Retained Earnings

As of September 30, 2007, and December 31, 2006, the details of retained earnings are listed as below:

	September 30,	December 31,
Items	2007	2006
	(Unaudited)

Non Statutory Retained Earnings	$15,801,842	$9,969,017
Statutory Surplus Reserve	1,758,466	1,110,374
Total	$17,560,308	$11,079,391

Note 13 - Operating Risk

(a) Country risk

Currently, the Company's revenues are mainly derived from sale of oil products in the Peoples Republic of China ("PRC"). The Company hopes to expand its operations in the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c)  Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d)  Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate in the PRC could be affected.

(e)  Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

Note 14 - Subsequent events

a.)
On October 23, 2007 the Company entered into a contractual relationship (the “Redsky Contract”) with Redsky Industrial (Xi’an) Co., Ltd. (“Redsky China”) a company incorporated under the laws of the PRC. Redsky China is a company that is wholly owned by Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”). Baorun China was established in September 2007 by Redsky Group Limited, (“Redsky Group”) a British Virgin Island (“BVI”) Company, on which the Company’s majority shareholder is a director, but not a shareholder. Concurrent with the Redsky Contract, the shareholders of Baorun China entered into a Share Exchange Agreement (the “Exchange Agreement”) with International Imaging Systems, Inc. (“IIS”), a Delaware company that is subject to the reporting requirements of the US Securities and Exchange Commission. Pursuant to the terms of the Exchange Agreement, the shareholder of Baorun China transferred all of their outstanding common shares in exchange for the issuance of 23,954,545 shares of IIS common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became a wholly-owned subsidiary of IIS, with the Shareholders of Baorun China acquiring approximately 94% of the issued and outstanding stock of IIS, effectively obtaining operational and management control of IIS.

As mentioned in the prior paragraph the Company entered into the Redsky Contract concurrent with the Exchange Agreement. Under the terms of the Redsky Contract the Company has enabled Redsky China to secure significant rights to influence the Company’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by the Company. In addition, to ensure that the Company and their shareholders perform certain obligations under the Redsky Contract, the Company’s shareholders have pledged to Redsky China all of their equity interests in the Company. Neither Redsky China, nor Baorun China or IIS, have an equity interest in the Company. Under current PRC rules, with regards to corporate ownership of domestic companies, the ownership of companies operating in the finished oil industry is restricted to domestic Chinese companies. Accordingly, Redsky China established the Redsky Contract, a contractual relationship under PRC regulations, to achieve the benefits that would have resulted with an equity interest in the Company.

The Exchange Agreement is deemed to be a reverse acquisition, in accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission. In this transaction, IIS (the legal acquirer of Baorun China) is considered the accounting acquiree, and Baorun China (the legal acquiree of IIS) is considered the accounting acquirer, with Baorun China effectively assuming control of IIS. As Baorun China owns Redsky China, which will effectively control the Company, the Company is deemed a subsidiary of Baorun China, a legal subsidiary of IIS controlled by the shareholders of Baorun China. Based on the Company’s contractual relationship with Redsky China, they have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Under FIN 46 (R), subsequent to the Redsky Contract and the Exchange Agreement, the Company is to be presented as a consolidated subsidiary of IIS.

Concurrent with the Share Exchange, IIS also entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor. (the “Investor”) for the sale of securities, consisting of (i) 1,000,000 shares of IIS’s Series A convertible preferred stock (the “Preferred Shares”), (ii) a series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00, and (iii) a Series A-2 warrant to purchase 2,272,728 shares of the Company’s common at an exercise price of US$4.40 (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000 (the “Financing”). Each Preferred Share is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of the liquidation preference amount per Preferred share, or $10.00, divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock if all 1,000,000 shares of Preferred Shares converted.

b.)
On November 14, 2007, IIS formed a corporation under the laws of the State of Delaware called China Bio Energy Holding Group Co., Ltd. ("Merger Sub") and on November 14, 2007, acquired one hundred shares of Merger Sub's common stock. As such, Merger Sub became a wholly-owned subsidiary of IIS.

On November 15, 2007, Merger Sub was merged with and into IIS. As a result of the merger, the corporate name of IIS was changed to “China Bio Energy Holding Group Co., Ltd.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub then ceased. IIS was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the IIS.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Xi’an Baorun Industrial Development Co., Ltd.

We have audited the accompanying balance sheet of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005, and the related statements of operations, members’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Xi’an Baorun Industrial Development Co., Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida
October 16, 2007,
(except for note 14 paragraph (a),
as to which the date is October 24, 2007,
and not 14 paragraph (b), as to
which the date is November 20, 2007)

Xi’an Baorun Industrial Development Co., Ltd.
Balance Sheets

	December 31,
	2006	2005
ASSETS
Current Assets
Cash	$631,443	$156,681
Accounts receivable, net	5,745,362	2,166,507
Other receivable	159,857	16,605
Advance to suppliers	4,276,233	2,485,033
Inventory	7,303,981	5,477,675
Consumption taxes receivable	-	7,587
Due from related party	315,497	277,741
Advance to shareholders	22,054	21,316
Restricted cash	641,433	867,410
Total current assets	19,095,860	11,476,555

Investment	-	37,175
Plant and Equipment, net	704,871	396,597
Construction in Progress	515,742	-

Total Assets	$20,316,473	$11,910,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,267,116	$1,040,244
Advances from customers	381,809	464,842
Notes payable - trade	-	743,494
Notes payable - trade / related party	1,282,052	991,326
Advance from shareholder	-	-
Other payables	282,638	228,835
Consumption taxes payable	744,666	-
Short-term loans	1,019,231	-
Current portion of long-term notes payable	36,670	8,835
Total current liabilities	6,014,182	3,477,576

Long-term notes payable	61,862	-
Total Liabilities	6,076,044	3,477,576

Members’ Equity
Members Equity	2,536,232	2,536,232
Retained earnings	11,079,391	5,735,812
Accumulated other comprehensive income	624,806	160,707
Total Members’ Equity	14,240,429	8,432,751

Total Liabilities and Equity	$20,316,473	$11,910,327

See notes to audited financial statements.

Xi’an Baorun Industrial Development Co., Ltd.
Statements of Operations

	Years Ended December 31,
	2006	2005	2004

Revenues	$54,427,820	$29,217,184	$28,733,183
Cost of revenues	48,666,440	24,843,313	27,148,880
Gross profit	5,761,380	4,373,871	1,584,303

General and administrative expenses	356,392	216,362	158,578

Operating profit	5,404,988	4,157,509	1,425,725

Other income (expense)
Interest income	22,169	23,594	7,603
Interest expense	(108,423)	(40,016)	(127,551)
Other income	24,845	-	-
Total other income (expense)	(61,409)	(16,422)	(119,948)

Net income	5,343,579	4,141,087	1,305,777

Other comprehensive income
Unrealized foreign currency translation	464,099	128,667	31,341

Comprehensive income	$5,807,678	$4,269,754	$1,337,118

See notes to audited financial statements.

Xi’an Baorun Industrial Development Co., Ltd.
Statements of Members’ Equity

			Accumulated
			Other
	Paid-in	Retained	Comprehensive
	Capital	Earnings	Income	Total

BALANCE, January 1, 2003	$1,815,981	$288,948	$699	$2,105,628
Capital contributed	720,251	-	-	720,251
Net income	-	1,305,777	-	1,305,777
Unrealized foreign currency translation	-	-	31,341	31,341
BALANCE, December 31, 2004	2,536,232	1,594,725	32,040	4,162,997
Net income	-	4,141,087	-	4,141,087
Unrealized foreign currency translation	-	-	128,667	128,667
BALANCE, December 31, 2005	2,536,232	5,735,812	160,707	8,432,751
Net income	-	5,343,579	-	5,343,579
Unrealized foreign currency translation	-	-	464,099	464,099
BALANCE, December 31, 2006	$2,536,232	$11,079,391	$624,806	$14,240,429

See notes to audited financial statements.

Xi’an Baorun Industrial Development Co., Ltd.
Statements of Cash Flows

	Years Ended December 31,
	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income used in operating activities:	$5,343,579	$4,141,087	$1,305,777
Bad debt expense	28,930	-	-
Depreciation and amortization	104,443	65,861	57,381
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable, trade	(3,607,785)	734,378	(153,202)
Other receivables	(143,252)	299,071	(229,798)
Inventories	(1,791,200)	(460,985)	(1,279,711)
Advances to suppliers	(1,826,306)	(4,129,702)	(908,727)
Due to related party	(37,756)	(528,426)	-
Defered Expense
Advance to shareholders	(738)	(12,790)	(8,526)
Restricted cash	225,977	(14,791)	(852,619)
Investment
Increase (decrease) in liabilities:
Accounts payable, trade	1,226,872	1,040,244	-
Advance from customers	(83,033)	(1,456,698)	(357,017)
Note payables - trade	(743,494)	743,494	-
Note payables - related party	290,726	(713,912)	1,705,238
Other payables	53,803	130,706	(24,016)
Consumption taxes payable	752,253	(56,980)	19,924
Advance from shareholder	-	-	-
Due from related party	-	-	250,685
Net cash provided by operating activities	432,958	204,652	378,008

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investments	37,175	-	-
Purchase of investments	-	-	(36,541)
Purchase of equipment	(412,717)	(19,659)	(61,167)
Construction in progress	(515,742)	-	-
Net cash used in investing activities	(891,284)	(19,659)	(97,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in capital	-	-	720,251
Short-term loans, net	1,019,231	-	-
Proceeds from long-term notes payable	100,154	-	-
Repayment of long-term notes payable	(10,457)	(21,800)	(27,301)
Net cash provided by (used in) financing activities	1,108,928	(21,800)	692,950

EFFECT OF EXCHANGE RATE ON CASH	464,099	128,033	31,341

INCREASE (DECREASE) IN CASH	474,762	(132,869)	151,972

CASH, beginning of period	156,681	289,550	137,578

CASH, end of period	$631,443	$156,681	$289,550

Supplemental disclosures of cash flow information:
Interest paid	$108,423	$40,016	$127,551
Taxes paid	$-	$-	$-

See notes to audited financial statements.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Xi’an Baorun Industrial Development Co., Ltd (the “Company”) was registered as a privately owned company on November 11, 1999 in the People’s Republic of China (the “PRC”). The Company’s business operations consist of processing and distributing heavy oil and finished oil. The Company also engages in the research and development, manufacturing and distribution of bio-diesel. The Company distributes its oil products to their clients primarily located in the Shanxi, Henan, Hunan, Sichuan, Hubei, Guizhou, and Xinjiang provinces of the PRC.

Summary of Significant Accounting Policies:

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2006 and 2005 the Company maintains restricted cash of $641,433 and $867,410 in a bank account that is collateral for certain bank loans ands is presented as restricted cash on the accompanying balance sheets.

Accounts Receivable

The Company conducts its business operations in the PRC. Accounts receivables are reported at net realizable value. Management reviews its accounts receivable on a regular basis. Delinquent accounts are written off when it’s determined that the amounts are uncollectible. The Company had collected most of its accounts receivables as of December 31, 2006 and 2005. The bad debt allowance of December 31, 2006 and 2005 were $28,930 and $0.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD
NOTES TO AUDITED FINANCIAL STATEMENTS

Advances from Customers

Advances from customers as of December 31, 2006 and 2005 were $381,809 and $464,842, respectively. These advances consist of prepayments to the Company for products that has not yet been shipped to the customer. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Inventories

Inventories are stated at the lower of cost or market value, cost being determined on the weighted average method.

Plant and Equipment

Plants and equipments are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Most property, plant and equipment have a residual value of 5% of actual cost. The estimated lives used in determining depreciation are:

Buildings	20 years

Office Equipment	5 years

Motor Vehicles	5 years

Other Equipment	5 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Construction in Progress

Construction in progress is booked as its purchase price. Construction in progress refers to the bio-diesel production facility that the Company is constructing as of December 31, 2006. The project completion procedures have not been finished, so this project is recognized as construction in progress. Upon completion, this factory will be included in plant and equipment.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company: The Company’s revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Shipping Costs

Shipping costs are included in cost of goods sold and totaled $1,865,529, $4,018,473 and $1,672,717 for the years ended December 31, 2006, 2005 and 2004, respectively.

Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders’ equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at December 31, 2006 and 2005 was $624,806 and $160,707 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar. The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

Comprehensive Income (Loss)

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders’, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2006, 2005 and 2004 included net income and foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

According to the related regulation of Chinese tax authority, the Company does not need to pay income taxes from year 2004 to year 2010, because the Company uses the waste gas, water and residue to produce the products.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments (including accounts receivable, stockholder loans and notes payable) approximate fair value due to the relatively short period to maturity of these instruments.

Concentrations and Credit Risks

For the year ended December 31, 2006, 2005 and 2004, 100% of the Company’s sales were to companies located in the PRC. As of December 31, 2006 and 2005 all of the Company’s assets were located in the PRC.

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in China. Although the Chinese government has pursued economic reform policies in the past, there is no assurance that the Chinese government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. There is also no guarantee that the Chinese government’s pursuit of economic reforms will be consistent or effective.

Major Suppliers

For the years ended December 31, 2006, 2005 and 2004, five suppliers accounted for approximately 84%, 77% and 79%, respectively, of the Company’s purchases. At December 31, 2006 and 2005, the amounts due to the suppliers were approximately $2,010,706 and $1,040,244, respectively, and are included in accounts payable. Management believes that other suppliers could provide the materials on comparable terms.

Major Customers

For the years ended December 31, 2006, 2005 and 2004, five customers accounted for approximately 74%, 74% and 63%, respectively, of the Company’s sales. These customers accounted for approximately 60% and 27% of the Company’s outstanding accounts receivable at December 31, 2006 and 2005, respectively.

Cash in Bank Accounts

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2006 and 2005 amounted to $1,272,876 and $1,024,091, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Investments

The Company investments in mutual funds are classified as available-for-sale and are recorded at their estimated realizable value. Unrealized gains or losses are recorded as other comprehensive income. The total value of these securities was $37,175 as of December 31, 2005. This investment was sold in the year ended December 31, 2006 resulting in a gain of $738.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Consumption taxes

The Company is required to charge and to collect for value added taxes on their sales, referred to as consumption taxes, which are recorded as a liability. In addition, the Company pays value added taxes on their primary purchases, recorded as a receivable. These amounts are presented netted for financial statement purposes.

Note 2 - Inventories

Inventories consisted of the following:

	December 31
	2006	2005

Petroleum	$716,477	$825,026
Diesel	1,298,776	128,523
Heavy Oil	5,288,728	4,524,126
Total	$7,303,981	$5,477,675

Note 3 - Advances to Suppliers

Advances to suppliers at December 31, 2006 and 2005 amounted to $4,276,233 and $2,485,033, respectively. They represent advances to suppliers on inventory purchased.

Note 4 - Plant and Equipment

Plant and Equipment are summarized as follows:

	December 31
	2006	2005

Building	$294,083	$284,244
Office Equipment	72,818	16,040
Motor Vehicles	578,963	244,507
Other Equipment	21,926	10,283
	967,791	555,074
Less: Accumulated Depreciation	262,920	158,477
	$704,871	$396,597

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Depreciation expense for the periods ended December 31, 2006, 2005 and 2004 amounted to $104,443, $65,861 and $57,381, respectively.

Note 5 - Related Party Transactions

As of December 31, 2006 and 2005, the due from related party, a prepayment, amounted to $315,497, and $277,741, respectively. This amount was generated from the business between the Company and the related parties from which the Company purchased oil and resold such supplies. Total purchases between related parties for the years ended December 31, 2006, 2005 and 2004 were $644,005, $969,013, and $0, respectively. This related party is 40% owned by a significant shareholder of the Company, the sister of the majority shareholder of the Company.

Note 6 - Advances to Shareholders

As of December 31, 2006 and 2005, the Company advanced to shareholders amounts totaling $22,054 and $21,316, respectively. These advances are interest free.

Note 7 - Income Taxes

During the years ended December 31, 2006, 2005 and 2004 the Company obtained approval from the Peoples Republic of China to have their income taxes abated. According to the income taxes waiver agreement with the local government, considering the Company using the waste as their raw materials and related tax regulations, the Company does not need to pay any income taxes from year 2004 to year 2010.

Note 8 - Short-Term Loans

The Company is obligated for the following short term loans payable as of December 31, 2006:

Loans	December 31, 2006

The Company is obligated under a short term loan to a commercial bank in the PRC for 10, 000,000 RMB, or $1,331,558. This loan was entered into on Aug 31, 2007 and is to be repaid on Aug 30, 2008. This loan has an interest rate of approximately 7.85% per annum. This loan is collateralized by Xi’an Economic & Investment Guarantee Co., Ltd. The Company pays the guarantee fee with 2% of the loan principal.	$641,026

The Company is obligated under a short term loan to Xi’an Chang’an District Credit Artel Corporation in the PRC for 2,500,000 RMB, or $332,889. This loan was entered into on June 30, 2007, and was to be have been repaid on Dec 30, 2007. This loan had an interest rate of approximately 9.75% per annum. This loan is collateralized by Xi’an DongFang Oil Group Co., Ltd.	378,205

$1,019,231

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Note 9 - Long-Term Notes Payable

Long-term notes payables are used for the acquisition of automobiles. On September 27, 2006 the Company entered into a three year note payable for approximately 781,000RMB, or approximately $100,000. This note is collateralized by the purchase of the cars and has an annualized interest rate of 1.98%. Total interest expenses on this loan for the year ended December 31, 2006 was $150.

Year Ending December 31,	Amount

2007	$36,670
2008	36,670
2009	25,192
Total	$98,532

As of December 31, 2005 the Company had a principal balance of $8,835 remaining on notes payable for the purchase of automobiles. These remaining principal balances were repaid in the year ended December 31, 2006.

Note 10 - Notes Payable - Trade; Notes Payable - Trade / Related Party

The Company, on occasion, satisfies the payment of their accounts payable, through the issuance of notes payable with certain vendors. These notes are issued by the Company’s bank. These notes are usually of a short term nature, approximately three to six months in length. They do not bear interest and are paid by the Company’s bank to the vendors upon presentation to the Company’s bank on the date of maturity. Total notes payable as of December 31, 2006 and 2005 were approximately $1,282,000 and $1,735,000 respectively. The details for the note payable as of December 31, 2006 and 2005 are as follows:

	December 31
	2006	2005

Notes Payable - Trade	$-	$743,494

Notes Payable - Related Party	1,282,052	991,326

Total	$1,282,052	$1,734,820

In order to facilitate the issuance of these trade notes, the bank typically requires the Company to maintain 50% of the value of the trade note in a restricted cash account. In the event of insufficient funds to repay these notes, the Company’s bank can proceed with bankruptcy proceedings in the PRC against the Company. On December 21, 2006 the Company drew 10,000,000 RMB, or approximately $1,282,000, to the related party, Shanxi Bao Hui Company, under a six month trade note arrangement. The Company has a corresponding 5,000,000 RMB, or approximately $641,000, deposited with the commercial bank classified as restricted cash. This bank trade note facility is secured by ShanXi Ming Xi Tang Da Information Technological Limited Liability Company for amounts not covered by the restricted cash account. These trade notes were repaid in January 2006.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

As of December 31, 2005 the Company was obligated for various trade notes totaling 14,000,000 RMB, or approximately $1,735,000, under these six month trade note arrangements, the Company has a corresponding 7,000,000 RMB, or approximately $867,000, deposited with the commercial bank that issued the trade notes classified as restricted cash. The amount of notes as of December 31, 2005 issued to the related party, Shanxi Bao Hui Company, is 8,000,000 RMB, or approximately $991,000. These trade notes were repaid in January 2006.

Note 11 - Commitments

Operating Lease

The Company leases its office and operating facilities under long term, non-cancelable operating lease agreements expiring variously through the year ended December 31, 2008. The non-cancelable operating lease agreements require that the Company pays certain operating expenses applicable to the leased premises. Future minimum rental payments required under these operating leases are as follows:

Year Ending December 31,	Amount

2007	$136,000

2008	140,000

Total	$276,000

Total rent expense for the year ended for the years ended December 31, 2006, 2005, and 2004 amounted to $92,997, $170,289 and $64,555, respectively.

Note 12 - Members’ Equity

Statutory Reserves

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund.

According to the Company’s articles of incorporation, the Company should appropriate a minimum of 10% of the net profit as statutory surplus reserve. For the years 2006 and 2005, the Company appropriated to the required statutory surplus in the amount of $1,110,374, and $576,016.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

Retained Earnings

As of December 31, 2006 and 2005, the details of retained earnings are listed as below:

	December 31
	2006	2005

Non Statutory Retained Earnings	$9,969,017	$5,159,796
Statutory Surplus Reserve	1,110,374	576,016
Total	$11,079,391	$5,735,812

Note 13 - Operating Risk

(a) Country risk

Currently, the Company’s revenues are mainly derived from sale of oil products in the Peoples Republic of China (“PRC”). The Company hopes to expand its operations in the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the PRC could be affected.

XI’AN BAORUN INDUSTRIAL DEVELOPMENT CO., LTD.
NOTES TO AUDITED FINANCIAL STATEMENTS

(e) Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

Note 14 - Subsequent Events

a.)
On October 23, 2007 the Company entered into a contractual relationship (the “Redsky Contract”) with Redsky Industrial (Xi’an) Co., Ltd. (“Redsky Industrial”) a company incorporated under the laws of the PRC. Redsky Industrial is a company that is wholly owned by Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”). Baorun China was established in September 2007 by Redsky Group Limited, (“Redsky Group”) a British Virgin Island (“BVI”) Company, on which the Company’s majority shareholder is a director, but not a shareholder. Concurrent with the Redsky Contract, the shareholders of Baorun China entered into a Share Exchange Agreement (the “Exchange Agreement”) with International Imaging Systems, Inc. (“IIS”), a Delaware company that is subject to the reporting requirements of the US Securities and Exchange Commission. Pursuant to the terms of the Exchange Agreement, the shareholder of Baorun China transferred all of their outstanding common shares in exchange for the issuance of 23,954,545 shares of IIS common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became a wholly-owned subsidiary of IIS, with the Shareholders of China Baorun acquiring approximately 94% of the issued and outstanding stock of IIS, effectively obtaining operational and management control of IIS.

As mentioned in the prior paragraph the Company entered into the Redsky Contract concurrent with the Exchange Agreement. Under the terms of the Redsky Contract the Company has enabled Redsky Industrial to secure significant rights to influence the Company’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by the Company. In addition, to ensure that the Company and their shareholders perform certain obligations under the Redsky Contract, the Company’s shareholders have pledged to Redsky Industrial all of their equity interests in the Company. Neither Redsky Industrial, nor Baorun China or IIS, have an equity interest in the Company. Under current PRC rules, with regards to corporate ownership of domestic companies, the ownership of companies operating in the finished oil industry is restricted to domestic Chinese companies. Accordingly, Redsky Industrial established the Redsky Contract, a contractual relationship under PRC regulations, to achieve the benefits that would have resulted with an equity interest in the Company.

The Exchange Agreement is deemed to be a reverse acquisition, in accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission. In this transaction, IIS (the legal acquirer of Baorun China) is considered the accounting acquiree, and Baorun China (the legal acquiree of IIS) is considered the accounting acquirer, with Baorun China effectively assuming control of IIS. As Baorun China owns Redsky Industrial, which will effectively control the Company, the Company is deemed a subsidiary of Baorun China, a legal subsidiary of IIS controlled by the shareholders of Baorun China. Based on the Company’s contractual relationship with Redsky Industrial, they have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Under FIN 46 (R), subsequent to the Redsky Contract and the Exchange Agreement, the Company is to be presented as a consolidated subsidiary of IIS.

Concurrent with the Share Exchange, IIS also entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor. (the “Investor”) for the sale of securities, consisting of (i) 1,000,000 shares of IIS’s Series A convertible preferred stock (the “Preferred Shares”), (ii) a series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00, and (iii) a Series A-2 warrant to purchase 2,272,728 shares of the Company’s common at an exercise price of US$4.40 (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000 (the “Financing”). Each Preferred Share is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of the liquidation preference amount per Preferred share, or $10.00, divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock if all 1,000,000 shares of Preferred Shares converted.

b.)
On November 14, 2007, IIS formed a corporation under the laws of the State of Delaware called China Bio Energy Holding Group Co., Ltd. (“Merger Sub”) and on November 14, 2007, acquired one hundred shares of Merger Sub’s common stock. As such, Merger Sub became a wholly-owned subsidiary of IIS.

On November 15, 2007, Merger Sub was merged with and into IIS. As a result of the merger, the corporate name of IIS was changed to “China Bio Energy Holding Group Co., Ltd.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub then ceased. IIS was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the IIS.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.
(formerly known as International Imaging Systems, Inc.)
Index to Unaudited Pro Forma Combined Financial Statements

Pages

Introduction to Unaudited Pro Forma Combined Financial	F-93

Unaudited Pro Forma Combined Balance Sheet - September 30, 2007	F-94

Notes to Unaudited Pro Forma Combined Financial Statements	F-95

CHINA BIO ENERGY HOLDING GROUP, CO. LTD.
(formerly known as International Imaging Systems, Inc.)
Introduction to Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of International Imaging Systems, Inc. (“IIS”) having entered into a Share Exchange Agreement (the “Exchange Agreement”), on October 23, 2007, with Baorun China Group Limited, a company organized under the laws of Hong Kong (“Baorun China”), together with the shareholders of Baorun China (the “Shareholders”) who are the Redsky Group Limited (“Redsky Group”) a British Virgin Island (“BVI”) Company and Princeton Capital Group LLP, a New Jersey limited liability partnership. The Shareholders together own shares constituting 100% of the issued and outstanding ordinary shares of Baorun China (the “Baorun Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to IIS all of the Baorun Shares in exchange for the issuance of 23,954,545 (the “Shares”) shares of IIS common stock (the “Share Exchange’). As a result of the Share Exchange, Baorun China became a wholly-owned subsidiary of IIS, with the Shareholders of China Baorun acquiring approximately 94% of the issued and outstanding stock of IIS, effectively obtaining operational and management control of IIS. Baorun China was established in September 2007 by Redsky Group Limited. Subsequent to the establishment of Baorun China, they formed Redsky Industrial (Xi’an) Co., Ltd. (“Redsky China”) a company incorporated under the laws of the People’ Republic of China (“PRC”). Redsky China has executed a series of exclusive contractual agreements with Xi’an Baorun Industrial Development Co. Ltd. (“Xi’an Baorun”), a PRC company that operates in the development, exploration, production and distribution of bio-diesel and the wholesaling and processing of heavy oil and finished oil products. By utilizing several scientific innovations and technologies, Xi’an Baorun is able to make use of vegetable oils, animal oils, and the excess waste oils and waste extracts to produce environmentally-friendly bio-diesel products. As a result of Redsky China’s having entered into the series of exclusive contractual agreements with Xi’an Baorun, IIS has secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangement, the Xi’an Baorun shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. Redsky China, nor China Baorun or IIS, have an equity interest in Xi’an Baorun. Under current PRC rules, with regards to corporate ownership of domestic companies, the ownership of companies operating in the finished oil industry is restricted to domestic Chinese companies. Accordingly, Redsky China established the series of exclusive contractual agreements, under PRC regulations, to achieve the benefits that would have resulted with an equity interest in Xi’an Baorun.

On November 14, 2007, IIS formed a corporation under the laws of the State of Delaware called China Bio Energy Holding Group Co., Ltd. ("Merger Sub") and on November 14, 2007, acquired one hundred shares of Merger Sub's common stock. As such, Merger Sub became a wholly-owned subsidiary of IIS.

On November 15, 2007, Merger Sub was merged with and into IIS. Pursuant to the terms of that certain Agreement and Plan of Merger by and between Merger Sub and IIS, as a result of the merger, the corporate name of IIS was changed to “China Bio Energy Holding Group Co., Ltd.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub then ceased. IIS was the surviving corporation in the merger and, except for the name change there was no change in the directors, officers, capital structure or business of IIS.

For accounting purposes, the Exchange Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the transaction has been treated as a recapitalization of Baorun China, with Baorun as the acquirer. The shares issued in the transaction are treated as being issued for cash and are shown as outstanding for all periods presented in the same manner as for a stock split. Pro forma information is only presented for the balance sheet, as on the date of the Exchange Agreement, IIS was considered a public shell and accordingly, the transaction was not considered a business combination. In these Pro Forma Combined Financial Statements, hereafter the reference to IIS, Baorun China, Redsky Group, Redsky China, and Xi’an Baorun are referred to as the “Company”, unless specific reference is made to that entity.

Concurrent with the Share Exchange, the Company also entered into a securities purchase agreement (the “Purchase Agreement”) with one accredited investor. (the “Investor”) for the sale of securities, consisting of (i) 1,000,000 shares of the Company’s Series A convertible preferred stock (the “Preferred Shares”), (ii) a series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00, and (iii) a Series A-2 warrant to purchase 2,272,728 shares of the Company’s common at an exercise price of US$4.40 (the Series A-1 and Series A-2 warrants, collectively the “Warrants”), for aggregate gross proceeds equal to $10,000,000 (the “Financing”). Each Preferred Share is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of the liquidation preference amount per Preferred share, or $10.00, divided by the conversion price, which initially is $2.20 per share, subject to certain adjustments, or approximately 4,545,455 shares of common stock if all 1,000,000 shares of Preferred Shares converted.

In connection with the Financing, the Company also entered into a registration rights agreement (the “Financing Registration Rights Agreement”) with the Investor in which we agreed to file a registration statement (the “Financing Registration Statement”) with the Securities and Exchange Commission to register the shares of common stock underlying the Preferred Shares (the “Conversion Shares”)on the day that is the 45th day following the later of (i) sixty (60) days following the sale of all of the securities included in the Insider Registration Statement, and (ii) six (6) months following the effective date of the Insider Registration Statement, or any subsequent registration statement with respect thereto, or such earlier date as permitted by the SEC. The Company has agreed to use their best efforts to have the Financing Registration Statement declared effective within 105 calendar days of the filing of the Financing Registration Statement, or 135 calendar days of such filing. The Company will pay liquidated damages of 1% of the dollar amount of the Preferred Shares sold in the Financing per month, payable in cash, up to a maximum of 10%, if the Financing Registration Statement is not filed and declare effective within the foregoing time periods. However, the Company will not be required to pay any liquidated damages in the event the SEC does not permit all of the Conversion Shares to be included in a Registration Statement because of its application of Rule 415.

The unaudited pro forma combined balance sheet as of September 30, 2007 assumes that the Exchange Agreement and the Purchase Agreement were consummated on September 30, 2007. The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position would have been had the Exchange Agreement and the Purchase Agreement occurred as of September 30, 2007, nor is it indicative of future financial position. You should not rely on this information as being indicative of the historical result that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Agreement and the Purchase Agreement are consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma balance sheet should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of IIS and Xi’an Baorun.

CHINA BIO ENERGY HOLDING GROUP, CO. LTD.
(formerly known as International Imaging Systems, Inc.)
Proforma Balance Sheet
September 30, 2007

				China Bio
				Energy
				Holding
				Group Co., Ltd
	Xi'an			(formerly
	Baorun	Redsky	Baorun	known as
	Industrial	Industrial	China	International
	Development	(Xi'an)	Group	Imaging		Proforma	Proforma
	Co., Ltd.	Co., Ltd.	Limited	Systems, Inc.)		Adjustments	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
ASSETS

Current Assets
Cash	$456,503	$-	$-	$79,950	(2)	$10,000,000	$10,536,453
Accounts receivable, net	6,989,194	-	-	-		-	6,989,194
Other receivable	242,647	-	-	-		-	242,647
Advance to suppliers	3,052,842	-	-	-		-	3,052,842
Inventory	11,782,610	-	-	-		-	11,782,610
Due from related party	113,647	-	-	-		-	113,647
Advance to shareholders	-	-	-	-		-	-
Deferred expenses	44,381	-	-	-		-	44,381
Restricted cash	1,065,559	-	-	-		-	1,065,559
Total current assets	23,747,383	-	-	79,950		10,000,000	33,827,333

Plant and Equipment, net	710,939	-	-	-		-	710,939
Construction in Progress	2,996,914	-	-	-		-	2,996,914
	$27,455,236	$-	$-	$79,950		$10,000,000	$37,535,186

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,573,495	$-	$-	$36,461		$-	$1,609,956
Advance from customers	78,651	-	-	-		-	78,651
Notes payable	1,730,841	-	-	-		-	1,730,841
Advance from shareholder	27,401	-	-	-		-	27,401
Other payable	506,419	-	-	-		-	506,419
Consumption taxes payable	539,144	-	-	-		-	539,144
Short-term loans	1,664,270	-	-	-		-	1,664,270
Current portion of long-term notes payable	48,900	-	-	-		-	48,900
Total current liabilities	6,169,121	-	-	36,461		-	6,205,582

Long-term notes payable	58,874	-	-	-		-	58,874
Total Liabilities	6,227,995	-	-	36,461		-	6,264,456

Stockholders' Equity (Deficit):
Preferred stock, Par value $.001 per share;
1,000,000 shares authorized,
-0- shares issued and outstanding	-	-	-	-	(2)	1,000	1,000
Common stock, Par value $.001 per share;
79,000,000 shares authorized,
1,466,573 shares issued and outstanding	-	-	-	147	(1)	23,955	24,102
Common stock, Par value $1 per share;
10,000 shares authorized, 10,000 share
issued and outstanding	-	-	1,280	-	(4)	(1,280)	-
Additional paid-in-capital				1,719,997	(1,2,3,4)	10,835,902	12,555,899
Members Equity	2,536,232	-	-	-	(4)	(2,536,232)	-
Retained earnings (accumulated deficit)	17,560,308	-	(1,280)	(1,579,079)	(3)	1,579,079	17,559,028
Deficit accumulated during the development stage	-	-	-	(97,576)	(3)	97,576	-
Accumulated other comprehensive income	1,130,701	-	-	-		-	1,130,701
Total Stockholders’ Equity (Deficit)	21,227,241	-	-	43,489		10,000,000	31,270,730
	$27,455,236	$-	$-	$79,950		$10,000,000	$37,535,186

See notes to pro forma financial statements.

CHINA BIO ENERGY HOLDING GROUP, CO. LTD.
(formerly known as International Imaging Systems, Inc.)
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
September 30, 2007

The Exchange Agreement, entered into on October 23, 2007, is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, International Imaging Systems, Inc. (the “IIS”) (the legal acquirer of Baorun China) is considered the accounting acquiree and Baorun China Group Limited, a company organized under the laws of the Hong Kong (“Baorun China”) (the legal acquiree of IIS) is considered the accounting acquirer. The consolidated Balance Sheet of the combined entity will in substance be those of Baorun China, with the assets and liabilities, and revenues and expenses, of IIS being included effective from the date of consummation of the Exchange Agreement. IIS is deemed to be a continuation of the business of Baorun China. The outstanding stock of IIS prior to the Exchange Agreement will be accounted for at their net book value and no goodwill will be recognized. As of September 30, 2007, IIS had 1,466,573 common shares issued and outstanding. These shares are reflected as the recapitalization of IIS, as a result of the reverse merger. These outstanding shares are accounted for at the net book value of IIS prior to the Exchange Agreement or $43,489. As a result of the Exchange Agreement, Baorun China became a wholly-owned subsidiary of IIS, or the Company, and the shareholders of Baorun China acquired approximately 94% of IIS’s issued and outstanding common stock with the issuance of 23,954,545 IIS common shares. The management of IIS and the current 1,466,573 share holders of IIS as of September 30, 2007 will no longer have effective control of IIS, or the Company, subsequent to the Exchange Agreement. In addition to, and concurrent with the Exchange Agreement, the Company entered into a Purchase Agreement, whereby they sold to one accredited investor 1,000,000 shares of their Series A Preferred Stock. If the Preferred Shares should convert to common shares, the existing 1,466,573 common shareholders of the company as of September 30, 2007, will see a further dilution of their ownership of the common shares of the company. Subsequent to the Exchange Agreement, the existing common stockholders of the company saw their 100% interest in the company common stock reduced to approximately 5%, with a potential further reduction if all Preferred Shares should convert.

The Company does not have an equity interest in Xi’an Baorun, as current PRC regulations restrict ownership of companies operating in the finished oil industry to domestic Chinese entities. The Company has entered into the series of exclusive contractual agreements with Xi’an Baorun, through their acquisition of their Hong Kong subsidiary Baorun China, which has established Redsky China, a Chinese subsidiary, which ultimately entered into these contractual agreements with Xi’an Baorun. As a result of Redsky China’s contractual relationship with Xi’an Baorun, IIS has secured significant rights to influence Xi’an Baorun’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive 100% of income earned by Xi’an Baorun. In addition, to ensure that Xi’an Baorun and its shareholders perform certain obligations under their contractual arrangements, the Xi’an Baorun shareholders have pledged to Redsky China all of their equity interests in Xi’an Baorun. Based on the Company’s contractual relationship with Xi’an Baorun, they have determined a variable interest entity has been created in accordance with FASB Interpretations - FIN 46(R): Consolidation of Variable Interest Entities (as amended) (“FIN 46 (R)”). Under FIN 46 (R), Xi’an Baorun is presented as a consolidated subsidiary of the Company.

Subsequent to the Exchange Agreement, on November 14, 2007, IIS formed a corporation under the laws of the State of Delaware called China Bio Energy Holding Group Co., Ltd. ("Merger Sub") and on November 14, 2007, acquired one hundred shares of Merger Sub's common stock. As such, Merger Sub became a wholly-owned subsidiary of IIS. On November 15, 2007, Merger Sub was merged with and into IIS. Pursuant to that certain Agreement and Plan of Merger by and between Merger Sub and IIS, as a result of the merger, the corporate name of IIS was changed to “China Bio Energy Holding Group Co., Ltd.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger, the separate existence of Merger Sub then ceased. IIS was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the IIS.

Unaudited pro forma adjustments reflect the following transaction:

1)	To reflect the acquisition of Baorun China, through the issuance of 23,954,545 shares of the Company in accordance with the Exchange Agreement

Additional paid-in-capital	23,955
Common stock, at par		23,955

2)
To reflect the Purchase Agreement, to be consummated concurrently with the Exchange Agreement. Under the terms of the Purchase Agreement the Company sold to an investor (the “Investor”) 1,000,000 shares of Series A convertible preferred stock for $10,000,000 and the investor received a Series A-1 warrant to purchase 3,409,091 shares of the Company’s common stock at an exercise price of US$3.00, and a Series A-2 warrant to purchase shares 2,272,728 shares of the Company’s common at an exercise price of US$4.40.

Cash	10,000,000
Series A convertible preferred stock, at par		1,000
Additional paid-in-capital		9,999,000

3)	To recapitalize the Company, (or reverse merger), through the elimination of IIS accumulated deficit and their deficit accumulated during their development stage into additional paid-in-capital.

Additional paid-in-capital	1,676,655
Accumulated deficit - IIS		1,579,079
Deficit accumulated during the development stage		97,576

4)	To consolidate the equity of Xi’an Baorun and Baorun China, through its elimination, into the Company

Members Equity - Xi’an Baorun	2,536,232
Common stock - Baorun China, at par	1,280
Additional paid-in-capital		2,537,512

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.
2,631,269 Shares Common Stock CHINA BIOENERGY HOLDING GROUP CO., LTD. Prospectus ________________ ____

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$333.22

Printing and Engraving Expenses	-0-

Legal Fees and Expenses	100,000

Accounting Fees and Expenses	6,000

Miscellaneous	-0-

Total	$106,333.22

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

On October 23, 2007, we consummated a private sale of our securities to one accredited investor, consisting of 1,000,000 shares of our Series A Convertible Stock, a Series A-1 warrant to purchase 3,409,091 shares of our common stock at an exercise price of US$3.00 per share and a Series A-2 warrant to purchase 2,272,728 shares of our common stock at an exercise price of US$4.40 per share, for aggregate gross proceeds equal to $10,000,000.

On August 10, 2007, we completed the private placement of 450,000 units which results in gross proceeds to the Company of $75,000 to accredited investors. Each unit consists of one (1) share of common stock and a warrant to purchase one (1) additional common shares. The warrants have an exercise price of $1.15 per share and expire in 5 years.

On March 23, 2007, we issued 20,000 shares of our common stock to our chief financial officer as payment of accrued compensation in the amount of $2,600.

On March 20, 2007, we issued 6,300,000 shares of our common stock to eight shareholders upon conversion of 63,000 shares of preferred stock.

On November 3, 2006, we completed the sale of 225,000 shares of authorized, previously unissued Series A Convertible Preferred Stock for gross cash proceeds of $123,750 or $0.55 per share to accredited investors.

On March 9, 2006, we issued an aggregate of 460,000 restricted shares of our common stock, par value $.001 per share, to five accredited investors in exchange for promissory notes in the aggregate principal amount of $230,000 issued to such investors during 2003 by our formerly wholly-owned subsidiary, Advanced Imaging Systems, LLC, in accordance with the terms of such notes.

On September 21, 2005 and February 24, 2006, we issued 210,000 and 400,000 restricted shares, respectively, of our common stock, par value $.001 per share, to five accredited investors in exchange for promissory notes in the aggregate principal amount of $305,000 issued to such investors during 2003 by our formerly wholly-owned subsidiary, Advanced Imaging Systems, LLC, in accordance with the terms of such notes.

On July 29, 2005, we sold an aggregate of 225,000 restricted shares of our common stock, par value $.001 per share, to three accredited investors, and on August 9, 2005, we sold 80,000 restricted shares of our common stock to an accredited investor in private transactions pursuant to subscription agreements between each such investor and us. The investors paid $.10 per share, for aggregate gross proceeds of $30,500. These sales were the first and second closing of a private placement of up to 1,500,000 restricted shares of our common stock authorized by our board of directors.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement dated as of October 23, 2007. (1)
2.2	Agreement and Plan of Merger, dated November 15, 2007. (2)
3.1	Certificate of Correction filed on July 24, 2007. (3)
3.1	Certificate of Amendment filed on June 11, 2007. (4)
3.1	Articles of Incorporation. (5)
3.1	Certificate of Amendment to Articles of Incorporation. (6)
3.1	Certificate of Ownership and Merger, dated November 15, 2007. (2)
3.1*	Certificate of Incorporation of China Bio Energy Holding Group Co., Ltd.
3.2	By-laws. (5)
4.1	Form of Warrant. (1)
4.2	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. (1)
5.1*	Opinion of Loeb & Loeb regarding legality of the securities.
10.1	Securities Purchase Agreement, dated as of October 23, 2007. (1)
10.2	Insider Registration Rights Agreement, dated as of October 23, 2007. (1)
10.3	Financing Registration Rights Agreement, dated as of October 23, 2007. (1)
10.4	Share Escrow Agreement, dated as of October 23, 2007. (1)
10.5	Pubic Relations Escrow Agreement, Dated as of October 23, 2007. (1)
10.6*	Exclusive Business Cooperation Agreement by and between Redsky China and Xi’an Baorun , dated as of October 19, 2007.
10.7*	Exclusive Option Agreement by and between Gao Xincheng and Xi’an Boarun, dated as of October 19, 2007.
10.8*	Exclusive Option Agreement by and between Gao Huiling and Xi’an Boarun, dated as of October 19, 2007.
10.9*	Exclusive Option Agreement by and between Liu Yunlong and Xi’an Boarun, dated as of October 19, 2007.
10.10*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Gao Xincheng, dated as of October 19, 2007.
10.11*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Gao Huiling, dated as of October 19, 2007.
10.12*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Liu Yunlong, dated as of October 19, 2007.
10.13*	Incentive Option Agreement by and between Redsky and Gao Xincheng, dated as of October 19, 2007.
16.1	Letter of Thomas W. Klash, CPA regarding change in certifying accountant. (7)
21*	List of Subsidiaries.
23.1+	Consent of Sherb & Co., LLP.
23.2*	Consent of Loeb & Loeb LLP (included in the opinion filed as Exhibit 5.1).
23.3+	Consent of Thomas W. Klash, CPA.

________________
+ Filed herewith.
* Previously filed.

(1) Incorporated by reference to the Company’s Form 8-K filed on October 29, 2007.
(2) Incorporated by reference to the Company’s Form 8-K filed on November 23, 2007.
(3) Incorporated by reference to the Company’s Form 10-QSB filed on November 13, 2007.
(4) Incorporated by reference to the Company’s Form 10-QSB filed on August 3, 2007.
(5) Incorporated by reference to the Company’s Registration Statement on Form 10-SB.
(6) Incorporated by reference to the Company’s Definitive Information Statement filed on September 19, 2003.
(7) Incorporated by reference to the Company’s Form 8-K filed on November 28, 2007.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-1 and has authorized this Amendment No. 1 to Form S-1 to be signed on its behalf by the undersigned in the City of Xi'an, People's Republic of China, on January 28, 2008.

CHINA BIO ENERGY HOLDING GROUP CO., LTD.

By:	/s/ Gao Xincheng
Name: Gao Xincheng
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gao Xincheng	Chairman, Chief Executive Officer and President	January 28, 2008
Gao Xincheng	(Principal Executive Officer)

/s/ Li Gaihong	Chief Financial Officer (Principal Financial Officer)	January 28, 2008
Li Gaihong	and Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement dated as of October 23, 2007. (1)
2.2	Agreement and Plan of Merger, dated November 15, 2007. (2)
3.1	Certificate of Correction filed on July 24, 2007. (3)
3.1	Certificate of Amendment filed on June 11, 2007. (4)
3.1	Articles of Incorporation. (5)
3.1	Certificate of Amendment to Articles of Incorporation. (6)
3.1	Certificate of Ownership and Merger, dated November 15, 2007. (2)
3.1*	Certificate of Incorporation of China Bio Energy Holding Group Co., Ltd.
3.2	By-laws. (5)
4.1	Form of Warrant. (1)
4.2	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. (1)
5.1*	Opinion of Loeb & Loeb regarding legality of the securities.
10.1	Securities Purchase Agreement, dated as of October 23, 2007. (1)
10.2	Insider Registration Rights Agreement, dated as of October 23, 2007. (1)
10.3	Financing Registration Rights Agreement, dated as of October 23, 2007. (1)
10.4	Share Escrow Agreement, dated as of October 23, 2007. (1)
10.5	Pubic Relations Escrow Agreement, Dated as of October 23, 2007. (1)
10.6*	Exclusive Business Cooperation Agreement by and between Redsky China and Xi’an Baorun , dated as of October 19, 2007.
10.7*	Exclusive Option Agreement by and between Gao Xincheng and Xi’an Boarun, dated as of October 19, 2007.
10.8*	Exclusive Option Agreement by and between Gao Huiling and Xi’an Boarun, dated as of October 19, 2007.
10.9*	Exclusive Option Agreement by and between Liu Yunlong and Xi’an Boarun, dated as of October 19, 2007.
10.10*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Gao Xincheng, dated as of October 19, 2007.
10.11*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Gao Huiling, dated as of October 19, 2007.
10.12*	Equity Pledge Agreement by and among Redsky China, Xi’an Baorun and Liu Yunlong, dated as of October 19, 2007.
10.13*	Incentive Option Agreement by and between Redsky and Gao Xincheng, dated as of October 19, 2007.
16.1	Letter of Thomas W. Klash, CPA regarding change in certifying accountant. (7)
21*	List of Subsidiaries.
23.1+	Consent of Sherb & Co., LLP.
23.2*	Consent of Loeb & Loeb LLP (included in the opinion filed as Exhibit 5.1).
23.3+	Consent of Thomas W. Klash, CPA.

________________
+ Filed herewith.
* Previously filed.

(1) Incorporated by reference to the Company’s Form 8-K filed on October 29, 2007.
(2) Incorporated by reference to the Company’s Form 8-K filed on November 23, 2007.
(3) Incorporated by reference to the Company’s Form 10-QSB filed on November 13, 2007.
(4) Incorporated by reference to the Company’s Form 10-QSB filed on August 3, 2007.
(5) Incorporated by reference to the Company’s Registration Statement on Form 10-SB.
(6) Incorporated by reference to the Company’s Definitive Information Statement filed on September 19, 2003.
(7) Incorporated by reference to the Company’s Form 8-K filed on November 28, 2007.